Exhibit 2.1

CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NANOMETRICS INCORPORATED,

RUDOLPH TECHNOLOGIES, INC.,

AND

PV EQUIPMENT INC.

dated as of June 23, 2019

i

(continued)

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Exhibits:

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Amended and Restated Bylaws of the Surviving Corporation

Exhibit C	Form of Amended and Restated Nanometrics Charter

Exhibit D	Form of Amended and Restated Nanometrics Bylaws

Schedules:

Schedule 6.1(a)(i)	Access to Rudolph Personnel

Schedule 6.1(a)(ii)	Access to Nanometrics Personnel

Schedule 7.1(d)	Certain Antitrust Laws

Nanometrics Disclosure Letter

Rudolph Disclosure Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 23, 2019 (this “Agreement”), is made by and among Nanometrics Incorporated, a Delaware corporation (“Nanometrics”), Rudolph Technologies, Inc., a Delaware corporation (“Rudolph”), and PV Equipment Inc., a Delaware corporation and a direct wholly owned subsidiary of Nanometrics (“Merger Sub”). Nanometrics, Merger Sub, and Rudolph each are sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement but not otherwise defined herein shall be given the meanings ascribed to them in Section 9.5.

Recitals

A.    The Parties wish to effect a business combination through the merger of Merger Sub with and into Rudolph, with Rudolph being the surviving entity (the “Merger”);

B.    In connection with the Merger, each outstanding share of common stock, $0.001 par value per share, of Rudolph (“Rudolph Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Rudolph Common Stock to be cancelled in accordance with Section 2.1(b)) will be automatically converted into the right to receive 0.8042 (the “Exchange Ratio”) shares of common stock, $0.001 par value per share, of Nanometrics (“Nanometrics Common Stock”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

C.    The board of directors of Rudolph (together with any duly constituted and authorized committee thereof, the “Rudolph Board of Directors”) has unanimously approved the Merger and the other transactions contemplated by this Agreement (the Merger and such other transactions, collectively, the “Transactions”), approved this Agreement and declared its advisability, and resolved to recommend that Rudolph’s stockholders adopt this Agreement (the “Rudolph Board Recommendation”) pursuant to Section 251 of the DGCL;

D.    The board of directors of Nanometrics (together with any duly constituted and authorized committee thereof, the “Nanometrics Board of Directors”) has unanimously approved the Merger and the other Transactions and this Agreement and resolved to recommend that Nanometrics’s stockholders approve the issuance of shares of Nanometrics Common Stock contemplated by this Agreement and adopt the amendments to the Nanometrics Governing Documents contemplated by this Agreement (the “Nanometrics Board Recommendation”);

E.    The board of directors of Merger Sub has approved this Agreement and declared its advisability, and Nanometrics, as the sole stockholder of Merger Sub, has adopted this Agreement effective as of immediately after the execution and delivery of this Agreement;

F.    The Parties intend that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Rudolph, Merger Sub and Nanometrics will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

G.    The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and prescribe certain conditions to the Merger.

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub will be merged with and into Rudolph, whereupon the separate existence of Merger Sub will cease and Rudolph will continue as the surviving entity in the Merger (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Nanometrics. The Merger will have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2    Closing. The closing of the Merger (the “Closing”) will take place at 7:00 a.m., Pacific Time, at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94123 on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by Nanometrics and Rudolph. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.3    Effective Time. On the Closing Date, the Parties will cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by Rudolph or Merger Sub under the DGCL in connection with the Merger. The Merger will become effective on such date and at such time as the Certificate of Merger is duly filed with the DSOS or on such other date and at such other time as may be agreed to by Nanometrics and Rudolph and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4    Certificate of Incorporation; Bylaws. At the Effective Time and subject to Section 6.4, the certificate of incorporation of Rudolph will be amended and restated in its entirety to read as set forth on Exhibit A. At the Effective Time and subject to Section 6.4, the bylaws of Rudolph will be amended and restated in its entirety to read as set forth on Exhibit B until thereafter amended as provided by such bylaws, the certificate of incorporation of the Surviving Corporation or the DGCL.

Section 1.5    Corporate Offices. Following the Effective Time, the headquarters for Nanometrics and the Surviving Corporation and their combined businesses initially will be located in Wilmington, Massachusetts, with an operations office maintained in Milpitas, California.

Section 1.6    Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation serving until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation serving until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Prior to the Effective Time, Rudolph shall use its reasonable best efforts to cause each member of the Rudolph Board of Directors to execute and deliver a letter effectuating his or her resignation as a director of the Rudolph Board of Directors (and, to the extent reasonably requested by Nanometrics, each of the Rudolph Subsidiaries) effective upon the Effective Time.

ARTICLE II

EFFECTS ON CAPITAL STOCK; EXCHANGE OF SECURITIES

Section 2.1    Effects on Capital Stock.

(a)    Conversion of Rudolph Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, of holders of any securities of Rudolph or of Merger Sub or of any other Person, subject to Section 2.1(d), Section 2.4 and Section 2.5, each share of Rudolph Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Rudolph Common Stock to be cancelled in accordance with Section 2.1(b)) will be automatically converted into the right to receive that number of fully paid and nonassessable shares of Nanometrics Common Stock equal to the Exchange Ratio (such shares of Nanometrics Common Stock, the “Per Share Merger Consideration”). From and after the Effective Time, all such shares of Rudolph Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each applicable holder of such shares of Rudolph Common Stock will cease to have any rights with respect thereto, except the right to receive, upon the surrender of Certificates or Book-Entry Shares in accordance with Section 2.2, the Per Share Merger Consideration and any cash in lieu of any fractional shares of Nanometrics Common Stock pursuant to Section 2.5 (the “Fractional Share Consideration”) into which such shares of Rudolph Common Stock have been converted pursuant to this Section 2.1(a), together with the amounts, if any, payable pursuant to Section 2.2(f). All shares of Nanometrics Common Stock issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms hereof (including any Fractional Share Consideration and any amounts payable pursuant to Section 2.2(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Rudolph Common Stock represented thereby, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Rudolph Common Stock which were outstanding immediately prior to the Effective Time.

(b)    Cancellation of Rudolph Common Stock. At the Effective Time, all shares of Rudolph Common Stock owned by Rudolph or Nanometrics will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(c)    Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(d)    Adjustment. The Exchange Ratio and the Fractional Share Consideration and any other similarly dependent items, as the case may be, will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Nanometrics Common Stock or shares of Rudolph Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Nanometrics Common Stock or shares of Rudolph Common Stock outstanding after the date hereof and prior to the Effective Time in order to provide the holders of Rudolph Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2    Payment for Securities; Surrender of Certificates.

(a)    Exchange Fund. Prior to the Effective Time, Nanometrics will designate a bank or trust company reasonably acceptable to Rudolph to act as the exchange agent in connection with the Merger (the “Exchange Agent”). At or promptly after the Effective Time, Nanometrics will deposit, or cause to be deposited, with the Exchange Agent (i) a sufficient number of shares of Nanometrics Common Stock (whether represented in certificated or non-certificated direct registration form) to issue the aggregate Per Share Merger Consideration and (ii) cash sufficient to make payments of Fractional Share Consideration. All such cash and shares of Nanometrics Common Stock that are deposited with the Exchange Agent, together with any cash deposited with the Exchange Agent pursuant to Section 2.2(f), are referred to as the “Exchange Fund.” Nanometrics will cause the Exchange Agent to make delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund will be for the sole benefit of the holders of shares of Rudolph Common Stock. Nanometrics will cause the Exchange Agent not to use the Exchange Fund for any purpose that is not expressly provided for in this Agreement.

(b)    Procedures for Surrender. Promptly after the Effective Time, Nanometrics will, and will cause the Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Rudolph Common Stock (the “Certificates”) or non-certificated shares of Rudolph Common Stock represented by book-entry

(“Book-Entry Shares”) and whose shares of Rudolph Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (1) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) to the Exchange Agent and will be in such form and have such other provisions as Nanometrics may reasonably specify and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) or Book-Entry Shares in exchange for payment of the Per Share Merger Consideration into which such shares of Rudolph Common Stock have been converted pursuant to Section 2.1, together with any Fractional Share Consideration payable in accordance with Section 2.5, and any dividends or other distributions on shares of Nanometrics Common Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Nanometrics or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II for each share of Rudolph Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed within ten business days following the later to occur of (x) the Effective Time or (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) or Book-Entry Share, and the shares represented by such Certificate or Book-Entry Share so surrendered will be forthwith cancelled. The Exchange Agent will accept such Certificates (or affidavits of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent or Nanometrics may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition precedent of payment that (A) the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and (B) the Person requesting such payment has paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or has established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, without interest thereon.

(c)    Transfer Books; No Further Ownership Rights in Shares of Rudolph Common Stock. At the Effective Time, the stock transfer books of Rudolph will be closed and thereafter there will be no further registration of transfers of shares of Rudolph Common Stock on the records of Rudolph. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Rudolph Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; No Liability. At any time following the first anniversary of the Effective Time, Nanometrics will be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that has not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Corporation and Nanometrics (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon.

Notwithstanding the foregoing, none of the Surviving Corporation, Nanometrics, Merger Sub or the Exchange Agent will be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration, dividends, or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof (such affidavit to be in a form reasonably satisfactory to Nanometrics and the Exchange Agent), the Merger Consideration payable in respect thereof and any dividends or other distributions on shares of Nanometrics Common Stock in accordance with Section 2.2(f); provided, however, that the Exchange Agent may, to the extent required by its generally applicable policies or procedures (or to otherwise comply with any applicable Law) and as a condition precedent to the issuance thereof, require the holder of any such lost, stolen or destroyed Certificate to deliver a bond in such form and reasonable and customary amount as the Exchange Agent may direct as indemnity against any claim that may be made with respect to the Certificate alleged to have been lost, stolen or destroyed.

(f)    Dividends or Distributions with Respect to Shares of Nanometrics Common Stock. No dividends or other distributions with respect to shares of Nanometrics Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Nanometrics Common Stock to be issued in exchange therefor, and, prior to the termination of the Exchange Fund pursuant to Section 2.2(d), all such dividends and other distributions will be paid by Nanometrics to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) there will be paid to the holder thereof, without interest, (1) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Nanometrics Common Stock to which such holder is entitled pursuant to this Agreement and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Nanometrics Common Stock.

Section 2.3    Treatment of Rudolph Equity Awards.

(a)    Rudolph Equity Plans. As of the Effective Time, the Rudolph Equity Plans will be assumed by Nanometrics. In addition, as of the Effective Time, Nanometrics will assume all the obligations of Rudolph under the Rudolph Equity Plans and the agreements evidencing Rudolph Stock Options and Rudolph RSU Awards, and the number and kind of shares available for issuance under each Rudolph Equity Plan will be adjusted to reflect shares of Nanometrics Common Stock in accordance with the provisions of the applicable Nanometrics Equity Plan.

(b)    Rudolph Stock Options.

(1)    As of the Effective Time, each outstanding stock option to purchase Rudolph Common Stock (each, a “Rudolph Stock Option”) granted to an individual who is a Continuing Service Provider will be assumed by Nanometrics and converted into a Nanometrics Stock Option in accordance with this Section 2.3(b)(1). Except as otherwise provided in this Section 2.3(b)(1), each such assumed and converted Nanometrics Stock Option will continue to have, and will be subject to, substantially the same terms and conditions as applied to the applicable Rudolph Stock Option immediately prior to the Effective Time (including the term, exercisability and vesting schedule as were applicable to the corresponding Rudolph Stock Option immediately before the Effective Time). As of the Effective

Time, (1) the number of shares of Nanometrics Common Stock underlying each such assumed Nanometrics Stock Option will be equal to the product of (A) the number of shares of Rudolph Common Stock underlying the applicable Rudolph Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number and (2) the per share exercise price for the shares of Nanometrics Common Stock underlying each such assumed Nanometrics Stock Option will be equal to the quotient of (x) the exercise price per share at which such assumed Nanometrics Stock Option was exercisable immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up to the nearest whole cent. The exercise price and the number of shares of Nanometrics Common Stock purchasable under each assumed Nanometrics Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and in a manner consistent with the requirements of Section 424(a) of the Code in the case of Rudolph Stock Options that qualify as “incentive stock options” pursuant to Section 422 of the Code as of immediately prior to the Effective Time.

(2)    As of the Effective Time, each outstanding Rudolph Stock Option that is not assumed pursuant to Section 2.3(b)(1) will be cancelled and converted into the right to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such Rudolph Stock Option from the product of (i) the aggregate number of shares of Rudolph Common Stock subject to such Rudolph Stock Option and (ii) the Merger Consideration Value (subject to any withholding required by applicable Law). Following the Effective Time, any such cancelled Rudolph Stock Option shall solely entitle the holder thereof to the payment described in this Section 2.3(b)(2), which shall be made by the Surviving Corporation or Nanometrics as of, or within five (5) business days following, the Effective Time.

(c)    Rudolph RSU Awards.

(1)    As of the Effective Time, each outstanding award of restricted stock units, including performance stock units, that corresponds to a number of shares of Rudolph Common Stock (each, a “Rudolph RSU Award”) that is not then vested will be assumed by Nanometrics and converted into a restricted stock unit award (or performance stock unit award, as the case may be) corresponding to shares of Nanometrics Common Stock (each, a “Nanometrics RSU Award”). Except as otherwise provided in this Section 2.3(c)(1), each assumed and converted Nanometrics RSU Award will continue to have, and will be subject to, substantially the same terms and conditions as applied to the applicable Rudolph RSU Award immediately prior to the Effective Time (including the vesting and settlement schedule(s) as were applicable to the corresponding Rudolph RSU Award immediately before the Effective Time and taking into account any applicable provisions regarding pre-Effective Time determination of performance, conversion of such awards to time-based awards, and forfeiture of awards that did not satisfy the performance requirements). As of the Effective Time, the number of shares of Nanometrics Common Stock subject to each such assumed Nanometrics RSU Award will be equal to the product of (i) the number of shares of Rudolph Common Stock subject to the applicable Rudolph RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded up or down to the nearest whole share.

(2)    Any share of Rudolph Common Stock underlying a Rudolph RSU Award that is not assumed pursuant to Section 2.3(c)(1), but as to which such underlying share of Rudolph Common Stock has not been issued by the Effective Time, will, after taking into account any reduction in share numbers under the application of performance-based awards, be issued as of immediately prior to the Effective Time and will be treated as a share of Rudolph Common Stock issued and outstanding immediately prior to the Effective Time for purposes of Section 2.1 and shall be entitled to the Per Share Merger Consideration as provided in, and subject to, Section 2.1.

(d)    Prior to the Effective Time, Rudolph will pass resolutions and take all such other steps as are necessary for the treatment of Rudolph Stock Options and Rudolph RSU Awards (collectively, the “Rudolph

Equity Awards”) as contemplated by this Section 2.3. The parties acknowledge that, unless otherwise agreed by the Rudolph service provider, nothing in this Section 2.3 shall affect or modify the treatment of Rudolph Equity Awards as otherwise contemplated by any existing agreement or contract between Rudolph and such Rudolph service provider.

(e)    Nanometrics will reserve for issuance the number of shares of Nanometrics Common Stock that will become subject to the assumed Nanometrics Stock Options and Nanometrics RSU Awards. As soon as practicable following the Closing Date, Nanometrics will file an appropriate Registration Statement on Form S-8 or other appropriate form with respect to the offering of the shares of Nanometrics Common Stock issuable upon vesting of the assumed Nanometrics Stock Options and Nanometrics RSU Awards (the “S-8 Registration Statement”) and will use reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement thereafter for so long as any of such Nanometrics Stock Options and Nanometrics RSU Awards remain outstanding. As soon as practicable following the Closing Date, Nanometrics will deliver to the holders of the assumed Nanometrics Stock Options and Nanometrics RSU Awards appropriate notices setting forth the effect of the Merger on such holders’ rights and describing the treatment of such awards in accordance with this Article II.

(f)    Prior to the Effective Time, Rudolph will take all actions reasonably necessary to (1) terminate the Rudolph ESPP as of immediately prior to the Effective Time and (2) provide that any offering period that would otherwise be in progress on the Closing Date under the Rudolph ESPP (the “Rudolph ESPP Offering Period”) will be shortened by setting a new exercise date no later than the last payroll day prior to the Effective Time (the “Final Purchase Date”). Any shares of Rudolph Common Stock acquired under the Rudolph ESPP prior to or on the Final Purchase Date will be treated as outstanding shares of Rudolph Common Stock for purposes of Section 2.1. Rudolph will provide written notice of the setting of the Final Purchase Date and termination of the Rudolph ESPP at least ten (10) business days prior to the Final Purchase Date, in accordance with the Rudolph ESPP.

(g)    Rudolph and Nanometrics may mutually agree in writing to treat equity compensation held by Rudolph employees subject to non-U.S. Law in another manner to take into account applicable non-U.S. law or Tax or employment considerations; provided that the Parties shall use commercially reasonable efforts to ensure such treatment corresponds as closely as permitted by applicable Law to treatment of equity compensation held by Rudolph employees subject to U.S. Law.

Section 2.4    Withholding. Notwithstanding any other provision of this Agreement, each of the Nanometrics Entities, the Surviving Corporation, and the Exchange Agent will be entitled to deduct and withhold from the consideration or other amounts payable by it pursuant to this Agreement to any Person such amounts as are required to be withheld or deducted with respect to such payments under the Code, or any applicable provisions of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from any recipients of payments hereunder. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5    Fractional Shares.

(a)    No certificates, receipts or scrip representing fractional shares of Nanometrics Common Stock will be issued upon the surrender or transfer for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Nanometrics will relate to such fractional shares of Nanometrics Common Stock, and such fractional shares of Nanometrics Common Stock will not entitle the owner thereof to vote or to any rights of a stockholder of Nanometrics. Each Person who otherwise would be entitled to receive a fractional share of Nanometrics Common Stock in connection with the Merger shall receive, in lieu thereof, an amount in cash (without interest, rounded to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 2.4)) equal to the product obtained by multiplying (i) the fraction of a share to which such Person would otherwise be entitled by (ii) the closing price for a share of Nanometrics Common Stock on Nasdaq on the last complete trading day immediately prior to the Effective Time.

(b)    Nanometrics shall pay to the Exchange Agent an amount in cash in United States dollars, to be deposited promptly (and in any event within one (1) business day) following the Effective Time, sufficient for the Exchange Agent to pay any cash payment required by this Section 2.5.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NANOMETRICS AND MERGER SUB

Except as disclosed in (a) the Nanometrics SEC Reports filed on or after January 1, 2017 and prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any amendment thereto made after the date of this Agreement or any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature); provided that the exception set forth in this clause (a) will not apply to the representations set forth in Section 3.3 or (b) with respect to each section and subsection within this Article III, the corresponding section or subsection of the disclosure letter delivered by Nanometrics to Rudolph immediately prior to the execution of this Agreement (the “Nanometrics Disclosure Letter”) (disclosure of any item in any section or subsection of the Nanometrics Disclosure Letter being deemed disclosure with respect to any other Section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Nanometrics and Merger Sub jointly and severally represent and warrant to Rudolph as set forth below.

Section 3.1    Organization, Power and Subsidiaries.

(a)    Nanometrics is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Merger Sub is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Nanometrics and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect.

(b)    Section 3.1(b) of the Nanometrics Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of Nanometrics (each a “Nanometrics Subsidiary”) as of the date of this Agreement. Each Nanometrics Subsidiary is a direct, or indirect, wholly owned subsidiary of Nanometrics. Each Nanometrics Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect.

Section 3.2    Certificate of Incorporation and Bylaws. Nanometrics has made available to Rudolph a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of Nanometrics, Merger Sub and each other Nanometrics Subsidiary, each as amended to date. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither Nanometrics nor any Nanometrics Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 3.3    Capitalization.

(a)    The authorized capital stock of Nanometrics consists of 47,000,000 shares of Nanometrics Common Stock and 3,000,000 shares of preferred stock, par value $0.001 per share (“Nanometrics Preferred Stock”). All outstanding shares of Nanometrics Common Stock are validly issued, fully paid and nonassessable and are issued free of any preemptive rights. All shares of Nanometrics Common Stock subject to issuance upon the exercise, vesting or conversion of any convertible security will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

(b)    As of the close of business on June 20, 2019:

(1)    24,687,812 shares of Nanometrics Common Stock were issued and outstanding;

(2)    no shares of Nanometrics Common Stock were held by any Nanometrics Subsidiary;

(3)    no shares of Nanometrics Common Stock were held in the treasury of Nanometrics;

(4)    73,294 shares of Nanometrics Common Stock were subject to outstanding Nanometrics Stock Options, of which Nanometrics Stock Options to purchase 72,294 shares of Nanometrics Common Stock were vested;

(5)    138,388 shares of Nanometrics Common Stock were subject to outstanding Nanometrics RSU Awards; and

(6)    no shares of Nanometrics Preferred Stock were issued or outstanding.

(c)    Except pursuant to the Amended and Restated Nanometrics 2003 Employee Stock Purchase Plan (the “Nanometrics ESPP”) with respect to participation elections, for changes since the date specified in Section 3.3(b) resulting from the exercise or vesting of Nanometrics Equity Awards outstanding on such date, or actions taken after the date of this Agreement in compliance with Section 5.1, there are no outstanding (1) options, warrants or other Contracts of Nanometrics or any Nanometrics Subsidiary relating to the issued or unissued capital stock of Nanometrics or any Nanometrics Subsidiary or obligating Nanometrics or any Nanometrics Subsidiary to issue, grant or sell any shares of capital stock of, or other equity interests in, Nanometrics or any Nanometrics Subsidiary (or any security or right convertible into or exchangeable or exercisable for any such shares or other equity interests), (2) shares of capital stock of, or other voting securities or ownership interests in, Nanometrics or (3) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in Nanometrics or any Nanometrics Subsidiary (the items in clauses (1) through (3) being referred to collectively as the “Nanometrics Securities”), other than as described in Section 3.3(b). There are no voting trusts or other Contracts to which Nanometrics or any Nanometrics Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, Nanometrics or any Nanometrics Subsidiary. Section 3.3(c) of the Nanometrics Disclosure Letter contains, as of June 20, 2019, a complete and correct list of each outstanding Nanometrics Equity Award, including (A) the employee identification number of the holder of such Nanometrics Equity Award, (B) the date of grant, (C) if applicable, the date of expiration, (D) the number of shares of Nanometrics Common Stock subject to such award as of the date of this Agreement, (E) for each Nanometrics Stock Option, the exercise price, (F) the vesting schedule (including any rights to acceleration of vesting) and any right to exercise unvested options and (G) the number of shares of Nanometrics Common Stock subject to such award that are vested and unvested as of the date of this Agreement.

(d)    There are no outstanding contractual obligations of Nanometrics or any Nanometrics Subsidiary to repurchase, redeem or otherwise acquire any shares of Nanometrics Common Stock or any other Nanometrics

Securities or any capital stock of any Nanometrics Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Nanometrics Subsidiary or any other Person that would, individually or in the aggregate, be material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole. Each outstanding share of capital stock (or other equity interest) of each Nanometrics Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share (or other equity interest) is owned by Nanometrics or another Nanometrics Subsidiary free and clear of all Encumbrances or Contracts or other limitations on Nanometrics’s or any Nanometrics Subsidiary’s voting rights. None of the outstanding shares of Nanometrics Common Stock or the outstanding shares of capital stock (or other equity interests) of any Nanometrics Subsidiary have been issued in violation of any securities laws. There are no accrued and unpaid dividends or distributions with respect to any outstanding shares of capital stock (or other equity interests) of Nanometrics or any Nanometrics Subsidiary.

Section 3.4    Authority.

(a)    Each of Nanometrics and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Nanometrics Stockholder Approval, to consummate the Transactions, including the Merger. Assuming the accuracy of Rudolph’s representations and warranties set forth in Section 4.26, the execution, delivery and performance of this Agreement by Nanometrics and Merger Sub and the consummation by Nanometrics and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Nanometrics or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (1) receipt of the Nanometrics Stockholder Approval, (2) the filing of the Amended and Restated Nanometrics Charter with the DSOS and (3) the filing of the Certificate of Merger with the DSOS). This Agreement has been duly and validly executed and delivered by Nanometrics and Merger Sub and, assuming due authorization, execution and delivery by Rudolph, constitutes a legal, valid and binding obligation of each of Nanometrics and Merger Sub, enforceable against each of Nanometrics and Merger Sub in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    The Nanometrics Board of Directors has unanimously adopted resolutions (1) determining that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Nanometrics and its stockholders, (2) approving and declaring advisable this Agreement and the Transactions, (3) directing that the issuance of shares of Nanometrics Common Stock contemplated by this Agreement and the Amended and Restated Nanometrics Charter be submitted to the stockholders of Nanometrics for approval and adoption, respectively, and (4) subject to Section 5.3, resolving to make the Nanometrics Board Recommendation.

(c)    The board of directors of Merger Sub adopted resolutions (1) determining that the Merger is fair to, and in the best interests of, Merger Sub and its stockholder and (2) approving and declaring advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL).

Section 3.5    No Conflicts; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Nanometrics and Merger Sub do not, and the performance of this Agreement by Nanometrics and Merger Sub will not, (1) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Nanometrics or any Nanometrics Subsidiary, (2) assuming the accuracy of Nanometrics’s representations and warranties set forth in Section 4.26 and that the Nanometrics Stockholder Approval and all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained and all filings and obligations described in Section 3.5(b) have been made, conflict with or violate any Law or Order applicable to Nanometrics or any Nanometrics Subsidiary or by which any property or asset of Nanometrics or any Nanometrics Subsidiary is bound or (3) subject to obtaining the consents listed in Section 3.5(a) of the Nanometrics Disclosure Letter, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, constitute or be deemed an impermissible or void assignment (by operation of law or otherwise) by Nanometrics or a Nanometrics Subsidiary of, result in the acceleration of any obligation of Nanometrics or a Nanometrics Subsidiary or right of a Third Party, or result in the creation of an Encumbrance on any property or asset of Nanometrics or any Nanometrics Subsidiary pursuant to, any Nanometrics Material Contract, except with respect to clauses (2) and (3) only, for any such conflicts or violations that, individually or in the aggregate, would not (A) have a Nanometrics Material Adverse Effect or (B) reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions.

(b)    The execution and delivery of this Agreement by Nanometrics and Merger Sub do not, and the performance of this Agreement by Nanometrics and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except for (1) any such consents, approvals, authorizations, permits, filings or notifications that are not, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, and would not reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions, (2) any filings as may be required under the rules and regulations of Nasdaq, (3) the filing of the Joint Proxy Statement and the Registration Statement with the SEC and the declaration of effectiveness of the Registration Statement, (4) the filing of the S-8 Registration Statement with the SEC, (5) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” Laws (“Blue Sky Laws”), (6) premerger notification requirements of the HSR Act and similar requirements (including post-merger notification requirements) in foreign countries and other jurisdictions under applicable Antitrust Laws, (7) the filing of the Amended and Restated Nanometrics Charter with the DSOS and (8) the filing of the Certificate of Merger with the DSOS.

Section 3.6    Permits; Compliance. Each of Nanometrics and the Nanometrics Subsidiaries is in possession of all franchises, licenses, permits, consents, approvals and Orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Nanometrics Permits”), except for those, the absence of which would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect. Except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, no suspension or cancellation of any of the Nanometrics Permits is pending or, to the knowledge of Nanometrics, threatened in writing, and to the knowledge of Nanometrics, there are no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any Nanometrics Permits (with or without notice, the lapse of time or both). Except as would not, individually or in the aggregate, reasonably be expected to have a Nanometrics Material Adverse Effect, neither Nanometrics nor any Nanometrics Subsidiary is, or has been since January 1, 2017, in conflict with, or in default, breach or violation of (1) any Law or Order applicable to Nanometrics or any Nanometrics Subsidiary or by which any property or asset of Nanometrics or any Nanometrics Subsidiary is bound or, to the knowledge of Nanometrics, affected, or (2) any Nanometrics Permit.

Section 3.7    SEC Filings; Financial Statements.

(a)    Nanometrics has filed or furnished all forms, reports and other documents required to be filed or furnished by it with the SEC since January 1, 2017 (the “Nanometrics SEC Reports”). Each Nanometrics SEC Report (1) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder and (2) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated financial statements contained in the Nanometrics SEC Reports and all related compilations, reviews and other reports issued by Nanometrics’s accountants with respect thereto included in the Nanometrics SEC Reports (1) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (2) was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis with Nanometrics’s past practices throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (3) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Nanometrics and its consolidated Nanometrics Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c)    Except as and to the extent set forth in the consolidated balance sheet of Nanometrics and its consolidated Nanometrics Subsidiaries as of December 29, 2018, including the notes thereto (the “2018 Nanometrics Balance Sheet”), neither Nanometrics nor any Nanometrics Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet of Nanometrics and its Subsidiaries or disclosed in the footnotes thereto except for (1) liabilities and obligations incurred in the ordinary course of business since the date of the 2018 Nanometrics Balance Sheet, (2) executory obligations under any Contract to which Nanometrics or any Nanometrics Subsidiary is a party or is bound (that do not arise from a breach of such Contract), (3) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions and (4) liabilities and obligations that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Nanometrics Material Adverse Effect. Except as required by GAAP, Nanometrics has not, between January 1, 2018 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on January 1, 2018.

(d)    Since January 1, 2017, each of the principal executive officer of Nanometrics and the principal financial officer of Nanometrics (and each former principal executive officer of Nanometrics and each former principal financial officer of Nanometrics, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Nanometrics SEC Reports, and since the January 1, 2017, neither Nanometrics nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither Nanometrics nor any of the Nanometrics Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. Nanometrics is in compliance in all material respects with SOX.

(e)    Nanometrics maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (1) transactions are executed in accordance with management’s general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (3) access to assets that could have a material effect on Nanometrics’s financial statements is permitted only in accordance with management’s general or specific authorization and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Nanometrics nor, to the knowledge of Nanometrics, any of its officers or employees identified or is aware of (i) any significant deficiencies or material weaknesses in the design or operation of Nanometrics’s internal control over financial reporting that would reasonably be expected to adversely affect Nanometrics’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Nanometrics’s internal control over financial reporting.

(f)    Nanometrics has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by Nanometrics in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g)    As of the date hereof, there are no outstanding unresolved comments with respect to Nanometrics or the Nanometrics SEC Reports noted in comment letters or, to the knowledge of Nanometrics, other correspondence received by Nanometrics or its attorneys from the SEC, and to the knowledge of Nanometrics, there are no pending (1) formal or informal investigations of Nanometrics by the SEC or (2) inspection of an audit of Nanometrics’s financial statements by the Public Company Accounting Oversight Board.

(h)    Nanometrics has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. Nanometrics has promptly disclosed any change in or waiver of Nanometrics’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX.

Section 3.8    Absence of Certain Changes or Events. Since the date of the 2018 Nanometrics Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, Nanometrics and the Nanometrics Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and in a manner consistent with past practice. Since the date of the 2018 Nanometrics Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, individually or in the aggregate, a Nanometrics Material Adverse Effect and (b) none of Nanometrics or any of the Nanometrics Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.1.

Section 3.9    Absence of Litigation. Except for matters that are not and would not be reasonably expected to be, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, as of the date hereof, there is (a) no Action pending and (b) (1) to the knowledge of Nanometrics, no inquiry, audit or investigation by any Governmental Authority pending, (2) no Action threatened in writing against Nanometrics or any Nanometrics Subsidiary, or any property or asset of Nanometrics or any Nanometrics Subsidiary and (3) neither Nanometrics nor any Nanometrics Subsidiary nor any property or asset of Nanometrics or any Nanometrics Subsidiary is subject to any continuing Order, settlement agreement or similar written agreement with any Governmental Authority, or any Order, determination or award of any Governmental Authority.

Section 3.10    Employee Benefit Plans.

(a)    All (1) written or otherwise enforceable employee benefit plans (as defined in Section 3(3) of ERISA), (2) bonus, stock option, stock purchase, restricted stock, restricted stock unit, equity-based incentive, cash-based incentive, retention incentive, change in control payment, profit sharing, vacation, paid time off, cafeteria, fringe benefit, deferred compensation, supplemental termination pay, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements and (3) compensation Contracts containing rights to any compensatory payment, acceleration of vesting or other benefits upon a change of control of Nanometrics or the termination of the Worker in connection with a change in control of Nanometrics or containing rights to severance or retention payments beyond the payments, vesting or other benefits that are strictly required by applicable Law, in each of (1), (2) or (3) with respect to which Nanometrics or any Nanometrics Subsidiary has or could have any liability or that are maintained, contributed to or sponsored by Nanometrics, any Nanometrics Subsidiary or any Nanometrics ERISA Affiliate for the benefit of any Worker (or dependent or beneficiary thereof) of Nanometrics or any Nanometrics Subsidiary (collectively, the “Nanometrics Plans” and all Nanometrics Plans, excluding Nanometrics Plans not subject to U.S. Law, the “Nanometrics US Plans”) are listed (with respect to (1) and (2), only to the extent applying to more than one person or otherwise material) on Section 3.10(a) of the Nanometrics Disclosure Letter. Nanometrics has made available to Rudolph a true and complete copy of each such listed Nanometrics Plan and has made available to Rudolph a true and complete copy of (i) each trust or other funding arrangement, (ii) each most recent summary plan description and summary of material modifications, (iii) all annual reports on IRS Form 5500 (or other material Governmental Authority filing made in respect of any Nanometrics Plan that is not a Nanometrics US Plan) filed within the past three years, (iv) the most recently received IRS or other Governmental Authority determination or opinion letter for each such Nanometrics Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Nanometrics Plan.

(b)    None of the Nanometrics Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code. In addition, none of Nanometrics, a Nanometrics Subsidiary or any Nanometrics ERISA Affiliate sponsors, maintains, or contributes to, or has, within the past six (6) years, sponsored, maintained or contributed to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(c)    Each Nanometrics Plan is and has been established and operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole. As of the date hereof, no Action, Claim or investigation is pending or, to the knowledge of Nanometrics, threatened with respect to any Nanometrics Plan (other than routine claims for benefits in the ordinary course of business) that, would result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole. No administrative investigation, audit or other administrative proceeding by the U.S. Department of Labor, the IRS or other Governmental Authority is in progress or, to the knowledge of Nanometrics, pending or threatened, with respect to any Nanometrics Plan that would be, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(d)    Each Nanometrics US Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such Nanometrics US Plan for which determination letters are currently available that such Nanometrics US Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion or advisory letter for a prototype or volume submitter plan. Each trust established in connection with any Nanometrics US Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion or advisory letter for a prototype or volume submitter plan. To the knowledge of Nanometrics, no fact or event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect the qualified status of any such Nanometrics US Plan or the exempt status of any such trust.

(e)    Except as would not result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Nanometrics US Plan. Except as would not result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, neither Nanometrics nor any Nanometrics ERISA Affiliate has any liability under, arising out of or by operation of Title IV of ERISA, including any liability in connection with (1) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (2) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of Nanometrics, no fact or event exists that could give rise to any such liability.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (1) result in any compensatory payment or benefit (including severance, golden parachute, tax gross-up or otherwise) becoming due to any current or former employee, officer, director or individual independent contractor (each, a “Worker”) of Nanometrics or any Nanometrics Subsidiary, (2) materially increase any benefits otherwise payable under any Nanometrics Plan, (3) result in any acceleration of the time of any payment or vesting of any compensatory payment or benefits to any Worker of Nanometrics or any Nanometrics Subsidiary, or (4) result in any “excess parachute payment” (within the meaning of Section 280G of the Code and whether or not such payment is considered to be reasonable compensation for service rendered) becoming due to any Worker of Nanometrics or any Nanometrics Subsidiary. Neither Nanometrics nor any Nanometrics Subsidiary has promised or provided any Tax gross ups or indemnifications, whether under Sections 409A or 4999 of the Code or otherwise.

(g)    Each Nanometrics US Plan that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been maintained and operated in material documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

(h)    With respect to any Nanometrics US Plan that is an employee welfare benefit plan, (i) each such Nanometrics US Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) materially complies with the applicable requirements of Section 4980B(f) of the Code, the Affordable Care Act, and any applicable similar state or local Law except as would not result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole and (ii) no such Nanometrics US Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (A) where the full cost of such benefit is borne entirely by the former employee (or such former employee’s eligible dependents or beneficiaries) or coverage through the end of the calendar month in which a termination of employment occurs, (B) where the benefit is required by Section 4980B of the Code or any similar state law (together, “COBRA”) or (C) pursuant to an applicable employment agreement or severance agreement, plan or policy requiring Nanometrics or a Nanometrics Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination for a period no greater than the severance period (or, if shorter, the period under which COBRA coverage is provided).

(i)     Neither Nanometrics nor any Nanometrics Subsidiary has ever maintained, established, sponsored, participated in or contributed to any Nanometrics International Plan as to which such entity has any actual or contingent liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

Section 3.11    Labor and Employment Matters.

(a)    Neither Nanometrics nor any Nanometrics Subsidiary is a party to any collective bargaining agreement or similar labor union agreement with any labor union, trade union, labor organization or works council, and, as of the date hereof, no such agreement is presently being negotiated. None of the employees of Nanometrics or any Nanometrics Subsidiary is represented by any labor union, trade union, works council, or other labor organization with respect to their employment with Nanometrics or any Nanometrics Subsidiary. To the knowledge of Nanometrics, and except as would not result in, individually or in the aggregate, a Nanometrics Material Adverse Effect, there has not been at any time since January 1, 2017 any union or other labor organizing activities concerning any employees of Nanometrics or any Nanometrics Subsidiary. Except as would not result in, individually or in the aggregate, a Nanometrics Material Adverse Effect, there are no current and, to the knowledge of Nanometrics, there have not been any labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute, by Workers of Nanometrics or any Nanometrics Subsidiary since January 1, 2017.

(b)    Nanometrics and the Nanometrics Subsidiaries are and since January 1, 2017 have been in compliance in all material respects with all U.S. federal, state, and local, and all foreign, Laws respecting employment and employment practices, terms and conditions of employment, immigration, workers’ compensation, long-term disability, occupational safety, plant closings, compensation and benefits, classification of Workers, and wages and hours (“Employment Practices”). To the knowledge of Nanometrics, as of the date hereof, (x) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the Employment Practices of Nanometrics or any Nanometrics Subsidiary and (y) no material complaints relating to Employment Practices of Nanometrics or any Nanometrics Subsidiary have been, since January 1, 2017, filed with any Governmental Authority. As of the date hereof, no Action, Claim or investigation is pending or, to the knowledge of Nanometrics, threatened with respect to any individual service providing agreements or Employment Practices that would result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole. To the knowledge of Nanometrics, and except as would not result in, individually or in the aggregate, a Nanometrics Material Adverse Effect, Nanometrics and the Nanometrics Subsidiaries are not engaged, and since January 1, 2017 have not been engaged, in any unfair labor practice (as defined under the National Labor Relations Act).

(c)    Neither Nanometrics nor any Nanometrics Subsidiary is delinquent in payments to any of its Workers for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such Workers, except for such delinquent payments, individually or in the aggregate, which would not reasonably be expected to result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(d)    To the knowledge of Nanometrics, except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, no Worker is in violation of any term of any employment or service Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Worker to be employed or retained by Nanometrics or any Nanometrics Subsidiary by which the individual is employed or engaged because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or proprietary information of others.

(e)    Except as would have, individually or in the aggregate, a Nanometrics Material Adverse Effect, Nanometrics and each Nanometrics Subsidiary is and has, since January 1, 2017, been in material compliance with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (29 U.S.C. §2101) and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.

Section 3.12    Information Supplied. The information supplied by Nanometrics and Merger Sub for inclusion in the Joint Proxy Statement and the Registration Statement will not, (a) in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to the stockholders of Nanometrics and the stockholders of Rudolph, and at the time of the Nanometrics Special Meeting and the Rudolph Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, Nanometrics and Merger Sub make no representation or warranty with respect to any information supplied by Rudolph or any of its Representatives for inclusion in any of the foregoing documents. The information supplied by Nanometrics for inclusion in the Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 3.13    Property and Leases.

(a)    Nanometrics or one of the Nanometrics Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by Nanometrics or Nanometrics Subsidiaries on the 2018 Nanometrics Balance Sheet that are, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business), free of any Encumbrances other than Permitted Encumbrances. Except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by Nanometrics and Nanometrics Subsidiaries are usable in the ordinary course of business.

(b)    Section 3.13(b) of the Nanometrics Disclosure Letter sets forth a complete and accurate list of all real property owned by Nanometrics or any of the Nanometrics Subsidiaries (“Nanometrics Owned Real Property”). None of the Nanometrics Owned Real Property is subject to any leases, tenancies or occupancies other than that of Nanometrics or Nanometrics Subsidiaries. Except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Nanometrics Owned Real Property are reasonably adequate and suitable for the purpose of conducting Nanometrics’s business as presently conducted.

(c)    Section 3.13(c)(1) of the Nanometrics Disclosure Letter sets forth a complete and accurate list of all material leases of real property to which Nanometrics or any Nanometrics Subsidiary is a party, as lessee (“Nanometrics Real Property Leases”). Section 3.13(c)(2) of the Nanometrics Disclosure Letter sets forth a complete and accurate list of all subleases with respect to the Nanometrics Real Property Leases. Except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, all of the fixtures and other improvements located on the premises subject to the Nanometrics Real Property Leases are reasonably adequate and suitable for the purpose of conducting Nanometrics’s business as presently conducted.

Section 3.14    Intellectual Property.

(a)    A true and correct list of Nanometrics Registered Intellectual Property has been provided to Rudolph by Nanometrics prior to the date hereof.

(b)    To the knowledge of Nanometrics, all of the Nanometrics Owned Intellectual Property, including each item of Nanometrics Registered Intellectual Property, is wholly and exclusively owned by Nanometrics or a Nanometrics Subsidiary free and clear of all Liens (other than (1) Liens that are not material, individually or in the aggregate, to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, (2) Nanometrics Outbound License Agreements and (3) Nanometrics Immaterial Trademark Licenses).

(c)    To the knowledge of Nanometrics, Nanometrics or a Nanometrics Subsidiary owns or otherwise has a valid right to use the Intellectual Property, software, and Source Code embedded within, or practiced by, the Nanometrics Products. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 3.14(e) below.

(d)    To the knowledge of Nanometrics, neither Nanometrics nor any of the Nanometrics Subsidiaries is in breach of any of the material terms or conditions of any license to any Third Party Intellectual Property (including any Open Source Materials), where such breaches would reasonably be expected to result in liability to Nanometrics and the Nanometrics Subsidiaries, or have an adverse effect on the operation of the business of Nanometrics and the Nanometrics Subsidiaries, that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(e)    To the knowledge of Nanometrics, and except as would not, individually or in the aggregate, be expected to result in a Nanometrics Material Adverse Effect, the operation by Nanometrics and the Nanometrics

Subsidiaries of their business, including the design, development, use, import, export, manufacture, licensing, sale, offering for sale, supply or other disposition of the Nanometrics Products does not (1) infringe, violate or misappropriate the Intellectual Property rights of any person, or (2) constitute unfair competition or trade practices under applicable Laws. Neither Nanometrics nor any Nanometrics Subsidiary has received any written notice from any person within the past three years (x) claiming that such operation or any Nanometrics Product (A) infringes, violates or misappropriates the Intellectual Property rights of any Person, or (B) constitutes unfair competition or trade practices under the applicable Laws, or (y) claiming that a license to Intellectual Property is required in connection with operation by Nanometrics and the Nanometrics Subsidiaries of their business or in connection with any Nanometrics Product where such claims would, individually or in the aggregate, reasonably be expected to result in a Nanometrics Material Adverse Effect.

(f)    Each material item of Nanometrics Registered Intellectual Property (other than applications for Nanometrics Registered Intellectual Property) is (1) to the knowledge of Nanometrics, valid and (2) subsisting.

(g)    Neither Nanometrics nor any Nanometrics Subsidiary has, to the knowledge of Nanometrics, received any written notice within the past three years directed to Nanometrics or any Nanometrics Subsidiary challenging the legality, validity, enforceability or ownership (excluding, for the avoidance of doubt, office actions issued by Governmental Authorities with respect to Registered Intellectual Property applications) (“Dispute”) of any Nanometrics Owned Intellectual Property and/or any Intellectual Property or software material to, practiced by, embodied in or incorporated within any material Nanometrics Product. To the knowledge of Nanometrics, no Dispute has been threatened in writing within the past three years with respect to any Nanometrics Owned Intellectual Property. Since January 1, 2016, neither Nanometrics nor any Nanometrics Subsidiary has sent any written notice to any Third Party challenging the legality, validity, enforceability or ownership of the Third Party’s Intellectual Property.

(h)    To the knowledge of Nanometrics, none of Nanometrics or any Nanometrics Subsidiary has disclosed or delivered to any Third Party (other than escrow agents pursuant to the Contracts set forth in Section 3.14(h) of the Nanometrics Disclosure Letter), or permitted the disclosure or delivery by any escrow agent or other Third Party to any Third Party, any Source Code owned by Nanometrics or any Nanometrics Subsidiary. To the knowledge of Nanometrics, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by Nanometrics, any Nanometrics Subsidiary or any escrow agent or other Third Party to any Third Party of any Source Code owned by Nanometrics or any Nanometrics Subsidiary. To the knowledge of Nanometrics, neither the execution of this Agreement nor the consummation of the Merger or any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Nanometrics-owned Source Code from escrow.

(i)    Nanometrics and each Nanometrics Subsidiary has taken commercially reasonable measures to protect Nanometrics’s or such Nanometrics Subsidiary’s rights in the Trade Secrets owned by Nanometrics or such Nanometrics Subsidiary, and for any Trade Secrets owned by any other Person that have been provided to Nanometrics or such Nanometrics Subsidiary under Contract, and to the knowledge of Nanometrics, Nanometrics and such Nanometrics Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such Trade Secrets. Nanometrics and each Nanometrics Subsidiary has and uses commercially reasonable measures to enforce a policy requiring all employees, consultants and contractors of Nanometrics and each Nanometrics Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of Nanometrics or such Nanometrics Subsidiary.

(j)    To the knowledge of Nanometrics, none of the Nanometrics Owned Intellectual Property covering or embodied in Nanometrics Products was developed by, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, educational institution or government research center was used in the development of the Nanometrics Owned Intellectual Property that covers or is embodied in Nanometrics Products. There is no obligation to any Governmental Authority, university, educational institution, government research center, or similar Person which restricts the transfer of any Nanometrics Owned Intellectual Property, requires the repayment of funds, or involves the payment of a royalty, in each case, that would reasonably be expected to be material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(k)    To the knowledge of Nanometrics and except as disclosed to Rudolph prior to the date of this Agreement, neither Nanometrics nor any Nanometrics Subsidiary is subject to any agreement with any standards body or other similar entity that would obligate Nanometrics or any Nanometrics Subsidiary to grant licenses or rights to or otherwise impair its control, enforcement or use of any Nanometrics Owned Intellectual Property that is, individually or in the aggregate, material to the business of Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(l)    To the knowledge of Nanometrics, neither the execution of this Agreement, nor the consummation of the Merger or any of the Transactions, will, under any Contract to which Nanometrics or any Nanometrics Subsidiary is bound, result in Rudolph, Merger Subs, the Surviving Corporation, Nanometrics or any Nanometrics Subsidiary, being (1) bound by or subject to any obligation, including the granting of any right or negative covenant, in each case with respect to material Intellectual Property, which Nanometrics or any Nanometrics Subsidiary was not bound by or subject to prior to the Closing, or (2) obligated to pay any royalties, honoraria, fees or other payments to any person, with respect to Intellectual Property, in excess of those payable by Nanometrics or any Nanometrics Subsidiary prior to the Closing.

Section 3.15    Taxes.

(a)    Each of Nanometrics and the Nanometrics Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws and all such Tax Returns are correct and complete in all material respects. Nanometrics and the Nanometrics Subsidiaries have paid in a timely manner all Taxes that are required to be paid by them (whether or not shown on any Tax Return). There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any material assets of Nanometrics or any of the Nanometrics Subsidiaries.

(b)    Section 3.15(b) of the Nanometrics Disclosure Letter lists all Tax Returns that currently are the subject of audit. Nanometrics has made available to Rudolph (i) correct and complete copies of all material examination reports, revenue agent reports, information document requests, statements of deficiencies, settlement agreements, and any similar documents received by, assessed against, or agreed to by Nanometrics or any of the Nanometrics Subsidiaries since January 1, 2017 or relating to any outstanding examination or audit, (ii) correct and complete copies of all private letter rulings or closing agreements received by or agreed to by Nanometrics or any of the Nanometrics Subsidiaries since January 1, 2017, and (iii) correct and complete copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Nanometrics or any of the Nanometrics Subsidiaries that remain in effect. Neither Nanometrics nor any of the Nanometrics Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has not yet expired or executed. No written claim has been made since January 1, 2017 by an authority in a jurisdiction where Nanometrics or any Nanometrics Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction. No material deficiencies for Taxes with respect to Nanometrics have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Nanometrics or any Nanometrics Subsidiary.

(c)    Neither Nanometrics nor any of the Nanometrics Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(d)    None of Nanometrics or any of the Nanometrics Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)    Other than commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes, neither Nanometrics nor any Nanometrics Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement, or has any liability for Taxes of another Person (other than Nanometrics or a Nanometrics Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(f)    Neither Nanometrics nor any Nanometrics Subsidiary has engaged in any “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or “listed transaction” as defined in Treasury Regulations Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(g)    Nanometrics and each of its Subsidiaries have withheld and remitted to the appropriate taxing authority all material Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)    Neither Nanometrics nor any of the Nanometrics Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.16    Environmental Matters. Except for matters that would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect:

(a)    Nanometrics and each Nanometrics Subsidiary is, and has at all times, since January 1, 2017, been, in compliance with all applicable Environmental Laws.

(b)    To the knowledge of Nanometrics, none of the properties owned, leased or operated by Nanometrics or any Nanometrics Subsidiary (including soils, surface water, and groundwater) are contaminated with any Hazardous Substance in a manner, quantity, or condition that would require remedial action or result in liability under any Environmental Law.

(c)    Neither Nanometrics nor any Nanometrics Subsidiary has received any written notice, letter or request for information stating that it is or may be liable under any Contract, or pursuant to any Environmental Law, for any release of Hazardous Substances.

(d)    Nanometrics and each Nanometrics Subsidiary possesses and is in compliance with all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”) and (1) Nanometrics’s and each Nanometrics Subsidiary’s operations are in compliance with applicable Environmental Permits, (2) all such Environmental Permits are in full force and effect, (3) no suspension or cancellation of any of the Environmental Permits is pending or, to the knowledge of Nanometrics, threatened and (4) no suspension or cancellation of such Environmental Permits will result from the transactions contemplated by this Agreement.

(e)    Except for Contracts entered into in the ordinary course of business, to the knowledge of Nanometrics, neither Nanometrics nor any Nanometrics Subsidiary has entered into any agreement (other than Nanometrics Real Property Leases) that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. No Action arising under or pursuant to Environmental Laws is pending, or to the knowledge of Nanometrics, threatened against Nanometrics or any Nanometrics Subsidiary. To the knowledge of Nanometrics, no condition exists on any property currently owned or operated by Nanometrics or any Nanometrics Subsidiary that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws. Neither Nanometrics or any Nanometrics Subsidiary is a party to or bound by any court order, administrative order, consent order, or other agreement with any Governmental Authority regarding any legal obligation or liability arising under any Environmental Law.

Section 3.17    Material Contracts.

(a)    Section 3.17(a) of the Nanometrics Disclosure Letter lists the following respective Contracts (other than Nanometrics Plans) in effect as of the date hereof (together with all amendments and supplements) to which Nanometrics or any Nanometrics Subsidiary is a party, or by which any property or asset of Nanometrics or any Nanometrics Subsidiary is bound or affected (collectively being, the “Nanometrics Material Contracts”):

(1)    all revenue-generating Contracts, other than purchase orders issued in the ordinary course of business, that were entered into after December 31, 2018, or were entered into before or on December 31, 2018 and remain in effect, with the ten largest customers of Nanometrics or the Nanometrics Subsidiaries (determined on the basis of revenues received by Nanometrics and the Nanometrics Subsidiaries, taken as a whole, in the fiscal year ended December 31, 2018);

(2)    any distributor, sales, reseller, joint marketing, or joint development Contract that is material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole;

(3)    all Contracts that were entered into after December 31, 2018, or were entered into before or on December 31, 2018 and remain in effect, with the ten largest suppliers to Nanometrics and the Nanometrics Subsidiaries, taken as a whole (determined on the basis of amounts paid by Nanometrics or any of its Subsidiaries in the fiscal year ended December 31, 2018), indicating each such supplier that is a sole-source supplier to Nanometrics or any Nanometrics Subsidiary;

(4)    all Contracts involving the payment of royalties by Nanometrics, Merger Sub or any other Nanometrics Subsidiary to a third party (not including intercompany payments) where such payments are expected to exceed $100,000 in the 12-month period following the date hereof;

(5)    other than leases of real property, all Contracts that grant a right of first refusal, first offer or similar right, in each case, that is material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole;

(6)    all Contracts that (A) limit or purport to limit the right of Nanometrics or any Nanometrics Subsidiary to compete with any Person, in any geographic area or during any period of time, (B) subject Nanometrics or any Nanometrics Subsidiary to any “most-favored nation” or other similar limitations on future product pricing, (C) provide for the grant by Nanometrics or any Nanometrics Subsidiary of any exclusive right or (D) otherwise restrict in a material respect Nanometrics or any Nanometrics Subsidiary from engaging or competing in any material line of business, in any location;

(7)    other than sales of products or services in the ordinary course, any Contract relating to the disposition or acquisition by Nanometrics or any Nanometrics Subsidiary of a business or product line or equity ownership interests for consideration that contain ongoing obligations that, individually or in the aggregate, are material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole;

(8)    any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to Indebtedness, other than (A) accounts receivables and payables and (B) loans to or guarantees for direct or indirect wholly owned Nanometrics Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(9)    each “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) executed on or prior to the date hereof that is anticipated to be filed (or required to be filed) pursuant to Item 601(b)(10) of Regulation S-K with Nanometrics’s next periodic report under the Exchange Act;

(10)    other than leases of real property, all Contracts providing for (A) material indemnification obligations (including with respect to Intellectual Property rights) or (B) any material guaranty of Third Party obligations, in each of the foregoing cases except for those entered into in the ordinary course of business (including those in connection with Nanometrics Outbound License Agreements);

(11)    all Contracts relating to revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(12)    all Contracts with any Governmental Authority or Contracts that, to the knowledge of Nanometrics, are subcontracts under any Contract with any Governmental Authority (other than ordinary course customer Contracts or Contracts pursuant to which the counterparty does not have any rights to Nanometrics Intellectual Property rights other than its rights to use the products or services sold under such Contract as a customer);

(13)    all Contracts to which Nanometrics or any Nanometrics Subsidiary is a party (other than Nanometrics Outbound License Agreements, intercompany agreements, Nanometrics Immaterial Trademark Licenses and confidentiality agreements that do not separately license any Intellectual Property but allow disclosure and use of confidential information and other Contracts that are not material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole) pursuant to which (A) any person is authorized to use or is granted any right in or to any material Nanometrics Owned Intellectual Property or (B) to the knowledge of Nanometrics, Nanometrics or any Nanometrics Subsidiary has agreed to any restriction, still in effect as of the date of this Agreement, on the right of Nanometrics or any Nanometrics Subsidiary to enforce any material Intellectual Property rights;

(14)    all Contracts (excluding licenses for Open Source Materials and commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) under which Nanometrics or any Nanometrics Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any Patents) with respect to any Intellectual Property of a Third Party, which Contract is material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole;

(15)    all Nanometrics Real Property Leases; and

(16)    all Contracts entered into in the last five years in connection with the settlement or other resolution of any Action that has any material continuing obligation, liability or restriction on the part of Nanometrics or the Nanometrics Subsidiaries.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, (1) each Nanometrics Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally), (2) Nanometrics or the Nanometrics Subsidiary, as applicable, is not in default under any Nanometrics Material Contract, has not committed or failed to perform any material act that, with or without notice, lapse of time, or both, would constitute a default under the Nanometrics Material Contract, (3) to the knowledge of Nanometrics, no other party is in breach or violation of, or default under, any Nanometrics Material Contract and (4) as of the date hereof, neither Nanometrics nor any Nanometrics Subsidiary has received written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Nanometrics Material Contract. Nanometrics has made available to Rudolph true and complete copies of all Nanometrics Material Contracts, including any material amendments and supplements thereto.

Section 3.18    Nasdaq. Nanometrics is in material compliance with the applicable criteria for continued listing of the shares of Nanometrics Common Stock on Nasdaq, including all applicable corporate governance rules and regulations.

Section 3.19    Insurance.

(a)    Nanometrics and each Nanometrics Subsidiary are, and since January 1, 2017 have been, insured against such losses and risks and in such amounts as are customary in and reasonable for the businesses in which they are engaged, except where the failure to be so insured would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect.

(b)    Except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, with respect to each such insurance policy: (1) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (2) neither Nanometrics nor any Nanometrics Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both) and (3) to the knowledge of Nanometrics, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)    Other than with respect to any Nanometrics Plans set forth in Section 3.10(a) of the Nanometrics Disclosure Letter pursuant to which benefits are provided through insurance contracts, since January 1, 2017, neither Nanometrics nor any Nanometrics Subsidiary been denied any insurance or indemnity bond coverage, except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect.

Section 3.20    Brokers and Expenses. No agent, broker, finder or investment banker other than Barclays Capital Inc. (the “Nanometrics Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission payable by Nanometrics, Merger Sub or any other Nanometrics Subsidiary in connection with the Transactions based upon arrangements made by, or on behalf of, Nanometrics, Merger Sub or any other Nanometrics Subsidiary.

Section 3.21    Takeover Statutes. The board of directors of Nanometrics has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition” or other Takeover Statute or any anti-takeover provision in Nanometrics’s certificate of incorporation or bylaws is applicable to this Agreement, the Merger, and the Transactions. Without limitation of the foregoing, assuming the accuracy of Rudolph’s representation and warranty set forth in Section 4.26, the Nanometrics Board of Directors has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” (each as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of any of this Agreement or any of the Transactions.

Section 3.22    Certain Business Practices.

(a)    Since January 1, 2017, neither Nanometrics, any Nanometrics Subsidiary nor to the knowledge of Nanometrics, any director, officer, employee or agent of Nanometrics or any Nanometrics Subsidiary acting on behalf of Nanometrics or any Nanometrics Subsidiary has (1) used any Nanometrics funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (2) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of any provision of the FCPA or any comparable Law.

(b)    Since January 1, 2017, Nanometrics and each Nanometrics Subsidiary have conducted their import and export transactions in accordance in all material respects with applicable provisions of U.S. trade Laws, and other trade Laws of the countries where it conducts business. Without limiting the foregoing:

(1)    Nanometrics and each Nanometrics Subsidiary have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S., except as would not result in a liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole; and

(2)    Nanometrics and each Nanometrics Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals.

Section 3.23    Affiliate Transactions. Other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing Contracts, transactions, Indebtedness or other arrangements between Nanometrics or any Nanometrics Subsidiary, on the one hand, and any of the directors, officers or other affiliates of Nanometrics and the Nanometrics Subsidiaries, on the other hand.

Section 3.24    Vote Required. Assuming the accuracy of Rudolph’s representations and warranties set forth in Section 4.26, the Nanometrics Stockholder Approval is the only vote of the holders of any class or series of Nanometrics’s capital stock necessary to approve the issuance of shares of Nanometrics Common Stock contemplated by this Agreement or adopt the Amended and Restated Nanometrics Charter.

Section 3.25    Opinion of Financial Advisor. The Nanometrics Board of Directors has received an opinion from the Nanometrics Financial Advisor addressed to the Nanometrics Board of Directors to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, from a financial point of view, the Exchange Ratio is fair to Nanometrics. Nanometrics will make available to Rudolph a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.

Section 3.26    Merger Sub. Merger Sub was formed for the purpose of engaging in the Merger. All of Merger Sub’s outstanding stock is owned directly by Nanometrics and Merger Sub has outstanding no rights or obligations pursuant to which any Person may acquire any of its stock. Except for obligations or liabilities incurred in connection with its incorporation or organization, its entry into this Agreement or the consummation of the Merger, Merger Sub has not incurred any obligations or liabilities, engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements.

Section 3.27    Ownership of Rudolph Common Stock. Neither Nanometrics, Merger Sub, nor any entity controlled, directly or indirectly, by Nanometrics (other than any Nanometrics Plans) beneficially owns any shares of Rudolph Common Stock or is an “interested stockholder” (as such term is defined in the DGCL) of Rudolph.

Section 3.28    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Nanometrics nor any other Person on behalf of Nanometrics makes any express or implied representation or warranty with respect to Nanometrics or with respect to any other information provided to Rudolph in connection with the transactions contemplated hereby.

Section 3.29    Disclaimer of Other Representations and Warranties. Each of Nanometrics and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) Rudolph is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the Transactions, including the Merger, and none of Nanometrics, Merger Sub or their respective Representatives is relying on any representation or warranty of Rudolph except for those expressly set forth in this Agreement, (b) no Person has been authorized by Rudolph to make any representation or warranty relating to Rudolph or its business, and if made, such representation or warranty must not be relied upon by Nanometrics or Merger Sub as having been authorized by Rudolph and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Nanometrics, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RUDOLPH

Except as disclosed in (a) the Rudolph SEC Reports filed on or after January 1, 2017 and prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any amendment thereto made after the date of this Agreement or any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature); provided that the exception set forth in this clause (a) will not apply to the representations set forth in Section 4.3 or (b) with respect to each section and subsection within this Article IV, the corresponding section or subsection of the disclosure letter delivered by Rudolph to Nanometrics immediately prior to the execution of this Agreement (the “Rudolph Disclosure Letter”) (disclosure of any item in any section or subsection of the Rudolph Disclosure Letter being deemed disclosure with respect to any other Section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Rudolph represents and warrants to Nanometrics and Merger Sub as set forth below.

Section 4.1    Organization, Power and Subsidiaries.

(a)    Rudolph is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Rudolph is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Rudolph Material Adverse Effect.

(b)    Section 4.1(b) of the Rudolph Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of Rudolph (each a “Rudolph Subsidiary”) as of the date of this Agreement. Each Rudolph Subsidiary is a direct, or indirect, wholly owned subsidiary of Rudolph. Each Rudolph Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Rudolph Material Adverse Effect.

Section 4.2    Certificate of Incorporation and Bylaws. Rudolph has made available to Nanometrics a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of Rudolph and each Rudolph Subsidiary, each as amended to date. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither Rudolph nor any Rudolph Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.3    Capitalization.

(a)    The authorized capital stock of Rudolph consists of 100,000,000 shares of Rudolph Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Rudolph Preferred Stock”). All outstanding shares of Rudolph Common Stock are validly issued, fully paid and nonassessable and are issued free of any preemptive rights. All shares of Rudolph Common Stock subject to issuance upon the exercise, vesting or conversion of any convertible security will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

(b)    As of the close of business on June 20, 2019:

(1)    31,989,002 shares of Rudolph Common Stock were issued and outstanding;

(2)    no shares of Rudolph Common Stock were held by any Rudolph Subsidiary;

(3)    no shares of Rudolph Common Stock were held in the treasury of Rudolph;

(4)    46,500 shares of Rudolph Common Stock were subject to outstanding Rudolph Stock Options, all of which were vested;

(5)    827,112 shares of Rudolph Common Stock were subject to outstanding Rudolph RSU Awards; and

(6)    no shares of Rudolph Preferred Stock were issued or outstanding.

(c)    Except pursuant to the Rudolph ESPP with respect to participation elections, for changes since the date specified in Section 4.3(b) resulting from the exercise or vesting of Rudolph Equity Awards outstanding on such date, or actions taken after the date of this Agreement in compliance with Section 5.2, there are no outstanding (1) options, warrants or other Contracts of Rudolph or any Rudolph Subsidiary relating to the issued or unissued capital stock of Rudolph or any Rudolph Subsidiary or obligating Rudolph or any Rudolph Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Rudolph or any Rudolph Subsidiary (or any security or right convertible into or exchangeable or exercisable for any such shares or other equity interests), (2) shares of capital stock of, or other voting securities or ownership interests in, Rudolph or (3) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in Rudolph or any Rudolph Subsidiary (the items in clauses (1) through (3) being referred to collectively as the “Rudolph Securities”), other than as described in Section 4.3(b). There are no voting trusts or other Contracts to which Rudolph or any Rudolph Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, Rudolph or any Rudolph Subsidiary. Section 4.3(c) of the Rudolph Disclosure Letter contains, as of June 20, 2019, a complete and correct list of each outstanding Rudolph Equity Award, including (A) the employee identification number of the holder of such Rudolph Equity Award, (B) the date of grant, (C) if applicable, the date of expiration, (D) the number of shares of Rudolph Common Stock subject to such award as of the date of this Agreement, (E) for each Rudolph Stock Option, the exercise price, (F) the vesting schedule (including any rights to acceleration of vesting) and any right to exercise unvested options and (G) the number of shares of Rudolph Common Stock subject to such award that are vested and unvested as of the date of this Agreement.

(d)    There are no outstanding contractual obligations of Rudolph or any Rudolph Subsidiary to repurchase, redeem or otherwise acquire any shares of Rudolph Common Stock or any other Rudolph Securities or any capital stock of any Rudolph Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Rudolph Subsidiary or any other Person that would, individually or in the aggregate, be material to Rudolph and the Rudolph Subsidiaries, taken as a whole. Each outstanding share of capital stock (or other equity interest) of each Rudolph Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share (or other equity interest) is owned by Rudolph or another Rudolph Subsidiary free and clear of all Encumbrances or Contracts or other limitations on Rudolph’s or any Rudolph Subsidiary’s voting rights. None of the outstanding shares of Rudolph Common Stock or the outstanding shares of capital stock (or other equity interests) of any Rudolph Subsidiary have been issued in violation of any securities laws. There are no accrued and unpaid dividends or distributions with respect to any outstanding shares of capital stock (or other equity interests) of Rudolph or any Rudolph Subsidiary.

Section 4.4    Authority.

(a)    Rudolph has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Rudolph Stockholder Approval, to consummate the Transactions, including the Merger. Assuming the accuracy of Nanometrics’s representations and warranties set forth in Section 3.27, the execution, delivery and performance of this Agreement by Rudolph and the consummation by Rudolph of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Rudolph are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, (1) receipt of the Rudolph Stockholder Approval and (2) the filing of the Certificate of Merger with the DSOS). This Agreement has been duly and validly executed and delivered by Rudolph and, assuming due authorization, execution and delivery by Nanometrics and Merger Sub, constitutes a legal, valid and binding obligation of Rudolph, enforceable against Rudolph in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    The Rudolph Board of Directors has unanimously adopted resolutions (1) determining that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Rudolph and its stockholders, (2) approving and declaring advisable this Agreement and the Transactions, in accordance with the requirements of the DGCL, (3) directing that this Agreement be submitted to the stockholders of Rudolph for adoption and (4) subject to Section 5.4, resolving to make the Rudolph Board Recommendation.

Section 4.5    No Conflicts; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Rudolph do not, and the performance of this Agreement by Rudolph will not, (1) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Rudolph or any Rudolph Subsidiary, (2) assuming the accuracy of Nanometrics’s representations and warranties set forth in Section 3.27 and that the Rudolph Stockholder Approval and all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made, conflict with or violate any Law or Order applicable to Rudolph or any Rudolph Subsidiary or by which any property or asset of Rudolph or any Rudolph Subsidiary is bound or (3) subject to obtaining the consents listed in Section 4.5(a) of the Rudolph Disclosure Letter, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, constitute or be deemed an impermissible or void assignment (by operation of law or otherwise) by Rudolph or a Rudolph Subsidiary of, result in the acceleration of any obligation of Rudolph or a Rudolph Subsidiary or right of a Third Party, or result in the creation of an Encumbrance on any property or asset of Rudolph or any Rudolph Subsidiary pursuant to, any Rudolph Material Contract, except with respect to clauses (2) and (3) only, for any such conflicts or violations that, individually or in the aggregate, would not (A) have a Rudolph Material Adverse Effect or (B) reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions.

(b)     The execution and delivery of this Agreement by Rudolph do not, and the performance of this Agreement by Rudolph will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except for (1) any such consents, approvals, authorizations, permits, filings or notifications that are not, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole, and would not reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions, (2) any filings as may be required under the rules and regulations of the New York Stock Exchange, (3) the filing of the Joint Proxy Statement and the Registration Statement with the SEC and the declaration of effectiveness of the Registration Statement, (4) applicable requirements, if any, of the Exchange Act and Blue Sky Laws, (5) premerger notification requirements of the HSR Act and similar requirements (including post-merger notification requirements) in foreign countries and other jurisdictions under applicable Antitrust Laws and (6) the filing of the Certificate of Merger with the DSOS.

Section 4.6    Permits; Compliance. Each of Rudolph and the Rudolph Subsidiaries is in possession of all franchises, licenses, permits, consents, approvals and Orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Rudolph Permits”), except for those, the absence of which would not have, individually or in the aggregate, a Rudolph Material Adverse Effect. Except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, no suspension or cancellation of any of the Rudolph Permits is pending or, to the knowledge of Rudolph, threatened in writing, and to the knowledge of Rudolph, there are no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any Rudolph Permits (with or without notice, the lapse of time or both). Except as would not, individually or in the aggregate, reasonably be expected to have a Rudolph Material Adverse Effect, neither Rudolph nor any Rudolph Subsidiary is, or has been since January 1, 2017, in conflict with, or in default, breach or violation of (1) any Law or Order applicable to Rudolph or any Rudolph Subsidiary or by which any property or asset of Rudolph or any Rudolph Subsidiary is bound or, to the knowledge of Rudolph, affected, or (2) any Rudolph Permit.

Section 4.7    SEC Filings; Financial Statements.

(a)    Rudolph has filed or furnished all forms, reports and other documents required to be filed or furnished by it with the SEC since January 1, 2017 (the “Rudolph SEC Reports”). Each Rudolph SEC Report (1) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and SOX and the applicable rules and regulations promulgated thereunder and (2) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated financial statements contained in the Rudolph SEC Reports and all related compilations, reviews and other reports issued by Rudolph’s accountants with respect thereto included in the Rudolph SEC Reports (1) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (2) was prepared in accordance with GAAP applied on a consistent basis with Rudolph’s past practices throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (3) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Rudolph and its consolidated Rudolph Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c)    Except as and to the extent set forth in the consolidated balance sheet of Rudolph and its consolidated Rudolph Subsidiaries as of December 31, 2018, including the notes thereto (the “2018 Rudolph Balance Sheet”), neither Rudolph nor any Rudolph Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet of Rudolph and its Subsidiaries or disclosed in the footnotes thereto except for (1) liabilities and obligations incurred in the ordinary course of business since the date of the 2018 Rudolph Balance Sheet, (2) executory obligations under any Contract to which Rudolph or any Rudolph Subsidiary is a party or is bound (that do not arise from a breach of such Contract), (3) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions and (4) liabilities and obligations that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Rudolph Material Adverse Effect. Except as required by GAAP, Rudolph has not, between January 1, 2018 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on January 1, 2018.

(d)    Since January 1, 2017, each of the principal executive officer of Rudolph and the principal financial officer of Rudolph (and each former principal executive officer of Rudolph and each former principal financial officer of Rudolph, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Rudolph SEC Reports, and since the January 1, 2017, neither Rudolph nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 4.7(d), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither Rudolph nor any of the Rudolph Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. Rudolph is in compliance in all material respects with SOX.

(e)    Rudolph maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (1) transactions are executed in accordance with management’s general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (3) access to assets that could have a material effect on Rudolph’s financial statements is permitted only in accordance with management’s general or specific authorization and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Rudolph nor, to the knowledge of Rudolph, any of its officers or employees identified or is aware of (i) any significant deficiencies or material weaknesses in the design or operation of Rudolph’s internal control over financial reporting that would reasonably be expected to adversely affect Rudolph’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Rudolph’s internal control over financial reporting.

(f)    Rudolph has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by Rudolph in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g)    As of the date hereof, there are no outstanding unresolved comments with respect to Rudolph or the Rudolph SEC Reports noted in comment letters or, to the knowledge of Rudolph, other correspondence received by Rudolph or its attorneys from the SEC, and to the knowledge of Rudolph, there are no pending (1) formal or informal investigations of Rudolph by the SEC or (2) inspection of an audit of Rudolph’s financial statements by the Public Company Accounting Oversight Board.

(h)    Rudolph has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. Rudolph has promptly disclosed any change in or waiver of Rudolph’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX.

Section 4.8    Absence of Certain Changes or Events. Since the date of the 2018 Rudolph Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, Rudolph and the Rudolph Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and in a manner consistent with past practice. Since the date of the 2018 Rudolph Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, individually or in the aggregate, a Rudolph Material Adverse Effect and (b) none of Rudolph or any of the Rudolph Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.2.

Section 4.9    Absence of Litigation. Except for matters that are not and would not be reasonably expected to be, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole, as of the date hereof, there is (a) no Action pending and (b) (1) to the knowledge of Rudolph, no inquiry, audit or investigation by any Governmental Authority pending, (2) no Action threatened in writing against Rudolph or any Rudolph Subsidiary, or any property or asset of Rudolph or any Rudolph Subsidiary and (3) neither Rudolph nor any Rudolph Subsidiary nor any property or asset of Rudolph or any Rudolph Subsidiary is subject to any continuing Order, settlement agreement or similar written agreement with any Governmental Authority, or any Order, determination or award of any Governmental Authority.

Section 4.10    Employee Benefit Plans.

(a)    All (1) written or otherwise enforceable employee benefit plans (as defined in Section 3(3) of ERISA), (2) bonus, stock option, stock purchase, restricted stock, restricted stock unit, equity-based incentive, cash-based incentive, retention incentive, change in control payment, profit sharing, vacation, paid time off, cafeteria, fringe benefit, deferred compensation, supplemental termination pay, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements and (3) compensation Contracts containing rights to any compensatory payment, acceleration of vesting or other benefits upon a change of control of Rudolph or the termination of the Worker in connection with a change in control of Rudolph or containing rights to severance or retention payments beyond the payments, vesting or other benefits that are strictly required by applicable Law, in each of (1), (2) or (3) with respect to which Rudolph or any Rudolph Subsidiary has or could have any liability or that are maintained, contributed to or sponsored by Rudolph, any Rudolph Subsidiary or any Rudolph ERISA Affiliate for the benefit of any Worker (or dependent or beneficiary thereof) of Rudolph or any Rudolph Subsidiary (collectively, the “Rudolph Plans” and all Rudolph Plans, excluding Rudolph Plans not subject to U.S. Law, the “Rudolph US Plans”) are listed (with respect to (1) and (2), only to the extent applying to more than one person or otherwise material) on Section 4.10(a) of the Rudolph Disclosure Letter. Rudolph has made available to Nanometrics a true and complete copy of each such listed Rudolph Plan and has made available to Nanometrics a true and complete copy of (i) each trust or other funding arrangement, (ii) each most recent summary plan description and summary of material modifications, (iii) all annual reports on IRS Form 5500 (or other material Governmental Authority filing made in respect of any Rudolph Plan that is not a Rudolph US Plan) filed within the past three years, (iv) the most recently received IRS or other Governmental Authority determination or opinion letter for each such Rudolph Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Rudolph Plan.

(b)    None of the Rudolph Plans is a Multiemployer Plan, a Multiple Employer Plan, a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code. In addition, none of Rudolph, a Rudolph Subsidiary or any Rudolph ERISA Affiliate sponsors, maintains, or contributes to, or has, within the past six (6) years, sponsored, maintained or contributed to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(c)    Each Rudolph Plan is and has been established and operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole. As of the date hereof, no Action, Claim or investigation is pending or, to the knowledge of Rudolph, threatened with respect to any Rudolph Plan (other than routine claims for benefits in the ordinary course of business) that, would result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole. No administrative investigation, audit or other administrative proceeding by the U.S. Department of Labor, the IRS or other Governmental Authority is in progress or, to the knowledge of Rudolph, pending or threatened, with respect to any Rudolph Plan that would be, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

(d)    Each Rudolph US Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such Rudolph US Plan for which determination letters are currently available that such Rudolph US Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion or advisory letter for a prototype or volume submitter plan. Each trust established in connection with any Rudolph US Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion or advisory letter for a prototype or volume submitter plan. To the knowledge of Rudolph, no fact or event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect the qualified status of any such Rudolph US Plan or the exempt status of any such trust.

(e)    Except as would not result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Rudolph US Plan. Except as would not result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole, neither Rudolph nor any Rudolph ERISA Affiliate has any liability under, arising out of or by operation of Title IV of ERISA, including any liability in connection with (1) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (2) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of Rudolph, no fact or event exists that could give rise to any such liability.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (1) result in any compensatory payment or benefit (including severance, golden parachute, tax gross-up or otherwise) becoming due to any Worker of Rudolph or any Rudolph Subsidiary, (2) materially increase any benefits otherwise payable under any Rudolph Plan, (3) result in any acceleration of the time of any payment or vesting of any compensatory payment or benefits to any Worker of Rudolph or any Rudolph Subsidiary, or (4) result in any “excess parachute payment” (within the meaning of Section 280G of the Code and whether or not such payment is considered to be reasonable compensation for service rendered) becoming due to any Worker of Rudolph or any Rudolph Subsidiary. Neither Rudolph nor any Rudolph Subsidiary has promised or provided any Tax gross ups or indemnifications, whether under Sections 409A or 4999 of the Code or otherwise.

(g)    Each Rudolph US Plan that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been maintained and operated in material documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

(h)    With respect to any Rudolph US Plan that is an employee welfare benefit plan, (i) each such Rudolph US Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) materially complies with the applicable requirements of Section 4980B(f) of the Code, the Affordable Care Act, and any applicable similar state or local Law except as would not result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole and (ii) no such Rudolph US Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (A) where the full cost of such benefit is borne entirely by the former employee (or such former employee’s eligible dependents or beneficiaries) or coverage through the end of the calendar month in which a termination of employment occurs, (B) where the benefit is required by COBRA or (C) pursuant to an applicable employment agreement or severance agreement, plan or policy requiring Rudolph or a Rudolph Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination for a period no greater than the severance period (or, if shorter, the period under which COBRA coverage is provided).

(i)     Neither Rudolph nor any Rudolph Subsidiary has ever maintained, established, sponsored, participated in or contributed to any Rudolph International Plan as to which such entity has any actual or contingent liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

Section 4.11    Labor and Employment Matters.

(a)    Neither Rudolph nor any Rudolph Subsidiary is a party to any collective bargaining agreement or similar labor union agreement with any labor union, trade union, labor organization or works council, and, as of the date hereof, no such agreement is presently being negotiated. None of the employees of Rudolph or any Rudolph Subsidiary is represented by any labor union, trade union, works council, or other labor organization with respect to their employment with Rudolph or any Rudolph Subsidiary. To the knowledge of Rudolph, and except as would not result in, individually or in the aggregate, a Rudolph Material Adverse Effect, there has not been at any time since January 1, 2017 any union or other labor organizing activities concerning any employees of Rudolph or any Rudolph Subsidiary. Except as would not result in, individually or in the aggregate, a Rudolph Material Adverse Effect, there are no current and, to the knowledge of Rudolph, there have not been any labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute, by Workers of Rudolph or any Rudolph Subsidiary since January 1, 2017.

(b)    Rudolph and the Rudolph Subsidiaries are and since January 1, 2017 have been in compliance in all material respects with all U.S. federal, state, and local, and all foreign, Laws respecting Employment Practices. To the knowledge of Rudolph, as of the date hereof, (x) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the Employment Practices of Rudolph or any Rudolph Subsidiary and (y) no material complaints relating to Employment Practices of Rudolph or any Rudolph Subsidiary have been, since January 1, 2017, filed with any Governmental Authority. As of the date hereof, no Action, Claim or investigation is pending or, to the knowledge of Rudolph, threatened with respect to any individual service providing agreements or Employment Practices that would result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole. To the knowledge of Rudolph, and except as would not result in, individually or in the aggregate, a Rudolph Material Adverse Effect, Rudolph and the Rudolph Subsidiaries are not engaged, and since January 1, 2017 have not been engaged, in any unfair labor practice (as defined under the National Labor Relations Act).

(c)    Neither Rudolph nor any Rudolph Subsidiary is delinquent in payments to any of its Workers for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such Workers, except for such delinquent payments, individually or in the aggregate, which would not reasonably be expected to result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

(d)    To the knowledge of Rudolph, except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, no Worker is in violation of any term of any employment or service Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Worker to be employed or retained by Rudolph or any Rudolph Subsidiary by which the individual is employed or engaged because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or proprietary information of others.

(e)    Except as would have, individually or in the aggregate, a Rudolph Material Adverse Effect, Rudolph and each Rudolph Subsidiary is and has, since January 1, 2017, been in material compliance with the WARN Act and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.

Section 4.12    Information Supplied. The information supplied by Rudolph for inclusion in the Joint Proxy Statement and the Registration Statement will not, (a) in the case of the Registration Statement, at the time the

Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to the stockholders of Rudolph and the stockholders of Nanometrics, and at the time of the Nanometrics Special Meeting and the Rudolph Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, Rudolph makes no representation or warranty with respect to any information supplied by Nanometrics, Merger Sub or any of their Representatives for inclusion in any of the foregoing documents. The information supplied by Rudolph for inclusion in the Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.13    Property and Leases.

(a)    Rudolph or one of the Rudolph Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by Rudolph or Rudolph Subsidiaries on the 2018 Rudolph Balance Sheet that are, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business), free of any Encumbrances other than Permitted Encumbrances. Except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by Rudolph and Rudolph Subsidiaries are usable in the ordinary course of business.

(b)    Section 4.13(b) of the Rudolph Disclosure Letter sets forth a complete and accurate list of all real property owned by Rudolph or any of the Rudolph Subsidiaries (“Rudolph Owned Real Property”). None of the Rudolph Owned Real Property is subject to any leases, tenancies or occupancies other than that of Rudolph or Rudolph Subsidiaries. Except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Rudolph Owned Real Property are reasonably adequate and suitable for the purpose of conducting Rudolph’s business as presently conducted.

(c)    Section 4.13(c)(1) of the Rudolph Disclosure Letter sets forth a complete and accurate list of all material leases of real property to which Rudolph or any Rudolph Subsidiary is a party, as lessee (“Rudolph Real Property Leases”). Section 4.13(c)(2) of the Rudolph Disclosure Letter sets forth a complete and accurate list of all subleases with respect to the Rudolph Real Property Leases. Except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, all of the fixtures and other improvements located on the premises subject to the Rudolph Real Property Leases are reasonably adequate and suitable for the purpose of conducting Rudolph’s business as presently conducted.

Section 4.14    Intellectual Property.

(a)    A true and correct list of Rudolph Registered Intellectual Property has been provided to Nanometrics by Rudolph prior to the date hereof.

(b)    To the knowledge of Rudolph, all of the Rudolph Owned Intellectual Property, including each item of Rudolph Registered Intellectual Property, is wholly and exclusively owned by Rudolph or a Rudolph Subsidiary free and clear of all Liens (other than (1) Liens that are not material, individually or in the aggregate, to Rudolph and the Rudolph Subsidiaries, taken as a whole, (2) Rudolph Outbound License Agreements and (3) Rudolph Immaterial Trademark Licenses).

(c)    To the knowledge of Rudolph, Rudolph or a Rudolph Subsidiary owns or otherwise has a valid right to use the Intellectual Property, software, and Source Code embedded within, or practiced by, the Rudolph

Products. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 4.14(e) below.

(d)    To the knowledge of Rudolph, neither Rudolph nor any of the Rudolph Subsidiaries is in breach of any of the material terms or conditions of any license to any Third Party Intellectual Property (including any Open Source Materials), where such breaches would reasonably be expected to result in liability to Rudolph and the Rudolph Subsidiaries, or have an adverse effect on the operation of the business of Rudolph and the Rudolph Subsidiaries, that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

(e)    To the knowledge of Rudolph, and except as would not, individually or in the aggregate, be expected to result in a Rudolph Material Adverse Effect, the operation by Rudolph and the Rudolph Subsidiaries of their business, including the design, development, use, import, export, manufacture, licensing, sale, offering for sale, supply or other disposition of the Rudolph Products does not (1) infringe, violate or misappropriate the Intellectual Property rights of any person, or (2) constitute unfair competition or trade practices under applicable Laws. Neither Rudolph nor any Rudolph Subsidiary has received any written notice from any person within the past three years (x) claiming that such operation or any Rudolph Product (A) infringes, violates or misappropriates the Intellectual Property rights of any Person, or (B) constitutes unfair competition or trade practices under the applicable Laws, or (y) claiming that a license to Intellectual Property is required in connection with operation by Rudolph and the Rudolph Subsidiaries of their business or in connection with any Rudolph Product where such claims would, individually or in the aggregate, reasonably be expected to result in a Rudolph Material Adverse Effect.

(f)    Each material item of Rudolph Registered Intellectual Property (other than applications for Rudolph Registered Intellectual Property) is (1) to the knowledge of Rudolph, valid and (2) subsisting.

(g)    Neither Rudolph nor any Rudolph Subsidiary has, to the knowledge of Rudolph, received any written notice within the past three years directed to Rudolph or any Rudolph Subsidiary of any Dispute with respect to any Rudolph Owned Intellectual Property and/or any Intellectual Property or software material to, practiced by, embodied in or incorporated within any material Rudolph Product. To the knowledge of Rudolph, no Dispute has been threatened in writing within the past three years with respect to any Rudolph Owned Intellectual Property. Since January 1, 2016, neither Rudolph nor any Rudolph Subsidiary has sent any written notice to any Third Party challenging the legality, validity, enforceability or ownership of the Third Party’s Intellectual Property.

(h)    To the knowledge of Rudolph, none of Rudolph or any Rudolph Subsidiary has disclosed or delivered to any Third Party (other than escrow agents pursuant to the Contracts set forth in Section 4.14(h) of the Rudolph Disclosure Letter), or permitted the disclosure or delivery by any escrow agent or other Third Party to any Third Party, any Source Code owned by Rudolph or any Rudolph Subsidiary. To the knowledge of Rudolph, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by Rudolph, any Rudolph Subsidiary or any escrow agent or other Third Party to any Third Party of any Source Code owned by Rudolph or any Rudolph Subsidiary. To the knowledge of Rudolph, neither the execution of this Agreement nor the consummation of the Merger or any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Rudolph-owned Source Code from escrow.

(i)    Rudolph and each Rudolph Subsidiary has taken commercially reasonable measures to protect Rudolph’s or such Rudolph Subsidiary’s rights in the Trade Secrets owned by Rudolph or such Rudolph Subsidiary, and for any Trade Secrets owned by any other Person that have been provided to Rudolph or such Rudolph Subsidiary under Contract, and to the knowledge of Rudolph, Rudolph and such Rudolph Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such Trade Secrets. Rudolph and each Rudolph Subsidiary has and uses commercially reasonable measures to enforce a policy requiring all employees, consultants and contractors of Rudolph and each Rudolph Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of Rudolph or such Rudolph Subsidiary.

(j)    To the knowledge of Rudolph, none of the Rudolph Owned Intellectual Property covering or embodied in Rudolph Products was developed by, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, educational institution or government research center was used in the development of the Rudolph Owned Intellectual Property that covers or is embodied in Rudolph Products. There is no obligation to any Governmental Authority, university, educational institution, government research center, or similar Person which restricts the transfer of any Rudolph Owned Intellectual Property, requires the repayment of funds, or involves the payment of a royalty, in each case, that would reasonably be expected to be material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

(k)    To the knowledge of Rudolph and except as disclosed to Nanometrics prior to the date of this Agreement, neither Rudolph nor any Rudolph Subsidiary is subject to any agreement with any standards body or other similar entity that would obligate Rudolph or any Rudolph Subsidiary to grant licenses or rights to or otherwise impair its control, enforcement or use of any Rudolph Owned Intellectual Property that is, individually or in the aggregate, material to the business of Rudolph and the Rudolph Subsidiaries, taken as a whole.

(l)    To the knowledge of Rudolph, neither the execution of this Agreement, nor the consummation of the Merger or any of the Transactions, will, under any Contract to which Rudolph or any Rudolph Subsidiary is bound, result in Nanometrics, Merger Subs, the Surviving Corporation, Rudolph or any Rudolph Subsidiary, being (1) bound by or subject to any obligation, including the granting of any right or negative covenant, in each case with respect to material Intellectual Property, which Rudolph or any Rudolph Subsidiary was not bound by or subject to prior to the Closing, or (2) obligated to pay any royalties, honoraria, fees or other payments to any person, with respect to Intellectual Property, in excess of those payable by Rudolph or any Rudolph Subsidiary prior to the Closing.

Section 4.15    Taxes.

(a)    Each of Rudolph and the Rudolph Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws and all such Tax Returns are correct and complete in all material respects. Rudolph and the Rudolph Subsidiaries have paid in a timely manner all Taxes that are required to be paid by them (whether or not shown on any Tax Return). There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any material assets of Rudolph or any of the Rudolph Subsidiaries.

(b)    Section 4.15(b) of the Rudolph Disclosure Letter lists all Tax Returns that currently are the subject of audit. Rudolph has made available to Nanometrics (i) correct and complete copies of all material examination reports, revenue agent reports, information document requests, statements of deficiencies, settlement agreements, and any similar documents received by, assessed against, or agreed to by Rudolph or any of the Rudolph Subsidiaries since January 1, 2017 or relating to any outstanding examination or audit, (ii) correct and complete copies of all private letter rulings or closing agreements received by or agreed to by Rudolph or any of the Rudolph Subsidiaries since January 1, 2017, and (iii) correct and complete copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Rudolph or any of the Rudolph Subsidiaries that remain in effect. Neither Rudolph nor any of the Rudolph Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has not yet expired or executed. No written claim has been made since January 1, 2017 by an authority in a jurisdiction where Rudolph or any Rudolph Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction. No material deficiencies for Taxes with respect to Rudolph have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Rudolph or any Rudolph Subsidiary.

(c)    Neither Rudolph nor any of the Rudolph Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(d)    None of Rudolph or any of the Rudolph Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)    Other than commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes, neither Rudolph nor any Rudolph Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement, or has any liability for Taxes of another Person (other than Rudolph or a Rudolph Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

(f)    Neither Rudolph nor any Rudolph Subsidiary has engaged in any “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or “listed transaction” as defined in Treasury Regulations Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(g)    Rudolph and each of its Subsidiaries have withheld and remitted to the appropriate taxing authority all material Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)    Neither Rudolph nor any of the Rudolph Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16    Environmental Matters. Except for matters that would not have, individually or in the aggregate, a Rudolph Material Adverse Effect:

(a)    Rudolph and each Rudolph Subsidiary is, and has at all times, since January 1, 2017, been, in compliance with all applicable Environmental Laws.

(b)    To the knowledge of Rudolph, none of the properties owned, leased or operated by Rudolph or any Rudolph Subsidiary (including soils, surface water, and groundwater) are contaminated with any Hazardous Substance in a manner, quantity, or condition that would require remedial action or result in liability under any Environmental Law.

(c)    Neither Rudolph nor any Rudolph Subsidiary has received any written notice, letter or request for information stating that it is or may be liable under any Contract, or pursuant to any Environmental Law, for any release of Hazardous Substances.

(d)    Rudolph and each Rudolph Subsidiary possesses and is in compliance with all Environmental Permits and (1) Rudolph’s and each Rudolph Subsidiary’s operations are in compliance with applicable Environmental Permits, (2) all such Environmental Permits are in full force and effect, (3) no suspension or cancellation of any of the Environmental Permits is pending or, to the knowledge of Rudolph, threatened and (4) no suspension or cancellation of such Environmental Permits will result from the transactions contemplated by this Agreement.

(e)    Except for Contracts entered into in the ordinary course of business, to the knowledge of Rudolph, neither Rudolph nor any Rudolph Subsidiary has entered into any agreement (other than Rudolph Real Property Leases) that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. No Action arising under or pursuant to Environmental Laws is pending, or to the knowledge of Rudolph, threatened against Rudolph or any Rudolph Subsidiary. To the knowledge of Rudolph, no condition exists on any property currently owned or operated by Rudolph or any Rudolph Subsidiary that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws. Neither Rudolph or any Rudolph Subsidiary is a party to or bound by any court order, administrative order, consent order, or other agreement with any Governmental Authority regarding any legal obligation or liability arising under any Environmental Law.

Section 4.17    Material Contracts.

(a)    Section 4.17(a) of the Rudolph Disclosure Letter lists the following respective Contracts (other than Rudolph Plans) in effect as of the date hereof (together with all amendments and supplements) to which Rudolph or any Rudolph Subsidiary is a party, or by which any property or asset of Rudolph or any Rudolph Subsidiary is bound or affected (collectively being, the “Rudolph Material Contracts”):

(1)    all revenue-generating Contracts, other than purchase orders issued in the ordinary course of business, that were entered into after December 31, 2018, or were entered into before or on December 31, 2018 and remain in effect, with the ten largest customers of Rudolph or the Rudolph Subsidiaries (determined on the basis of revenues received by Rudolph and the Rudolph Subsidiaries, taken as a whole, in the fiscal year ended December 31, 2018);

(2)    any distributor, sales, reseller, joint marketing, or joint development Contract that is material to Rudolph and the Rudolph Subsidiaries, taken as a whole;

(3)    all Contracts that were entered into after December 31, 2018, or were entered into before or on December 31, 2018 and remain in effect, with the ten largest suppliers to Rudolph and the Rudolph Subsidiaries, taken as a whole (determined on the basis of amounts paid by Rudolph or any of its Subsidiaries in the fiscal year ended December 31, 2018), indicating each such supplier that is a sole-source supplier to Rudolph or any Rudolph Subsidiary;

(4)    all Contracts involving the payment of royalties by Rudolph or any Rudolph Subsidiary to a third party (not including intercompany payments) where such payments are expected to exceed $100,000 in the 12-month period following the date hereof;

(5)    other than leases of real property, all Contracts that grant a right of first refusal, first offer or similar right, in each case, that is material to Rudolph and the Rudolph Subsidiaries, taken as a whole;

(6)    all Contracts that (A) limit or purport to limit the right of Rudolph or any Rudolph Subsidiary to compete with any Person, in any geographic area or during any period of time, (B) subject Rudolph or any Rudolph Subsidiary to any “most-favored nation” or other similar limitations on future product pricing, (C) provide for the grant by Rudolph or any Rudolph Subsidiary of any exclusive right or (D) otherwise restrict in a material respect Rudolph or any Rudolph Subsidiary from engaging or competing in any material line of business, in any location;

(7)    other than sales of products or services in the ordinary course, any Contract relating to the disposition or acquisition by Rudolph or any Rudolph Subsidiary of a business or product line or equity ownership interests for consideration that contain ongoing obligations that, individually or in the aggregate, are material to Rudolph and the Rudolph Subsidiaries, taken as a whole;

(8)    any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to Indebtedness, other than (A) accounts receivables and payables and (B) loans to or guarantees for direct or indirect wholly owned Rudolph Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(9)    each “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) executed on or prior to the date hereof that is anticipated to be filed (or required to be filed) pursuant to Item 601(b)(10) of Regulation S-K with Rudolph’s next periodic report under the Exchange Act;

(10)    other than leases of real property, all Contracts providing for (A) material indemnification obligations (including with respect to Intellectual Property rights) or (B) any material guaranty of Third Party obligations, in each of the foregoing cases except for those entered into in the ordinary course of business (including those in connection with Rudolph Outbound License Agreements);

(11)    all Contracts relating to revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(12)    all Contracts with any Governmental Authority or Contracts that, to the knowledge of Rudolph, are subcontracts under any Contract with any Governmental Authority (other than ordinary course customer Contracts or Contracts pursuant to which the counterparty does not have any rights to Rudolph Intellectual Property rights other than its rights to use the products or services sold under such Contract as a customer);

(13)    all Contracts to which Rudolph or any Rudolph Subsidiary is a party (other than Rudolph Outbound License Agreements, intercompany agreements, Rudolph Immaterial Trademark Licenses and confidentiality agreements that do not separately license any Intellectual Property but allow disclosure and use of confidential information, and other Contracts that are not material to Rudolph and the Rudolph Subsidiaries, taken as a whole) pursuant to which (A) any person is authorized to use or is granted any right in or to any material Rudolph Owned Intellectual Property or (B) to the knowledge of Rudolph, Rudolph or any Rudolph Subsidiary has agreed to any restriction, still in effect as of the date of this Agreement, on the right of Rudolph or any Rudolph Subsidiary to enforce any material Intellectual Property rights;

(14)    all Contracts (excluding licenses for Open Source Materials and commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) under which Rudolph or any Rudolph Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any Patents) with respect to any Intellectual Property of a Third Party, which Contract is material to Rudolph and the Rudolph Subsidiaries, taken as a whole;

(15)    all Rudolph Real Property Leases; and

(16)    all Contracts entered into in the last five years in connection with the settlement or other resolution of any Action that has any material continuing obligation, liability or restriction on the part of Rudolph or the Rudolph Subsidiaries.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to Rudolph and the Rudolph Subsidiaries, taken as a whole, (1) each Rudolph Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally), (2) Rudolph or the Rudolph Subsidiary, as applicable, is not in default under any Rudolph Material Contract, has not committed or failed to perform any material act that, with or without notice, lapse of time, or both, would constitute a default under the Rudolph Material Contract, (3) to the knowledge of Rudolph, no other party is in breach or violation of, or default under, any Rudolph Material Contract and (4) as of the date hereof, neither Rudolph nor any Rudolph Subsidiary has received written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Rudolph Material Contract. Rudolph has made available to Nanometrics true and complete copies of all Rudolph Material Contracts, including any material amendments and supplements thereto.

Section 4.18    NYSE. Rudolph is in material compliance with the applicable criteria for continued listing of the shares of Rudolph Common Stock on the New York Stock Exchange, including all applicable corporate governance rules and regulations.

Section 4.19    Insurance.

(a)    Rudolph and each Rudolph Subsidiary are, and since January 1, 2017 have been, insured against such losses and risks and in such amounts as are customary in and reasonable for the businesses in which they are engaged, except where the failure to be so insured would not have, individually or in the aggregate, a Rudolph Material Adverse Effect.

(b)    Except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, with respect to each such insurance policy: (1) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (2) neither Rudolph nor any Rudolph Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both) and (3) to the knowledge of Rudolph, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)    Other than with respect to any Rudolph Plans set forth in Section 4.10(a) of the Rudolph Disclosure Letter pursuant to which benefits are provided through insurance contracts, since January 1, 2017, neither Rudolph nor any Rudolph Subsidiary been denied any insurance or indemnity bond coverage, except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect.

Section 4.20    Brokers and Expenses. No agent, broker, finder or investment banker other than Morgan Stanley & Co. LLC (the “Rudolph Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission payable by Rudolph or any Rudolph Subsidiary in connection with the Transactions based upon arrangements made by, or on behalf of, Rudolph or any Rudolph Subsidiary.

Section 4.21    Takeover Statutes. The board of directors of Rudolph has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition” or other Takeover Statute or any anti-takeover provision in Rudolph’s certificate of incorporation or bylaws is applicable to this Agreement, the Merger, and the Transactions. Without limitation of the foregoing, assuming the accuracy of Nanometrics’s and Merger Sub’s representation and warranty set forth in Section 3.27, the Rudolph Board of Directors has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” (each as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of any of this Agreement or any of the Transactions.

Section 4.22    Certain Business Practices.

(a)    Since January 1, 2017, neither Rudolph, any Rudolph Subsidiary nor to the knowledge of Rudolph, any director, officer, employee or agent of Rudolph or any Rudolph Subsidiary acting on behalf of Rudolph or any Rudolph Subsidiary has (1) used any Rudolph funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (2) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of any provision of the FCPA or any comparable Law.

(b)    Since January 1, 2017, Rudolph and each Rudolph Subsidiary have conducted their import and export transactions in accordance in all material respects with applicable provisions of U.S. trade Laws, and other trade Laws of the countries where it conducts business. Without limiting the foregoing:

(1)    Rudolph and each Rudolph Subsidiary have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S., except as would not result in a liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole; and

(2)    Rudolph and each Rudolph Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals.

Section 4.23    Affiliate Transactions. Other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing Contracts, transactions, Indebtedness or other arrangements between Rudolph or any Rudolph Subsidiary, on the one hand, and any of the directors, officers or other affiliates of Rudolph and the Rudolph Subsidiaries, on the other hand.

Section 4.24    Vote Required. Assuming the accuracy of Nanometrics’s representations and warranties set forth in Section 3.27, the Rudolph Stockholder Approval is the only vote of the holders of any class or series of Rudolph’s capital stock necessary to adopt or approve this Agreement, the Merger or any of the other Transactions.

Section 4.25    Opinion of Financial Advisor. The Rudolph Board of Directors has received an opinion from the Rudolph Financial Advisor to the effect that, as of the date thereof and subject to and based upon the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair from a financial point of view to the stockholders of Rudolph, other than Nanometrics and its affiliates. Rudolph will make available to Nanometrics a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.

Section 4.26    Ownership of Nanometrics Common Stock. Neither Rudolph nor any entity controlled, directly or indirectly, by Rudolph (other than any Rudolph Plans) beneficially owns any shares of Nanometrics Common Stock or is an “interested stockholder” (as such term is defined in the DGCL) of Nanometrics.

Section 4.27    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Rudolph nor any other Person on behalf of Rudolph makes any express or implied representation or warranty with respect to Rudolph or with respect to any other information provided to Nanometrics or Merger Sub in connection with the transactions contemplated hereby.

Section 4.28    Disclaimer of Other Representations and Warranties. Rudolph acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither Nanometrics nor Merger Sub is making or has made any representations or warranties relating to itself or its business or otherwise in connection with the Transactions, including the Merger, and neither Rudolph nor its Representatives is relying on any representation or warranty of Nanometrics or Merger Sub except for those expressly set forth in this Agreement, (b) no Person has been authorized by Nanometrics or Merger Sub to make any representation or warranty relating to Nanometrics, Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by Rudolph as having been authorized by Nanometrics or Merger Sub and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Rudolph or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1    Conduct of Business by Nanometrics Pending the Closing.

(a)    From the date of this Agreement until the Effective Time, Nanometrics will and will cause each Nanometrics Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to (1) preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations, (2) maintain the existence of, validity, enforceability and rights of Nanometrics or the applicable Nanometrics Subsidiary in, to or under the Nanometrics Regulatory Permits (including any pending applications for new or renewed Nanometrics Regulatory Permits) and (3) keep available the services of the current officers and key employees of Nanometrics and the Nanometrics Subsidiaries, except (A) as set forth in Section 5.1 of the Nanometrics Disclosure Letter, (B) as specifically required or permitted by this Agreement, (C) as required by Law or Order or (D) as consented to in writing by Rudolph (which consent will not be unreasonably withheld, delayed or conditioned and must be requested by e-mail addressed to the persons (and at the addresses) set forth in Section 5.1(a) of the Rudolph Disclosure Letter, and which consent will be given by means of an email response from any of such persons consenting to such request).

(b)    Except (i) as set forth in Section 5.1 of the Nanometrics Disclosure Letter, (ii) as specifically required or permitted by this Agreement, (iii) as required by Law or Order or (iv) as consented to in writing by Rudolph (which consent will not be unreasonably withheld, delayed or conditioned and must be requested by e-mail addressed to the persons (and at the addresses) set forth in Section 5.1(a) of the Rudolph Disclosure Letter, and which consent will be given by means of an email response from any of such persons consenting to such request), from the date of this Agreement until the Effective Time, Nanometrics will not, and will not permit any Nanometrics Subsidiary to:

(1)    authorize or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, stock or other securities of Nanometrics or any Nanometrics Subsidiary), except for dividends and distributions by a wholly owned Nanometrics Subsidiary to Nanometrics or another wholly owned Nanometrics Subsidiary;

(2)    split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Nanometrics Subsidiary that remains a wholly owned Nanometrics Subsidiary after consummation of such transaction and except for issuances of shares of Nanometrics Common Stock in respect of any purchase rights under the Nanometrics ESPP or the exercise, vesting or settlement (as applicable) of Nanometrics Equity Awards outstanding on the date hereof or granted in accordance with this Section 5.1(b) and in accordance with their respective terms;

(3)    (A) increase the cash compensation payable or to become payable to any of its directors or officers at the level of Vice President or above, other than increases in annual base salaries and target incentive compensation at times and in amounts in the ordinary course of business in connection with Nanometrics’s annual salary review process, (B) grant to any of its executive officers at the level of Vice President or above any increase in cash severance or termination pay, (C) enter into any employment, severance, or retention agreement (excluding offer letters for “at will” employment that provide for no severance or change in control benefits or where required by Law) with any of its Workers except in the ordinary course of business consistent with past practice, (D) establish, adopt, enter into, materially amend or terminate any collective bargaining agreement or Nanometrics Plan, other than periodic bonus or commission plans or programs in the ordinary course of business, (E) except as required by any Nanometrics Plan in existence as of the date hereof or adopted in accordance with this Agreement, take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its Workers except in the ordinary course of business consistent with past practice, (F) terminate the employment of the Chief Executive Officer of Nanometrics, or any of the individuals who report directly to him, other than for cause or non-performance of material duties or due to death or disability or (G) hire any person for employment with Nanometrics or any Nanometrics Subsidiary at a level of Vice President or higher (except that Nanometrics and the Nanometrics Subsidiaries may hire any person for employment at the Vice President level to fill any position that is vacant as of the date hereof or any currently existing Vice President position that becomes vacant after the date hereof and, notwithstanding anything to the contrary in this clause (G), provide such person with compensation and benefits commensurate for such position consistent with past practice);

(4)     (A) commence, implement or effect any material organizational restructuring of Nanometrics or any Nanometrics Subsidiary or (B) reassign the responsibilities of any employee at a level of Vice President or higher in any material respect, except that Nanometrics and any Nanometrics Subsidiary may terminate any employee for cause or non-performance of material duties or due to death or disability;

(5)    make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC policy;

(6)    amend the Nanometrics Governing Documents, or permit Merger Sub or any other Nanometrics Subsidiary to adopt any amendments to its governing documents;

(7)    issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Nanometrics or any Nanometrics Subsidiary or any securities convertible into or exercisable or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be vested or exercisable any otherwise unvested or unexercisable Nanometrics Equity Awards under any existing Nanometrics Equity Plan (except as otherwise provided by a Nanometrics Plan in accordance with its terms on the date hereof), other than (A) issuances of shares of Nanometrics Common Stock in respect of any purchase rights under the Nanometrics ESPP, vesting or settlement of Nanometrics Equity Awards outstanding on the date hereof or granted in accordance with this Section 5.1(b), and in accordance with their respective terms, (B) the award to new hires or in connection with promotions of Nanometrics Stock Options or Nanometrics RSU Awards pursuant to the Nanometrics Equity Plans in the ordinary course of business (not to exceed 73,335 shares of Nanometrics Common Stock in the aggregate upon the vesting of such Nanometrics RSU Awards or the exercise of such Nanometrics Stock Options), provided that the terms of all awards granted after the date of this Agreement pursuant to this Section 5.1(b)(7)(B) shall provide that none of the Transactions shall constitute a “change of control” or otherwise result in the acceleration of vesting thereof (in whole or in part or in connection with any subsequent termination of employment) or (C) transactions between Nanometrics and a wholly owned Nanometrics Subsidiary or between wholly owned Nanometrics Subsidiaries;

(8)    directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or other equity interests or any rights, warrants or options to acquire any such shares in its capital or other equity interests, except for (A) acquisitions of shares of Nanometrics Common Stock tendered by holders of Nanometrics Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by Nanometrics of Nanometrics Equity Awards in connection with the forfeiture of such awards and (C) transactions between Nanometrics and a wholly owned Nanometrics Subsidiary or between wholly owned Nanometrics Subsidiaries;

(9)    redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among Nanometrics and its wholly owned Subsidiaries or among wholly owned Nanometrics Subsidiaries and (B) guarantees by Nanometrics of Indebtedness for borrowed money of Nanometrics Subsidiaries or guarantees by Nanometrics Subsidiaries of

Indebtedness for borrowed money of Nanometrics or any Nanometrics Subsidiary, which Indebtedness is incurred in compliance with this clause (9);

(10)    make any loans, advances or capital contributions, except for (A) loans or advances to employees or independent contractors for travel expenses in the ordinary course of business, (B) loans among Nanometrics and its wholly owned Subsidiaries or among Nanometrics’s wholly owned Subsidiaries and (C) extended payment terms for customers in the ordinary course of business;

(11)    sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrances), any of its material properties or assets (including shares in the capital of its Subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) non-exclusive licenses of non-material Intellectual Property in the ordinary course of business, (C) non-exclusive licenses of Nanometrics Owned Intellectual Property entered into in conjunction with the sale of Nanometrics Products in the ordinary course of business and (D) for transactions among Nanometrics and its wholly owned Subsidiaries or among wholly owned Nanometrics Subsidiaries;

(12)    settle, pay, discharge or satisfy any Actions or Claims that (A) impose any injunctive relief on Nanometrics or any Nanometrics Subsidiary, (B) concern alleged criminal activity or (C) involve the payment of money in excess of $300,000 in the aggregate in excess of existing insurance coverage;

(13)    commence any Actions in excess of $300,000 in the aggregate against any Person, except for (A) the routine collection of accounts receivable, (B) such cases where it in good faith determines that failure to commence suit could result in the impairment of a valuable aspect of its business, as long as Nanometrics notifies Rudolph in writing prior to the filing of a suit or (C) a breach of this Agreement;

(14)    make (except for elections made in the ordinary course of business) or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except in the ordinary course of an audit), enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

(15)    except (A) in accordance with Nanometrics’s anticipated capital expenditures described in Section 5.1(b)(15) of the Nanometrics Disclosure Letter, (B) for internally built tools with respect to the Nanometrics’s existing products and (C) for expenditures that do not exceed $1,500,000 individually or $5,000,000 in the aggregate, make any new capital expenditure or expenditures, or commit to do so;

(16)    except in the ordinary course of business (except as otherwise prohibited in any other subclause of this Section 5.1(b)), (A) enter into any Contract or amendment that, if entered into prior to the date hereof, would be a Nanometrics Material Contract, (B) materially amend, materially modify, terminate or consent to the termination of any Nanometrics Material Contract or (C) waive, release, relinquish or assign any Nanometrics Material Contract (or any of Nanometrics’s or any Nanometrics Subsidiary’s rights thereunder), right or claim;

(17)    acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, except purchases of inventory and components in the ordinary course of business;

(18)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transactions);

(19)    convene any special meeting of the Nanometrics stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of the Nanometrics stockholders at the Nanometrics Special Meeting other than the issuance of shares of Nanometrics Common Stock as provided in this Agreement and the adoption of the Amended and Restated Nanometrics Charter, and any other matters required by applicable law to be so submitted in connection with the transactions contemplated by this Agreement; or

(20)    agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Section 5.1 is intended to allow Rudolph to control Nanometrics in violation of the HSR Act.

Section 5.2    Conduct of Business by Rudolph Pending the Closing.

(a)    From the date of this Agreement until the Effective Time, Rudolph will and will cause each Rudolph Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to (1) preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations, (2) maintain the existence of, validity, enforceability and rights of Rudolph or the applicable Rudolph Subsidiary in, to or under the Rudolph Regulatory Permits (including any pending applications for new or renewed Rudolph Regulatory Permits) and (3) keep available the services of the current officers and key employees of Rudolph and the Rudolph Subsidiaries, except (A) as set forth in Section 5.2 of the Rudolph Disclosure Letter, (B) as specifically required or permitted by this Agreement, (C) as required by Law or Order or (D) as consented to in writing by Nanometrics (which consent will not be unreasonably withheld, delayed or conditioned and must be requested by e-mail addressed to the persons (and at the addresses) set forth in Section 5.2(a) of the Nanometrics Disclosure Letter, and which consent will be given by means of an email response from any of such persons consenting to such request).

(b)    Except (i) as set forth in Section 5.2 of the Rudolph Disclosure Letter, (ii) as specifically required or permitted by this Agreement, (iii) as required by Law or Order or (iv) as consented to in writing by Nanometrics (which consent will not be unreasonably withheld, delayed or conditioned and must be requested by e-mail addressed to the persons (and at the addresses) set forth in Section 5.2(a) of the Nanometrics Disclosure Letter, and which consent will be given by means of an email response from any of such persons consenting to such request), from the date of this Agreement until the Effective Time, Rudolph will not, and will not permit any Rudolph Subsidiary to:

(1)    authorize or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, stock or other securities of Rudolph or any Rudolph Subsidiary), except for dividends and distributions by a wholly owned Rudolph Subsidiary to Rudolph or another wholly owned Rudolph Subsidiary;

(2)    split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Rudolph Subsidiary that remains a wholly owned Rudolph Subsidiary after consummation of such transaction and except for issuances of shares of Rudolph Common Stock in respect of any purchase rights under the Rudolph ESPP or the exercise, vesting or settlement (as applicable) of Rudolph Equity Awards outstanding on the date hereof or granted in accordance with this Section 5.2(b) and in accordance with their respective terms;

(3)    (A) increase the cash compensation payable or to become payable to any of its directors or officers at the level of Vice President or above, other than increases in annual base salaries and target incentive compensation at times and in amounts in the ordinary course of business in connection with Rudolph’s annual salary review process, (B) grant to any of its executive officers at the level of Vice President or above any increase in cash severance or termination pay, (C) enter into any employment, severance, or retention agreement (excluding offer letters for “at will” employment that provide for no severance or change in control benefits or where required by Law) with any of its Workers, except in the ordinary course of business consistent with past practice, (D) establish, adopt, enter into, materially amend or terminate any collective bargaining agreement or Rudolph Plan, other than periodic bonus or commission plans or programs in the ordinary course of business, (E) except as required by any Rudolph Plan in existence as of the date hereof or adopted in accordance with this Agreement, take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its Workers except in the ordinary course of business consistent with past practice, (F) terminate the employment of the Chief Executive Officer of Rudolph, or any of the individuals who report directly to him, other than for cause or non-performance of material duties or due to death or disability or (G) hire any person for employment with Rudolph or any Rudolph Subsidiary at a level of Vice President or higher (except that Rudolph and the Rudolph Subsidiaries may hire any person for employment at the Vice President level to fill any position that is vacant as of the date hereof or any currently existing Vice President position that becomes vacant after the date hereof and, notwithstanding anything to the contrary in this clause (G), provide such person with compensation and benefits commensurate for such position consistent with past practice);

(4)     (A) commence, implement or effect any material organizational restructuring of Rudolph or any Rudolph Subsidiary or (B) reassign the responsibilities of any employee at a level of Vice President or higher in any material respect, except that Rudolph and any Rudolph Subsidiary may terminate any employee for cause or non-performance of material duties or due to death or disability;

(5)    make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC policy;

(6)    amend the Rudolph Governing Documents, or permit any Rudolph Subsidiary to adopt any amendments to its governing documents;

(7)    issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Rudolph or any Rudolph Subsidiary or any securities convertible into or exercisable or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be vested or exercisable any otherwise unvested or unexercisable Rudolph Equity Awards under any existing Rudolph Equity Plan (except as otherwise provided by a Rudolph Plan in accordance with its terms on the date hereof), other than (A) issuances of shares of Rudolph Common Stock in respect of any purchase rights under the Rudolph ESPP, vesting or settlement of Rudolph Equity Awards outstanding on the date hereof or granted in accordance with this Section 5.2(b), and in accordance with their respective terms, (B) the award to new hires or in connection with promotions of Rudolph Stock Options or Rudolph RSU Awards pursuant to the Rudolph Equity Plans in the ordinary course of business (not to exceed 100,321 shares of Rudolph Common Stock in the aggregate upon the vesting of such Rudolph RSU Awards or the exercise of such Rudolph Stock Options), provided that the terms of all awards granted after the date of this Agreement pursuant to this Section 5.2(b)(7)(B) shall provide that none of the Transactions shall constitute a “change of control” or otherwise result in the acceleration of vesting thereof (in whole or in part or in connection with any subsequent termination of employment) or (C) transactions between Rudolph and a wholly owned Rudolph Subsidiary or between wholly owned Rudolph Subsidiaries;

(8)    directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or other equity interests or any rights, warrants or options to acquire any such shares in its capital or other equity interests, except for (A) acquisitions of shares of Rudolph Common Stock tendered by holders of Rudolph Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by Rudolph of Rudolph Equity Awards in connection with the forfeiture of such awards and (C) transactions between Rudolph and a wholly owned Rudolph Subsidiary or between wholly owned Rudolph Subsidiaries;

(9)    redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among Rudolph and its wholly owned Subsidiaries or among wholly owned Rudolph Subsidiaries and (B) guarantees by Rudolph of Indebtedness for borrowed money of Rudolph Subsidiaries or guarantees by Rudolph Subsidiaries of Indebtedness for borrowed money of Rudolph or any Rudolph Subsidiary, which Indebtedness is incurred in compliance with this clause (9);

(10)    make any loans, advances or capital contributions, except for (A) loans or advances to employees or independent contractors for travel expenses in the ordinary course of business, (B) loans among Rudolph and its wholly owned Subsidiaries or among Rudolph’s wholly owned Subsidiaries and (C) extended payment terms for customers in the ordinary course of business;

(11)    sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrances), any of its material properties or assets (including shares in the capital of its Subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) non-exclusive licenses of non-material Intellectual Property in the ordinary course of business, (C) non-exclusive licenses of Rudolph Owned Intellectual Property entered into in conjunction with the sale of Rudolph Products in the ordinary course of business and (D) for transactions among Rudolph and its wholly owned Subsidiaries or among wholly owned Rudolph Subsidiaries;

(12)    settle, pay, discharge or satisfy any Actions or Claims that (A) impose any injunctive relief on Rudolph or any Rudolph Subsidiary, (B) concern alleged criminal activity or (C) involve the payment of money in excess of $300,000 in the aggregate in excess of existing insurance coverage;

(13)    commence any Actions in excess of $300,000 in the aggregate against any Person, except for (A) the routine collection of accounts receivable, (B) such cases where it in good faith determines that failure to commence suit could result in the impairment of a valuable aspect of its business, as long as Rudolph notifies Nanometrics in writing prior to the filing of a suit or (C) a breach of this Agreement;

(14)    make (except for elections made in the ordinary course of business) or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except in the ordinary course of an audit), enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

(15)    except (A) in accordance with Rudolph’s anticipated capital expenditures described in Section 5.2(b)(15) of the Rudolph Disclosure Letter, (B) for internally built tools with respect to the Rudolph’s existing products and (C) for expenditures that do not exceed $1,500,000 individually or $5,000,000 in the aggregate, make any new capital expenditure or expenditures, or commit to do so;

(16)    except in the ordinary course of business (except as otherwise prohibited in any other subclause of this Section 5.2(b)), (A) enter into any Contract or amendment that, if entered into prior to the date hereof, would be a Rudolph Material Contract, (B) materially amend, materially modify, terminate or consent to the termination of any Rudolph Material Contract or (C) waive, release, relinquish or assign any Rudolph Material Contract (or any of Rudolph’s or any Rudolph Subsidiary’s rights thereunder), right or claim;

(17)    acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Rudolph and the Rudolph Subsidiaries, taken as a whole, except purchases of inventory and components in the ordinary course of business;

(18)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transactions);

(19)    convene any special meeting of the Rudolph stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of the Rudolph stockholders at the Rudolph Special Meeting other than the adoption of this Agreement and any other matter required to be presented to Rudolph stockholders in connection therewith pursuant to applicable Law; or

(20)    agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Section 5.2 is intended to allow Nanometrics to control Rudolph in violation of the HSR Act.

Section 5.3    Solicitation by Nanometrics.

(a)    From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, and except as otherwise specifically provided for in this Agreement, Nanometrics will not and will cause the Nanometrics Subsidiaries not to, and will not permit its or their directors, officers, employees and other Representatives to, directly or indirectly: (1) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) that constitutes or would be reasonably expected to lead to a Nanometrics Competing Proposal, (2) participate or engage in any negotiations or discussions regarding a Nanometrics Competing Proposal, (3) in connection with any actual or potential Nanometrics Competing Proposal, disclose or furnish any information or data to any Person concerning Nanometrics’s business or properties, or provide any Person access to its properties, books, or records, (4) fail to include the Nanometrics Board Recommendation in the Joint Proxy Statement distributed to Nanometrics stockholders, (5) fail to make a statement in opposition and recommend rejection to Nanometrics’s stockholders of any Nanometrics Competing Proposal that is a tender or exchange offer for Nanometrics’s securities initiated by a Person pursuant to Rule 14e-2 promulgated under the Exchange Act, or fail to reaffirm the Nanometrics Board Recommendation in response to such tender or exchange offer, within ten (10) business days after such tender or exchange offer has first been published, sent or given by such Person, (6) fail to issue a press release confirming the Nanometrics Board Recommendation within ten (10) Business Days following Parent’s written request to the Nanometrics Board of Directors that the Nanometrics Board of Directors issue such press release in response to any other publicly announced Nanometrics Competing Proposal (provided the Nanometrics Board of Directors shall not be required to issue more than one such press release in response to any Nanometrics Competing Proposal), (7) approve or publicly recommend any Nanometrics Competing Proposal, (8) withdraw, change, amend, modify or qualify, in a manner adverse to Rudolph, the Nanometrics Board Recommendation, (9) execute or become bound by any written letter of intent or similar document relating to, or any agreement or commitment providing for, any Nanometrics Competing Proposal or (10) resolve, propose publicly or agree to do any of the foregoing (any act described in clauses (4) through (8) above (or to the extent related to clauses (4) through (8), clause (10)), a “Nanometrics Change of Recommendation”). Nanometrics will immediately cease, and cause the Nanometrics

Subsidiaries and its and their directors, officers, employees and other Representatives to immediately cease, any and all existing discussions or negotiations with any Person (or provision of any information to any Person) with respect to any Nanometrics Competing Proposal. For purposes of this Section 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Nanometrics, Rudolph or any Rudolph Subsidiaries. Nanometrics shall promptly inform its Representatives of Nanometrics’s obligations under this Section 5.3 following the date of this Agreement. Nanometrics acknowledges and agrees that, in the event any Representative of Nanometrics or any Nanometrics Subsidiary takes any action that if taken by Nanometrics would be a breach of this Section 5.3, the taking of such action by such Representative will be deemed to constitute a breach of this Agreement (including this Section 5.3) by Nanometrics.

(b)    As promptly as practicable following the date of this Agreement, Nanometrics will request that all confidential or proprietary information previously furnished to any Person in connection with discussions and negotiations conducted with respect to any Nanometrics Competing Proposal in the one-year period prior to the date of this Agreement, be promptly returned or destroyed.

(c)    Notwithstanding the limitations set forth in Section 5.3(a), if, prior to the Nanometrics Stockholder Approval being obtained, Nanometrics receives a bona fide written Nanometrics Competing Proposal made after the date hereof that did not result from a breach in any material respect of the provisions of Section 5.3(a), Nanometrics and its Representatives may, (1) contact the Person that made such Nanometrics Competing Proposal to clarify and understand the terms and conditions thereof and (2) if the Nanometrics Board of Directors determines in good faith after consultation with Nanometrics’s outside legal counsel and Nanometrics’s nationally recognized independent financial advisor that such Nanometrics Competing Proposal constitutes a Nanometrics Superior Proposal or would reasonably be expected to result in a Nanometrics Superior Proposal and that a failure to take any such action with respect to such Nanometrics Competing Proposal would be inconsistent with its fiduciary duties under applicable Law, then in either event Nanometrics and its Representatives may take the following actions after Nanometrics gives prior notice to Rudolph of its intent to do so: (x) furnish information to the Person making such Nanometrics Competing Proposal if, and only if, prior to so furnishing such information, Nanometrics receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to such Nanometrics Competing Proposal and any changes thereto, including by making counterproposals thereto.

(d)    Nanometrics will notify Rudolph promptly (but in no event later than 24 hours) after receipt of any Nanometrics Competing Proposal or any material amendment thereto, any initial proposals or inquiries that would reasonably be expected to lead to a Nanometrics Competing Proposal, or any initial inquiry or request for information relating to Nanometrics or any Nanometrics Subsidiary by any Person who has made or would reasonably be expected to make any Nanometrics Competing Proposal. Such notice will be made orally and confirmed in writing, and will indicate the identity of the Person making the Nanometrics Competing Proposal, inquiry or request or with whom Nanometrics is engaging in discussions or negotiations, and the terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request. In addition, Nanometrics will promptly (but in any event within 24 hours) after Nanometrics’s receipt or delivery thereof (as applicable), provide to Rudolph copies of any material written documentation or communications (and a summary of any oral terms or material communications) relating to a Nanometrics Competing Proposal that is (i) received by Nanometrics from any Person making such proposal (or from any representatives, advisors or agents of such Person) or (ii) sent by Nanometrics to any Person making such proposal (or to any representatives, advisors or agents of such Person). Nanometrics will keep Rudolph reasonably informed of the material terms (including any material amendments or proposed material amendments to such material terms) of any such Nanometrics Competing Proposal. Nanometrics will concurrently provide to Rudolph any nonpublic information concerning Nanometrics provided to any other Person in connection with any Nanometrics Competing Proposal that was not previously provided to Rudolph.

(e)    Notwithstanding anything in this Section 5.3 or Section 5.5 to the contrary, at any time prior to the receipt of the Nanometrics Stockholder Approval, the Nanometrics Board of Directors may make a

Nanometrics Change of Recommendation in response to a Nanometrics Intervening Event if, and only if, (1) the Nanometrics Board of Directors has determined in good faith after consultation with Nanometrics’s outside legal counsel that the failure to make a Nanometrics Change of Recommendation would be inconsistent with the fiduciary duties of the members of the Nanometrics Board of Directors under applicable Law (provided that neither the actions of the Nanometrics Board of Directors in making such determination nor such determination shall, in and of themselves, constitute a Nanometrics Change of Recommendation or a violation of Section 5.3(c)), (2) Nanometrics has provided Rudolph with a written notice of such determination and that the Nanometrics Board of Directors intends to effect a Nanometrics Change of Recommendation specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Nanometrics Intervening Event); provided that neither the giving of such notice nor the actions of the Nanometrics Board of Directors in authorizing and disclosing (to the extent legally required) such notice shall, in and of themselves, constitute a Nanometrics Change of Recommendation and (3) during the four business day period commencing, if Rudolph’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of Rudolph’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of Rudolph’s receipt of such notice, Nanometrics has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with Rudolph and its Representatives (to the extent Rudolph desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any written proposals made by Rudolph that, if accepted by Nanometrics, would be binding on Rudolph, and after taking account of such proposals, if any, the Nanometrics Board of Directors again makes the determination set forth in Section 5.3(e)(1).

(f)    Notwithstanding anything in this Section 5.3 or Section 5.5 to the contrary, at any time prior to the receipt of the Nanometrics Stockholder Approval, the Nanometrics Board of Directors may in response to its receipt of a bona fide written Nanometrics Competing Proposal made after the date of this Agreement that did not result from a breach in any material respect of the provisions of this Section 5.3 make a Nanometrics Change of Recommendation if, and only if, (1) the Nanometrics Board of Directors has determined in good faith after consultation with Nanometrics’s outside legal counsel and nationally recognized independent financial advisor that (x) such Nanometrics Competing Proposal constitutes a Nanometrics Superior Proposal and (y) the failure to take such action would be inconsistent with the fiduciary duties of the members of the Nanometrics Board of Directors under applicable Law (provided that the actions of the Nanometrics Board of Directors in making such determination and such determination shall not, in and of themselves, constitute a Nanometrics Change of Recommendation or a violation of Section 5.5(c)), (2) Nanometrics has provided Rudolph with a written notice of such determination and that the Nanometrics Board of Directors intends to effect a Nanometrics Change of Recommendation, together with a copy of the proposed form of each agreement to be entered into in connection with such Nanometrics Superior Proposal and the identity of the Person making such Nanometrics Superior Proposal; provided that neither the giving of such notice nor the actions of the Nanometrics Board of Directors in authorizing and disclosing (to the extent legally required) such notice will, in and of themselves, constitute a Nanometrics Change of Recommendation and (3) during the four business day period commencing, if Rudolph’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of Rudolph’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of Rudolph’s receipt of such notice, Nanometrics has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with Rudolph and its Representatives (to the extent Rudolph desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any written proposals made by Rudolph that, if accepted by Nanometrics, would be binding on Rudolph, and after taking account of such proposals, if any, the Nanometrics Board of Directors again makes the determination set forth in Section 5.3(f)(1). Each time the financial or other terms of such Nanometrics Competing Proposal are amended, Nanometrics will deliver to Rudolph a new notice (including as attachments thereto a copy of the new forms of agreements related to such amended proposal), and the period of negotiation provided in the foregoing sentence will in no event, including if the initial four business day period would otherwise expire, end less than two business days after Rudolph’s receipt of such new notice and new forms of agreements.

(g)    Nothing contained in this Agreement will prohibit Nanometrics or the Nanometrics Board of Directors from (1) disclosing to Nanometrics’s stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act, (2) making any disclosure to its stockholders if the Nanometrics Board of Directors has reasonably determined in good faith after consultation with Nanometrics’s outside legal counsel that the failure to do so would be reasonably likely to constitute a breach of the duties of the members of the Nanometrics Board of Directors under applicable Law or (3) making any “stop, look and listen” communication to the stockholders of Nanometrics pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 5.3(g) will not permit the Nanometrics Board of Directors to make a Nanometrics Change of Recommendation except to the extent permitted by Section 5.3(e) or Section  5.3(f).

Section 5.4    Solicitation by Rudolph.

(a)    From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, and except as otherwise specifically provided for in this Agreement, Rudolph will not and will cause the Rudolph Subsidiaries not to, and will not permit its or their directors, officers, employees and other Representatives to, directly or indirectly: (1) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) that constitutes or would be reasonably expected to lead to a Rudolph Competing Proposal, (2) participate or engage in any negotiations or discussions regarding a Rudolph Competing Proposal, (3) in connection with any actual or potential Rudolph Competing Proposal, disclose or furnish any information or data to any Person concerning Rudolph’s business or properties, or provide any Person access to its properties, books, or records, (4) fail to include the Rudolph Board Recommendation in the Joint Proxy Statement distributed to Rudolph stockholders, (5) fail to make a statement in opposition and recommend rejection to Rudolph’s stockholders of any Rudolph Competing Proposal that is a tender or exchange offer for Rudolph’s securities initiated by a Person pursuant to Rule 14e-2 promulgated under the Exchange Act, or fail to reaffirm the Rudolph Board Recommendation in response to such tender or exchange offer, within ten (10) business days after such tender or exchange offer has first been published, sent or given by such Person, (6) fail to issue a press release confirming the Rudolph Board Recommendation within ten (10) Business Days following Parent’s written request to the Rudolph Board of Directors that the Rudolph Board of Directors issue such press release in response to any other publicly announced Rudolph Competing Proposal (provided the Rudolph Board of Directors shall not be required to issue more than one such press release in response to any Rudolph Competing Proposal), (7) approve or publicly recommend any Rudolph Competing Proposal, (8) withdraw, change, amend, modify or qualify, in a manner adverse to Nanometrics, the Rudolph Board Recommendation, (9) execute or become bound by any written letter of intent or similar document relating to, or any agreement or commitment providing for, any Rudolph Competing Proposal or (10) resolve, propose publicly or agree to do any of the foregoing (any act described in clauses (4) through (8) above (or to the extent related to clauses (4) through (8), clause (10)), a “Rudolph Change of Recommendation”). Rudolph will immediately cease, and cause the Rudolph Subsidiaries and its and their directors, officers, employees and other Representatives to immediately cease, any and all existing discussions or negotiations with any Person (or provision of any information to any Person) with respect to any Rudolph Competing Proposal. For purposes of this Section 5.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Rudolph, Nanometrics or any Nanometrics Subsidiaries. Rudolph shall promptly inform its Representatives of Rudolph’s obligations under this Section 5.4 following the date of this Agreement. Rudolph acknowledges and agrees that, in the event any Representative of Rudolph or any Rudolph Subsidiary takes any action that if taken by Rudolph would be a breach of this Section 5.4, the taking of such action by such Representative will be deemed to constitute a breach of this Agreement (including this Section 5.4) by Rudolph.

(b)    As promptly as practicable following the date of this Agreement, Rudolph will request that all confidential or proprietary information previously furnished to any Person in connection with discussions and negotiations conducted with respect to any Rudolph Competing Proposal in the one-year period prior to the date of this Agreement, be promptly returned or destroyed.

(c)    Notwithstanding the limitations set forth in Section 5.4(a), if, prior to the Rudolph Stockholder Approval being obtained, Rudolph receives a bona fide written Rudolph Competing Proposal made after the date hereof that did not result from a breach in any material respect of the provisions of Section 5.4(a), Rudolph and its Representatives may, (1) contact the Person that made such Rudolph Competing Proposal to clarify and understand the terms and conditions thereof and (2) if the Rudolph Board of Directors determines in good faith after consultation with Rudolph’s outside legal counsel and Rudolph’s nationally recognized independent financial advisor that such Rudolph Competing Proposal constitutes a Rudolph Superior Proposal or would reasonably be expected to result in a Rudolph Superior Proposal and that a failure to take any such action with respect to such Rudolph Competing Proposal would be inconsistent with its fiduciary duties under applicable Law, then in either event Rudolph and its Representatives may take the following actions after Rudolph gives prior notice to Nanometrics of its intent to do so: (x) furnish information to the Person making such Rudolph Competing Proposal if, and only if, prior to so furnishing such information, Rudolph receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to such Rudolph Competing Proposal and any changes thereto, including by making counterproposals thereto.

(d)    Rudolph will notify Nanometrics promptly (but in no event later than 24 hours) after receipt of any Rudolph Competing Proposal or any material amendment thereto, any initial proposals or inquiries that would reasonably be expected to lead to a Rudolph Competing Proposal, or any initial inquiry or request for information relating to Rudolph or any Rudolph Subsidiary by any Person who has made or would reasonably be expected to make any Rudolph Competing Proposal. Such notice will be made orally and confirmed in writing, and will indicate the identity of the Person making the Rudolph Competing Proposal, inquiry or request or with whom Rudolph is engaging in discussions or negotiations, and the terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request. In addition, Rudolph will promptly (but in any event within 24 hours) after Rudolph’s receipt or delivery thereof (as applicable), provide to Nanometrics copies of any material written documentation or communications (and a summary of any oral terms or material communications) relating to a Rudolph Competing Proposal that is (i) received by Rudolph from any Person making such proposal (or from any representatives, advisors or agents of such Person) or (ii) sent by Rudolph to any Person making such proposal (or to any representatives, advisors or agents of such Person). Rudolph will keep Nanometrics reasonably informed of the material terms (including any material amendments or proposed material amendments to such material terms) of any such Rudolph Competing Proposal. Rudolph will concurrently provide to Nanometrics any nonpublic information concerning Rudolph provided to any other Person in connection with any Rudolph Competing Proposal that was not previously provided to Nanometrics.

(e)    Notwithstanding anything in this Section 5.4 or Section 5.5 to the contrary, at any time prior to the receipt of the Rudolph Stockholder Approval, the Rudolph Board of Directors may make a Rudolph Change of Recommendation in response to a Rudolph Intervening Event if, and only if, (1) the Rudolph Board of Directors has determined in good faith after consultation with Rudolph’s outside legal counsel that the failure to make a Rudolph Change of Recommendation would be inconsistent with the fiduciary duties of the members of the Rudolph Board of Directors under applicable Law (provided that neither the actions of the Rudolph Board of Directors in making such determination nor such determination shall, in and of themselves, constitute a Rudolph Change of Recommendation or a violation of Section 5.4(c)), (2) Rudolph has provided Nanometrics with a written notice of such determination and that the Rudolph Board of Directors intends to effect a Rudolph Change of Recommendation specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Rudolph Intervening Event); provided that neither the giving of such notice nor the actions of the Rudolph Board of Directors in authorizing and disclosing (to the extent legally required) such notice shall, in and of themselves, constitute a Rudolph Change of Recommendation and (3) during the four business day period commencing, if Nanometrics’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of Nanometrics’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of Nanometrics’s receipt of such notice, Rudolph has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with Nanometrics and its Representatives (to the extent Nanometrics desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any written proposals made by Nanometrics that, if accepted by Rudolph, would be binding on Nanometrics, and after taking account of such proposals, if any, the Rudolph Board of Directors again makes the determination set forth in Section 5.4(e)(1).

(f)    Notwithstanding anything in this Section 5.4 or Section 5.5 to the contrary, at any time prior to the receipt of the Rudolph Stockholder Approval, the Rudolph Board of Directors may in response to its receipt of a bona fide written Rudolph Competing Proposal made after the date of this Agreement that did not result from a breach in any material respect of the provisions of this Section 5.4 make a Rudolph Change of Recommendation if, and only if, (1) the Rudolph Board of Directors has determined in good faith after consultation with Rudolph’s outside legal counsel and nationally recognized independent financial advisor that (x) such Rudolph Competing Proposal constitutes a Rudolph Superior Proposal and (y) the failure to take such action would be inconsistent with the fiduciary duties of the members of the Rudolph Board of Directors under applicable Law (provided that the actions of the Rudolph Board of Directors in making such determination and such determination shall not, in and of themselves, constitute a Rudolph Change of Recommendation or a violation of Section 5.5(d)), (2) Rudolph has provided Nanometrics with a written notice of such determination and that the Rudolph Board of Directors intends to effect a Rudolph Change of Recommendation, together with a copy of the proposed form of each agreement to be entered into in connection with such Rudolph Superior Proposal and the identity of the Person making such Rudolph Superior Proposal; provided that neither the giving of such notice nor the actions of the Rudolph Board of Directors in authorizing and disclosing (to the extent legally required) such notice will, in and of themselves, constitute a Rudolph Change of Recommendation and (3) during the four business day period commencing, if Nanometrics’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of Nanometrics’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of Nanometrics’s receipt of such notice, Rudolph has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with Nanometrics and its Representatives (to the extent Nanometrics desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any written proposals made by Nanometrics that, if accepted by Rudolph, would be binding on Nanometrics, and after taking account of such proposals, if any, the Rudolph Board of Directors again makes the determination set forth in Section 5.4(f)(1). Each time the financial or other terms of such Rudolph Competing Proposal are amended, Rudolph will deliver to Nanometrics a new notice (including as attachments thereto a copy of the new forms of agreements related to such amended proposal), and the period of negotiation provided in the foregoing sentence will in no event, including if the initial four business day period would otherwise expire, end less than two business days after Nanometrics’s receipt of such new notice and new forms of agreements.

(g)    Nothing contained in this Agreement will prohibit Rudolph or the Rudolph Board of Directors from (1) disclosing to Rudolph’s stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act, (2) making any disclosure to its stockholders if the Rudolph Board of Directors has reasonably determined in good faith after consultation with Rudolph’s outside legal counsel that the failure to do so would be reasonably likely to constitute a breach of the duties of the members of the Rudolph Board of Directors under applicable Law or (3) making any “stop, look and listen” communication to the stockholders of Rudolph pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 5.4(g) will not permit the Rudolph Board of Directors to make a Rudolph Change of Recommendation except to the extent permitted by Section 5.4(e) or Section 5.4(f).

Section 5.5    Preparation of the Registration Statement and the Joint Proxy Statement; Stockholders’ Meetings.

(a)    As promptly as reasonably practicable following the date of this Agreement, (1) Nanometrics and Rudolph will jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form and (2) Nanometrics will prepare and cause to be filed with the SEC the Registration Statement with respect to the shares of Nanometrics Common Stock issuable in connection with the Merger, which will include the Joint Proxy Statement with respect to the Nanometrics Special Meeting and Rudolph Special Meeting. Each of

Nanometrics and Rudolph will use its reasonable best efforts to (A) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Registration Statement effective for so long as necessary to complete the Merger. Each of Nanometrics and Rudolph will furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and Joint Proxy Statement. The Registration Statement and Joint Proxy Statement will include all information reasonably requested by such other Party to be included therein. Each of Nanometrics and Rudolph will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement or Joint Proxy Statement, and will, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments, received from the SEC, with respect to the Joint Proxy Statement or the Registration Statement, and advise the other party or any oral comments with respect to the Joint Proxy Statement or the Registration Statement received from the SEC. Each of Nanometrics and Rudolph will use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Nanometrics will use its reasonable best efforts to respond, and Rudolph will cooperate with Nanometrics in so responding, as promptly as practicable to any comment from the SEC with respect to the Registration Statement. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Nanometrics and Rudolph will cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response). Nanometrics will advise Rudolph, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Nanometrics Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Nanometrics will use its reasonable best efforts, and Rudolph will cooperate with Nanometrics, to have any such stop order or suspension lifted, reversed or otherwise terminated. Nanometrics will also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or Blue Sky Laws and the rules and regulations thereunder in connection with the issuance of the shares of Nanometrics Common Stock in connection with the Merger, and Rudolph will furnish all information concerning Rudolph and the holders of Rudolph Common Stock and otherwise cooperate with Nanometrics as may be reasonably requested in connection with any such actions.

(b)    If, at any time prior to the receipt of the Nanometrics Stockholder Approval or the Rudolph Stockholder Approval, any information relating to Nanometrics or Rudolph, or any of their respective affiliates, should be discovered by Nanometrics or Rudolph that, in the reasonable judgment of Nanometrics or Rudolph, should be set forth in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the other Parties, and Nanometrics and Rudolph will cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Registration Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Nanometrics and the stockholders of Rudolph. Nothing in this Section 5.5(b) will limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any information concerning or related to Nanometrics, its affiliates or the Nanometrics Special Meeting will be deemed to have been provided by Nanometrics, and any information concerning or related to Rudolph, its affiliates or the Rudolph Special Meeting will be deemed to have been provided by Rudolph.

(c)    As promptly as practicable following the date of this Agreement, Nanometrics will, in accordance with applicable Law and the Nanometrics Governing Documents, establish a record date for, duly call, give notice of, convene and, as soon as reasonably practicable (and not later than 45 days) after the effectiveness of the Registration Statement (and on a date selected in consultation with Rudolph), hold the Nanometrics Special Meeting. Nanometrics will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Nanometrics entitled to notice of the Nanometrics Special Meeting and to hold the Nanometrics Special Meeting as soon as practicable after the Registration Statement is declared effective under the Securities Act. Nanometrics will, through the Nanometrics Board of Directors, recommend to its stockholders that they vote in favor of the Nanometrics Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Nanometrics Stockholder Approval, except in each case to the extent that the Nanometrics Board of Directors has made a Nanometrics Change of Recommendation as permitted by Section 5.3. Nanometrics shall ensure that all proxies solicited in connection with the Nanometrics Special Meeting are solicited in compliance with applicable Law. Nanometrics shall not delay, postpone or adjourn the Nanometrics Special Meeting without the prior written consent of Rudolph; provided, however, notwithstanding the foregoing provisions of this Section 5.5(c), Nanometrics will have the right, after consultation with Rudolph, to (and, if requested by Rudolph, shall) make one or more successive postponements or adjournments of the Nanometrics Special Meeting: (i) if, on a date for which the Nanometrics Special Meeting is scheduled, Nanometrics has not received proxies representing a sufficient number of shares of Nanometrics Common Stock to obtain the Nanometrics Stockholder Approval, whether or not a quorum is present; provided that the Nanometrics Special Meeting is not postponed or adjourned under this clause (i) to a date later than the earlier of the date that is 30 days after the date for which the Nanometrics Special Meeting was originally scheduled or the date that is five (5) business days prior to the Outside Date; and (ii) if (A) the Nanometrics Board, after consultation with outside legal counsel, or the Rudolph Board, after consultation with outside legal counsel, determines that an adjournment or postponement is required by applicable Law (including to ensure that any required supplement or amendment to the Joint Proxy Statement is provided or made available to Nanometrics stockholders or to permit dissemination of information that is material to stockholders voting at the Nanometrics Special Meeting and to give Nanometrics stockholders sufficient time to evaluate any such supplement or amendment or other information) or (B) such adjournment or postponement is requested in writing by the SEC; provided that (1) Nanometrics uses its reasonable best efforts to hold or resume the Nanometrics Special Meeting as soon as permitted by such applicable Law or request and (2) the Nanometrics Special Meeting is not postponed or adjourned under this clause (ii) to a date later than the date that is five (5) business days prior to the Outside Date. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is validly terminated in accordance with Section 8.1, nothing in this Agreement will relieve Nanometrics of its obligations under this Section 5.5(c), including its obligations to call, give notice of and hold the Nanometrics Special Meeting and to seek the Nanometrics Stockholder Approval at the Nanometrics Special Meeting, including if (x) a Nanometrics Competing Proposal or Nanometrics Superior Proposal shall have made or received by Nanometrics or (y) the Nanometrics Board of Directors shall have effected a Nanometrics Recommendation Change or announced or proposed any intention to do so.

(d)    As promptly as practicable following the date of this Agreement, Rudolph will, in accordance with applicable Law and the Rudolph Governing Documents, establish a record date for, duly call, give notice of, convene and, as soon as reasonably practicable (and not later than 45 days) after the effectiveness of the Registration Statement (and on a date selected in consultation with Nanometrics), hold the Rudolph Special Meeting. Rudolph will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Rudolph entitled to notice of the Rudolph Special Meeting and to hold the Rudolph Special Meeting as soon as practicable after the Registration Statement is declared effective under the Securities Act. Rudolph will, through the Rudolph Board of Directors, recommend to its stockholders that they vote in favor of the Rudolph Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Rudolph Stockholder Approval, except in each case to the extent that the Rudolph Board of Directors has made a Rudolph Change of Recommendation as permitted by Section 5.4. Rudolph shall ensure that all proxies solicited in connection with the Rudolph Special Meeting are solicited in compliance with applicable Law. Rudolph shall not delay, postpone or adjourn the Rudolph Special Meeting without the prior written consent of Nanometrics; provided, however, notwithstanding the foregoing provisions of this Section 5.5(d), Rudolph will have the right, after consultation with Rudolph, to (and, if requested by

Nanometrics, shall) make one or more successive postponements or adjournments of the Rudolph Special Meeting: (i) if, on a date for which the Rudolph Special Meeting is scheduled, Rudolph has not received proxies representing a sufficient number of shares of Rudolph Common Stock to obtain the Rudolph Stockholder Approval, whether or not a quorum is present; provided that the Rudolph Special Meeting is not postponed or adjourned under this clause (i) to a date later than the earlier of the date that is 30 days after the date for which the Rudolph Special Meeting was originally scheduled or the date that is five (5) business days prior to the Outside Date; and (ii) if (A) the Rudolph Board, after consultation with outside legal counsel, or the Nanometrics Board, after consultation with outside legal counsel, determines that an adjournment or postponement is required by applicable Law (including to ensure that any required supplement or amendment to the Joint Proxy Statement is provided or made available to Rudolph stockholders or to permit dissemination of information that is material to stockholders voting at the Rudolph Special Meeting and to give Rudolph stockholders sufficient time to evaluate any such supplement or amendment or other information) or (B) such adjournment or postponement is requested in writing by the SEC; provided that (1) Rudolph uses its reasonable best efforts to hold or resume the Rudolph Special Meeting as soon as permitted by such applicable Law or request and (2) the Rudolph Special Meeting is not postponed or adjourned under this clause (ii) to a date later than the date that is five (5) business days prior to the Outside Date. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is validly terminated in accordance with Section 8.1, nothing in this Agreement will relieve Rudolph of its obligations under this Section 5.5(d), including its obligations to call, give notice of and hold the Rudolph Special Meeting and to seek the Rudolph Stockholder Approval at the Rudolph Special Meeting, including if (x) a Rudolph Competing Proposal or Rudolph Superior Proposal shall have made or received by Rudolph or (y) the Rudolph Board of Directors shall have effected a Rudolph Recommendation Change or announced or proposed any intention to do so.

(e)    Subject to the foregoing provisions of this Section 5.5, Nanometrics and Rudolph will use their respective reasonable best efforts to hold the Nanometrics Special Meeting and the Rudolph Special Meeting on the same date.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Access; Confidentiality; Notice of Certain Events.

(a)    From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, to the extent permitted by applicable Law, each of Nanometrics and Rudolph will, and will cause their respective Subsidiaries to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel designated on Schedule 6.1(a)(i) (in the case of access to Rudolph personnel) or Schedule 6.1(a)(ii) (in the case of access to Nanometrics personnel) and records and, during such period, each of Nanometrics and Rudolph will, and will cause each of Nanometrics Subsidiaries and the Rudolph Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise, including Tax Returns) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither Nanometrics nor Rudolph will be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (1) that is subject to the terms of a confidentiality agreement with a Third Party (as long as the withholding Party uses its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure), (2) the disclosure of which would violate any Law, including the HSR Act (as long as the withholding Party uses its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law) or (3) that is subject to any attorney-client, attorney work product or other legal privilege (as long as the withholding Party uses its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege), except in the case of this clause (3) to the extent reasonably required for the purpose of complying with applicable Antitrust Laws, in which case such disclosure shall be made to external counsel only and subject to prior execution of a common interest or joint defense agreement in customary form. Each of Nanometrics and Rudolph will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. No investigation by any of the Parties or their respective Representatives or information provided, made available or delivered pursuant to this Agreement shall affect the representations, warranties, covenants or agreements of any other Party set forth herein.

(b)    Any information exchanged pursuant to this Section 6.1, will be subject to the terms of the Confidentiality Agreement.

(c)    Nanometrics will give prompt notice to Rudolph, and Rudolph will give prompt notice to Nanometrics, (1) of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to Nanometrics, the Surviving Corporation or Rudolph, (2) of any Action commenced or, to such Party’s knowledge, threatened against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction and (3) upon becoming aware of the occurrence of any event or circumstance relating to it or any of the Nanometrics Subsidiaries or the Rudolph Subsidiaries, respectively, that would reasonably be expected to have, individually or in the aggregate, a Nanometrics Material Adverse Effect or a Rudolph Material Adverse Effect, as the case may be, or that would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions. The delivery of any notice pursuant to this Section 6.1(c) will not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

Section 6.2    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (1) preparing and filing, in consultation with the other Parties and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, Orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Merger or any of the other Transactions and (2) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, Orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to make all necessary applications, notices, petitions and filings required (and thereafter make any other required submissions and respond as promptly as practicable to any requests for additional information or documentary material) with respect to this Agreement or the Transactions (A) with the Antitrust Division of the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) on a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and (B) any jurisdiction listed in Section 6.2(a) of the Nanometrics Disclosure Letter (the foregoing, collectively, the “Specified Antitrust Authorities”). The Parties agree to make the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within 10 business days after the execution of this Agreement (unless another date is mutually agreed between the Parties), and to make a filing in any jurisdiction listed in Schedule 7.1(d) as promptly as practicable, and in any event within 45 business days after the execution of this Agreement (unless another date is mutually agreed between the Parties). The Parties agree to use reasonable best efforts to supply as promptly as practicable and advisable additional information and documentary material that may be requested pursuant to the HSR Act or by the Specified Antitrust Authorities and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)    Each of Rudolph and Nanometrics will, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, Orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (1) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (2) promptly inform the other Party of any communication received by such Party from, and consult with the other Party and allow the other Party to review in advance any material communications and promptly inform the other Party of any communication or given by such Party to, the DOJ, the FTC or any other Governmental Authority, by promptly providing copies to the other Party (or to its outside counsel) of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Each Party, as they deem advisable and necessary, may reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or other Representatives of the recipient unless express permission is obtained in advance from the source of the materials (Rudolph or Nanometrics, as the case may be) or its legal counsel; provided further that materials whether being submitted to the Party or to its outside counsel may be redacted (A) to remove references concerning the valuation of Rudolph, Nanometrics or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns and (3) to the extent permitted by the DOJ, the FTC or any other applicable Governmental Authority or other Person, permit the other Party to attend any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Authority, or, in connection with any proceeding by a private party, with any other Person. Rudolph and Nanometrics shall jointly determine all communications and strategy relating to the Antitrust Laws, and the Parties shall consult and cooperate with one another and consider in good faith the views of one another regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission. Neither Party will agree to pull any filing, extend any waiting period, or agree not to consummate the transaction for any period of time without the written agreement of the other Party.

(c)    In furtherance and not in limitation of Section 6.2(a), each of Rudolph and Nanometrics will use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Authorities, necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided by them prior to the Effective Time; provided that without consulting with Rudolph, Nanometrics will not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates, and without consulting with Nanometrics, Rudolph will not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates. Without limiting the foregoing, Rudolph and Nanometrics shall subject to Section 6.2(d), as applicable, (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, Order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including without limitation defending through litigation on the merits any claim asserted in any court by any Person and (ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and (with effect from and after the Closing) effecting, by consent decree, hold separate order, or otherwise, the sale, licensing, divestiture or disposition of such assets or businesses of Rudolph or Nanometrics (or any of their respective Subsidiaries) and (y) otherwise taking or committing to take actions that after the Closing Date would limit Rudolph’s, Nanometrics’s, or any of their respective Subsidiaries’ freedom of action with respect to, or Rudolph’s or Nanometrics’s ability to retain, one or more of their Subsidiaries’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other Order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing.

(d)    Notwithstanding anything else contained herein, the provisions of this Section 6.2 shall not be construed to require either Rudolph or Nanometrics to, and, without the prior written consent of the other Party, neither Rudolph nor Nanometrics shall, take (or agree to take) any action(s) referred to in clauses (x) or (y) of Section 6.2(c) if such action(s) would reasonably be expected to be material to Nanometrics and its Subsidiaries (including Rudolph and its Subsidiaries), taken as a whole, at or after the Effective Time.

Section 6.3    Publicity. The initial press release with respect to the execution of this Agreement will be a joint press release in form and substance acceptable to Nanometrics and Rudolph, respectively. Thereafter, so long as this Agreement is in effect, neither Nanometrics nor Rudolph, nor any of their respective affiliates, will issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other such Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and will give due consideration to all reasonable additions, deletions or changes suggested thereto. Nanometrics will not be required by this Section 6.3 to provide any such opportunity to Rudolph in connection with the receipt and existence of a Nanometrics Competing Proposal or a Nanometrics Change of Recommendation, and Rudolph will not be required by this Section 6.3 to provide any such opportunity to Nanometrics in connection with the receipt and existence of a Rudolph Competing Proposal or a Rudolph Change of Recommendation. Notwithstanding the foregoing provisions of this Section 6.3, (1) each of Rudolph and Nanometrics may make press releases or public announcements concerning this Agreement, the Merger and the other Transactions that consists solely of information previously disclosed in all material respects in previous press releases or announcements made by Rudolph and/or Nanometrics in compliance with this Section 6.3 and (2) each of Rudolph and Nanometrics may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, and may make internal announcements to employees, so long as any such statements consist solely of information previously disclosed in all material respects in previous press releases, public disclosures or public statements made jointly by Nanometrics and Rudolph and do not reveal material, nonpublic information regarding the other parties, this Agreement, the Merger or the other Transactions.

Section 6.4    Directors’ and Officers’ Insurance and Indemnification. Nanometrics will, and will cause the Surviving Corporation to, for six years from and after the Effective Time, indemnify and hold harmless all past and present directors and officers of Nanometrics and the Nanometrics Subsidiaries (collectively, the “Nanometrics Indemnified Parties”) and all past and present directors and officers of Rudolph and the Rudolph Subsidiaries (the “Rudolph Indemnified Parties” and, collectively with the Nanometrics Indemnified Parties, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent provided pursuant to the Nanometrics Governing Documents or the organizational documents of any Nanometrics Subsidiary (in the case of the Nanometrics Indemnified Parties) or the Rudolph Governing Documents or the organizational documents of any Rudolph Subsidiary (in the case of the Rudolph Indemnified Parties) or any indemnification agreements in existence on the date of this Agreement with Nanometrics, Rudolph or either of their respective Subsidiaries, as long as such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of Nanometrics or any of the Nanometrics Subsidiaries or of Rudolph or any of the Rudolph Subsidiaries, as applicable, or as an officer, director, employee or other fiduciary of any other Person if such service was at the request or for the benefit of Nanometrics or any of the Nanometrics Subsidiaries or of Rudolph or any of the Rudolph Subsidiaries, as applicable, to the fullest extent provided pursuant to the Nanometrics Governing Documents or the organizational documents of any Nanometrics Subsidiary (in the case of the Nanometrics Indemnified Parties) or the Rudolph Governing Documents or the organizational documents of any Rudolph Subsidiary (in the case of the Rudolph Indemnified Parties) or any indemnification agreements in existence on the date of this Agreement with Nanometrics, Rudolph or either of their respective Subsidiaries. All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement will survive the Merger and the other Transactions and will continue in full force and effect. For six years after the Effective Time, Nanometrics will cause to be maintained in effect the provisions in the Nanometrics Governing Documents, the Rudolph Governing Documents and any other agreements of Nanometrics, the Nanometrics Subsidiaries, Rudolph or the Rudolph Subsidiaries with any Indemnified Party, in each case regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision will be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions). Nanometrics will cause to be maintained, for an aggregate period of six years from the Effective Time, (i) for the benefit of the Nanometrics Indemnified Parties, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is no less favorable than Nanometrics’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage (the “Nanometrics D&O Insurance”); provided, however, that no Person will be required to pay an annual premium for the Nanometrics D&O Insurance in excess of 300% of the last annual premium paid by Nanometrics prior to the date of this Agreement, as disclosed in Section 6.4 of the Nanometrics Disclosure Letter; provided further that Nanometrics at any time may substitute therefor a single premium tail coverage with respect to Nanometrics D&O Insurance with, if such tail coverage is obtained by Nanometrics prior to the Effective Time, an annual cost not in excess of 300% of the last annual premium paid prior to the date of this Agreement, as disclosed in Section 6.4 of the Nanometrics Disclosure Letter and, if such tail coverage shall be so purchased, after the Effective Time, Nanometrics shall maintain such coverage in full force and effect and continue to honor its obligations thereunder; and (ii) for the benefit of the Rudolph Indemnified Parties, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is no less favorable than Rudolph’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage (the “Rudolph D&O Insurance”); provided, however, that no Person will be required to pay an annual premium for the Rudolph D&O Insurance in excess of 300% of the last annual premium paid by Rudolph prior to the date of this Agreement, as disclosed in Section 6.4 of the Rudolph Disclosure Letter; provided, however, that Rudolph (prior to the Effective Time) or Nanometrics (at or after the Effective Time) may substitute therefor a single premium tail coverage with respect to the Rudolph D&O Insurance with, if such tail coverage is obtained by Rudolph prior to the Effective Time, an annual cost not in excess of 300% of the last annual premium paid prior to the date of this Agreement as disclosed in Section 6.4 of the Rudolph Disclosure Letter and, if such tail coverage shall be so purchased, Nanometrics shall maintain such coverage in full force and effect and continue to honor its obligations thereunder. In the event Nanometrics or the Surviving Corporation or any of their respective successors or assigns (1) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Nanometrics or the Surviving Corporation, as the case may be, will assume the obligations of such Party set forth in this Section 6.4. The rights and obligations under this Section 6.4 will survive consummation of the Merger and will not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 6.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under Nanometrics’s or Rudolph’s or any of their respective Subsidiaries’ Organizational Documents in effect as of the date of this Agreement or in any Contract of Nanometrics or Rudolph or any of their respective Subsidiaries in effect as of the date of this Agreement.

Section 6.5    Takeover Statutes. The Parties will use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.6    Obligations of Merger Sub and Surviving Corporation. Nanometrics will take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time.

Section 6.7    Employee Benefits.

(a)    From the Closing Date until the first anniversary of the Closing Date or until an earlier date of termination of employment, Nanometrics, the Surviving Corporation or an applicable Subsidiary will (and Nanometrics will cause the Surviving Corporation or Subsidiary to) provide to the individuals who continue in the service of Nanometrics or the Surviving Corporation or a Subsidiary of either at and after the Closing (a “Continuing Service Provider”) (i) base salary or wages that is no less favorable than the base salary or wages provided to such Continuing Service Provider immediately prior to the Closing, (ii) bonus or incentive opportunities that are no less favorable than the bonus or incentive opportunities (excluding value attributable to equity-based compensation) provided to such Continuing Service Provider immediately prior to the Closing and (iii) employee and fringe benefits (including severance benefits, and group health, life and disability plans, but excluding benefits provided pursuant to any defined benefit pension plan) that are no less favorable in the aggregate to such Continuing Service Providers than the employee and fringe benefits provided to such persons in the aggregate immediately prior to the Closing, without being required to take into account any equity-related, retention, deal bonus, or other compensation related to or affected by the Merger.

(b)    With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Nanometrics, the Surviving Corporation or a Subsidiary of either in which any Continuing Service Provider will participate effective as of or after the Effective Time (collectively, “New Plans”), subject to applicable Law and applicable Tax qualification requirements, Nanometrics shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Service Provider with Rudolph or a Rudolph Subsidiary, as the case may be, as of the Effective Time for vesting, eligibility and level of benefits purposes (but not for purposes of benefit accrual under a defined benefit plan) in any New Plan in which such Continuing Service Providers are eligible to participate after the Effective Time, in each case except to the extent that recognizing such service would result in a duplication of benefits.

(c)    To the extent any Continuing Service Provider participates in a New Plan on or before the first anniversary of the Closing Date that is a welfare plan of Nanometrics and the terms of such New Plan then permit or revision to such terms to so permit would be commercially reasonable, the Surviving Corporation or any Subsidiary of either (a “Nanometrics Welfare Plan”), Nanometrics will, and will cause the Surviving Corporation or its Subsidiaries to, cause all (1) pre-existing condition limitations which otherwise would be applicable to such Continuing Service Provider and his or her covered dependents to be waived to the extent satisfied under a Nanometrics Plan comparable to such Nanometrics Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Continuing Service Provider’s commencement of participation in such Nanometrics Welfare Plan, (2) participation waiting periods, actively at work requirements, and insurability requirements under each Nanometrics Welfare Plan that would otherwise be applicable to such Continuing Service Provider to be waived to the same extent waived or satisfied under the Rudolph Plan comparable to such Nanometrics Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Continuing Service Provider’s commencement of participation in such Nanometrics Welfare Plan and (3) co-payments, deductibles and other out-of-pocket expenses paid by Continuing Service Providers in the plan year in which the Effective Time occurs to be credited for purposes of satisfying any applicable deductible, co-payment and maximum out of pocket requirement under any such Nanometrics Welfare Plan.

(d)    If requested by Nanometrics at least ten (10) business days prior to the Closing, then effective as of no later than the day immediately preceding the Closing, Rudolph will terminate each Rudolph Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (each a “Rudolph 401(k) Plan”). In the event that Nanometrics requests that any such Rudolph 401(k) Plan be terminated, each Continuing Service Provider who is a participant in a Rudolph 401(k) Plan (each, a “401(k) Participant”) will be allowed to participate, as soon as practicable following the Closing, in a tax qualified plan that includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored by Nanometrics or an affiliate of Nanometrics (the “Nanometrics 401(k) Plan”) and will be credited with eligibility service and vesting service for all periods of service with Rudolph or any Rudolph Subsidiary to the extent so credited with such service under the applicable Rudolph 401(k) Plan. In addition, Nanometrics will, or will cause an affiliate to, take all actions necessary so that the Nanometrics 401(k) Plan will accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the Rudolph 401(k) Plan and Nanometrics (or its affiliate) will thereafter maintain such loan under the Nanometrics 401(k) Plan. During the period commencing on the Closing Date and ending at the time of the rollover of promissory notes and related account balances, such loans will continue to be maintained under the applicable Rudolph 401(k) Plan and Nanometrics will make, or will cause an affiliate to make, payroll deductions in respect of required payments under any such loan and timely remit such amounts to the Rudolph 401(k) Plan as payments on such loan. During such period, provided that the 401(k) Participant continues to make all required installment payments with respect to such loan, such loan will not be placed in default, and Rudolph and Nanometrics will take all necessary action to cause such loan not to be placed in default.

(e)    The Parties agree that the Merger shall constitute or be deemed to constitute a “change of control” and “change in control” for purposes of the Rudolph Plans, the Nanometrics Plans, and the awards issued and protections provided under each.

(f)    Bonus and Profit Sharing Plan Treatment.

(1)     Each participant in a Rudolph Plan that provides for annual cash incentive compensation based on the achievement of corporate and/or business unit performance goals (each, a “Rudolph Bonus Plan Participant”) shall receive a payment in the first payroll whose cutoff date follows the Closing equal to the product of (i) such participant’s target cash bonus (solely to the extent allocated to the achievement of such corporate and/or business unit performance goals) as in effect immediately prior to Closing and (ii) a fraction, the numerator of which is the number of days in the calendar year between January 1 and the Closing, and the denominator of which is 365. Each Rudolph Bonus Plan Participant who is a Continuing Service Provider as of December 31 of the year in which Closing occurs shall receive a payment in accordance with Rudolph’s ordinary course bonus practices equal to the product of (i) such participant’s target cash bonus (solely to the extent allocated to the achievement of such corporate and/or business unit performance goals) as of immediately prior to Closing and (ii) a fraction, the numerator of which is the number of days in the calendar year between the Closing and December 31, and the denominator of which is 365. Annual incentive compensation under any Rudolph Plan based on the achievement of individual performance goals will be determined and paid after the Closing in the ordinary course of business based on actual achievement. Notwithstanding and in lieu of the foregoing, any Rudolph Bonus Plan Participant whose bonus is subject to a key executive incentive compensation plan (a “KEICP”) shall have the treatment provided by the KEICP.

(2)     Each participant in the Nanometrics Plan that provides for annual cash incentive compensation based on the achievement of corporate and individual performance goals who is employed as of immediately prior to the Closing (a “Nanometrics Bonus Plan Participant”) shall receive a payment in the first payroll whose cutoff date follows the Closing equal to the product of such individual’s target cash bonus multiplied by (w) the corporate performance metric/factor under such plan (the “Nanometrics Corporate Metric”), which is deemed for purposes of this clause (ii) to be one (1); (x) a determination of such participant’s individual performance metric/factor under such plan (through a date that is ten (10) Business Days preceding the Closing) , which may be above or below one (1), as determined by Nanometrics (the “Nanometrics Individual Metric”) and (iii) a fraction, the numerator of which is the number of days in the calendar year between January 1 and the Closing, and the denominator of which is 365. The overall combined Corporate Metric and Individual Metric on an aggregate basis for all Nanometrics Bonus Plan Participants shall not exceed a weighted average of one (1). Each Nanometrics Bonus Plan Participant who is a Continuing Service Provider as of December 31 of the year in which Closing occurs shall receive a payment determined in accordance with Nanometrics’s ordinary practices with respect to the determination of cash bonuses equal to such individual’s target cash bonus multiplied by the product of (i) the final Nanometrics Corporate Metric for such year and (ii) the participant’s final Nanometrics Individual Metric for such year, and (iii) a fraction, the numerator of which is the number of days in the calendar year between the Closing and December 31, and the denominator of which is 365. Such payment shall occur on or within 75 days following such December 31.

(3)    Each Nanometrics employee who is eligible for payments under the Company Profit-Sharing Plan (with respect to which the pool is established pursuant to the 2015 Profit Sharing Plan guidelines (the “Profit Plan Guidelines”)) as of immediately prior to the Closing (a “Nanometrics Profit Plan Participant”) shall receive a payment in the first payroll whose cutoff date follows the Closing equal to the product of the payout amount relating to such employee calculated pursuant to the Profit Plan Guidelines, as determined by Nanometrics, and a fraction, the numerator of which is the number of days in the calendar year between June 30, 2019 and the Closing, and the denominator of which is 185. Each individual who is a Nanometrics Profit Plan Participant as of December 31 of the year in which Closing occurs shall receive a payment equal to the payout amount calculated pursuant to the plan guidelines and a fraction, the numerator of which is the number of days in the calendar year between the Closing and December 31, and the denominator of which is 185. Such payment shall occur on or within 75 days following such December 31.

(4)    The payments described in this Section 6.7(f) are in lieu of any payment under the ordinary operation of the applicable cash bonus or profit sharing plan.

(g)    Nothing contained herein shall (1) be treated as creating or amending any particular Nanometrics Plan or Rudolph Plan or prohibiting the amendment or termination of such plan, (2) give any third party (including any current or former employee, director or other independent contractor of Nanometrics or Rudolph and their Subsidiaries (including any beneficiary or dependent thereof)) any right to enforce the provisions of this Section 6.7 or (3) require Nanometrics or any of its affiliates to (A) maintain any particular Nanometrics Plan or Rudolph Plan or (B) retain the employment of any particular employee or to provide any particular term or condition of employment. Other than this Section 6.7(g), the undertakings in this Section 6.7 do not apply to persons covered by collective bargaining agreements or other collective labor agreements or apply to any Worker outside the United States, with the treatment of the foregoing being as provided in agreements covering them and as provided in applicable Law.

Section 6.8    Rule 16b-3. The Board of Directors of Rudolph, or a committee of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, will, prior to the Effective Time, adopt a resolution providing that the dispositions by Rudolph Insiders of Rudolph Common Stock (including derivative securities with respect to Rudolph Common Stock) in exchange for shares of Nanometrics Common Stock pursuant to the transactions contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. Thereafter and, assuming that Rudolph delivers to Nanometrics the Rudolph Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of Nanometrics, or a committee of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, will reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by Rudolph Insiders of shares of Nanometrics Common Stock in exchange for shares of Rudolph Common Stock and derivative securities with respect to Rudolph Common Stock pursuant to the Transactions are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder.

Section 6.9    Security Holder Litigation. Each Party will provide the other Party prompt notice of any litigation brought by any stockholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Merger, this Agreement or any of the Transactions, and will provide the other Party with updates and such information as such other Party will reasonably request with respect to the status of the litigation and discussions between the parties to such litigation (unless the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). Nanometrics will give Rudolph the opportunity to participate in the defense of and settlement discussions with respect to any such litigation and will not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Rudolph has consented in writing to such payment or settlement, which consent will not be unreasonably withheld, conditioned or delayed, except that Rudolph will not be obligated to consent to any settlement that does not include a full release of Rudolph and its affiliates or that imposes an injunction or other equitable relief upon Rudolph or any of its affiliates. Rudolph will give Nanometrics the opportunity to participate in the defense of and settlement discussions with respect to any such litigation and will not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Nanometrics has consented in writing to such payment or settlement, which consent will not be unreasonably withheld, conditioned or delayed, except that Nanometrics will not be obligated to consent to any settlement that does not include a full release of Nanometrics and its affiliates or that imposes an injunction or other equitable relief upon Nanometrics or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 5.2, the provisions of this Section 6.9 will control.

Section 6.10    Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist Rudolph Common Stock from the New York Stock Exchange and terminate its registration under the Exchange Act, provided that such delisting and termination will not be effective until after the Effective Time.

Section 6.11    Stock Exchange Listing. Nanometrics will use its reasonable best efforts to cause shares of Nanometrics Common Stock, including the shares of Nanometrics Common Stock to be issued in connection with the Merger (including shares of Nanometrics Common Stock to be reserved upon exercise of Nanometrics Stock Options or vesting of Nanometrics RSU Awards), to be approved, prior to the Effective Time, for listing, effective as of the beginning of the first business day following the Effective Time, on the New York Stock Exchange with the symbol “NRTI” (unless another symbol is mutually agreed in writing by the parties in advance of submitting a listing application with the New York Stock Exchange), subject to official notice of issuance. If such approval for listing on the New York Stock Exchange is not received, then Nanometrics will use its reasonable best efforts to cause the shares of Nanometrics Common Stock to be issued in connection with the

Merger (including the shares of Nanometrics Common Stock to be issued upon the exercise of assumed and converted Nanometrics Stock Options, and upon vesting of assumed and converted Nanometrics RSU Awards) to be approved, prior to the Effective Time, for listing on Nasdaq.

Section 6.12    Governance Matters.

(a)    Subject to the receipt of Nanometrics Stockholder Approval, Nanometrics shall cause the certificate of incorporation of Nanometrics to be amended and restated immediately prior to the Effective Time in its entirety as set forth on Exhibit C (the “Amended and Restated Nanometrics Charter”), until thereafter amended following the Effective Time as provided therein or by applicable Law. At the Effective Time, the Nanometrics bylaws shall be amended and restated in their entirety as set forth on Exhibit D. As of and from the Effective Time, the name of Nanometrics shall be “Nanometrics-Rudolph Technologies Inc.” except as may otherwise be agreed by the Parties in writing prior to the Closing. At the Effective Time, the charter of each committee of the Board of Directors of Nanometrics shall be amended to affirmatively state that, unless specifically reflected otherwise in the Nanometrics Charter, the bylaws of Nanometrics or any other corporate governance document of Nanometrics, all authority is held by the full Board of Directors of Nanometrics. Nanometrics shall cause the charter of each committee of the Board of Directors of Nanometrics to be, as of the Effective Time, in a form mutually acceptable to Nanometrics and Rudolph.

(b)    Effective at the Effective Time, unless otherwise agreed by Rudolph and Nanometrics in writing, Nanometrics shall take all necessary action to cause the size of the Nanometrics Board of Directors to be increased to twelve (12) members (the persons initially serving on the Nanometrics Board of Directors as of the Effective Time being referred to herein as the “Initial Post-Closing Directors”). Subject to compliance with applicable stock exchange and SEC rules, (i) five (5) of the Initial Post-Closing Directors shall be members of the Rudolph Board of Directors as of immediately prior to the Effective Time who comply with the requirements set forth in this Section 6.12(b) and who are designated by Rudolph by written notice to Nanometrics prior to the filing of the Form S-4 (any such designee, a “Rudolph Designee”), (ii) five (5) of the Initial Post-Closing Directors shall be members of the Nanometrics Board of Directors as of immediately prior to the Effective Time who comply with the requirements set forth in this Section 6.12(b) and who are designated by Nanometrics by written notice to Rudolph prior to the filing of the Form S-4 (any such designee, a “Nanometrics Designee”), (iii) one (1) of the Initial Post-Closing Directors shall be the CEO Designee, and (iv) one (1) of the Initial Post-Closing Directors shall be the Chairman Designee. It shall be a condition to service as an Initial Post-Closing Director that each of the Rudolph Designees and the Nanometrics Designees (A) meets and complies with any qualification criteria theretofore adopted by the nominating and corporate governance committee of the Nanometrics Board of Directors, including the requirements of applicable law, the New York Stock Exchange rules and the SEC rules and (B) is otherwise reasonably acceptable to the nominating and corporate governance committee of the Rudolph Board of Directors (in the case of a Nanometrics Designee) or the Nanometrics Board of Directors (in the case of a Rudolph Designee).

(c)    Nanometrics shall take all necessary action, effective as of the Effective Time, to cause (i) Christopher A. Seams to be initially appointed to act as chairman of the Nanometrics Board of Directors (provided that if such person (or any subsequent designee) is not serving on the Nanometrics Board of Directors as of immediately prior to Effective Time or does not then qualify as an Independent Director then Nanometrics shall instead designate another member of the Nanometrics Board of Directors who qualifies as an Independent Director as of the Effective Time and who has not served as Chief Executive Officer of Nanometrics to so serve) (the “Chairman Designee”), (ii) the nominating and corporate governance committee of the Nanometrics Board of Directors to be initially comprised of three directors from the Initial Nanometrics Slate who are Independent Directors and two directors from the Initial Rudolph Slate who are Independent Directors, with an Independent Director from the Initial Rudolph Slate acting as chairman of such committee, (iii) the audit committee of the Nanometrics Board of Directors to be initially comprised of three directors from the Initial Rudolph Slate who are Independent Directors and two directors from the Initial Nanometrics Slate who are Independent Directors, with an Independent Director from the Initial Nanometrics Slate acting as chairman of such committee, (iv) the compensation committee of the Nanometrics Board of Directors to be initially comprised of three directors from the Initial Rudolph Slate who are Independent Directors and two directors from the Initial Nanometrics Slate who are Independent Directors, with an Independent Director from the Initial Nanometrics Slate acting as chairman of such committee, (v) the ad hoc integration committee of the Nanometrics Board of Directors to be initially comprised of three directors from the Initial Rudolph Slate and two directors from the Initial Nanometrics Slate, with one of the directors from the Initial Nanometrics Slate acting as chairman of such committee, and (vi) the other committees of the Nanometrics Board of Directors to be initially comprised of an equal number of directors from the Initial Rudolph Slate and directors from the Initial Nanometrics Slate, in each case to hold office accordance with the certificate of incorporation and by-laws of Nanometrics.

(d)    Effective at the Effective Time, Nanometrics shall take all necessary action to cause Michael Plisinski to be initially appointed as Chief Executive Officer of Nanometrics (provided that, if for any reason such individual is no longer the Chief Executive Officer of Rudolph as of immediately prior to the Effective Time, then the Chief Executive Officer of Rudolph as of immediately prior to the Effective Time shall instead be so appointed) (the “CEO Designee”) and such other Persons as may be designated by the CEO Designee prior to the Effective Time to be initially appointed as the officers of Nanometrics, each such officer to have customary powers, authorities, duties and responsibilities and to serve from and after the Effective Time until his or her successor is duly elected or appointed and qualified in accordance with applicable Law or his or her earlier death, resignation or removal.

Section 6.13    Qualification as a Reorganization. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Rudolph, Merger Sub and Nanometrics will not take or cause to be taken any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each shall use its reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Each of Rudolph and Nanometrics will use reasonable best efforts to obtain the Tax opinions described in Section 7.2(e) and Section 7.3(e) and similar Tax opinions dated the effective date of the Registration Statement, including Tax opinions satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. Officers of Rudolph, Merger Sub and Nanometrics will use reasonable best efforts to deliver to Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Rudolph, and Cooley LLP, counsel to Nanometrics and Merger Sub, customary representation letters of Rudolph, Merger Sub and Nanometrics for purposes of such Tax opinions, at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement and the Closing Date.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived (in writing) in whole or in part by Rudolph, Merger Sub and Nanometrics, as the case may be, to the extent permitted by applicable Law:

(a)    Stockholder Approval. Each of the Nanometrics Stockholder Approval and the Rudolph Stockholder Approval has been obtained;

(b)    Registration Statement. The Registration Statement has become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement has been issued by the SEC that remains in effect, and no proceeding to that effect, and no similar proceeding with respect to the Joint Proxy Statement, is then pending or threatened in writing by the SEC;

(c)    Adverse Laws or Orders. No Adverse Law or Order is in effect and no action, suit or proceeding brought by a Governmental Authority seeking to prevent consummation of the Merger is pending or threatened; provided that any Adverse Law or Order or action, suit or proceeding with respect to non-U.S. Antitrust Laws other than those set forth on Schedule 7.1(d) will be disregarded for purposes of this Section 7.1(c);

(d)    Required Antitrust Clearances. Any (1) applicable waiting period (or extension thereof) relating to the Merger under the HSR Act has expired or been earlier terminated and (2) any affirmative approval of a Governmental Authority required under any Antitrust Law set forth on Schedule 7.1(d) has been obtained and any mandatory waiting period related thereto has expired; and

(e)    Listing. The shares of Nanometrics Common Stock, including the shares of Nanometrics Common Stock to be issued in connection with the Merger (including the shares of Nanometrics Common Stock to be issued upon the exercise of assumed and converted Nanometrics Stock Options, and upon vesting of assumed and converted Nanometrics RSU Awards) have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; provided that, if the covenant in Section 6.11 has been satisfied, this Section 7.1(e) shall be deemed to be satisfied even if the shares of Nanometrics Common Stock are not approved for listing on the New York Stock Exchange, so long as the shares of Nanometrics Common Stock to be issued in connection with the Merger (including the shares of Nanometrics Common Stock to be issued upon the exercise of assumed and converted Nanometrics Stock Options, and upon vesting of assumed and converted Nanometrics RSU Awards) have been approved for listing on Nasdaq.

(f)    Amended and Restated Nanometrics Charter. The Amended and Restated Nanometrics Charter shall have been duly executed and filed with the DSOS immediately prior to and shall be in effect as of the Effective Time.

Section 7.2    Conditions to Obligations of Rudolph. The obligations of Rudolph to effect the Merger are also subject to the satisfaction or waiver (in writing) by Rudolph on or prior to the Closing Date of each of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Nanometrics and Merger Sub (1) set forth in Section 3.3(b) and the first sentence of Section 3.3(c) (Capitalization) (the “Nanometrics Capitalization Representations”) will be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Nanometrics Common Stock, before giving effect to the Merger, of more than 0.5% from that reflected in the Nanometrics Capitalization Representations, (2) set forth in Section 3.1(a) (Organization, Power and Subsidiaries), Section 3.3(a), (d) and (c) (other than first sentence of Section 3.3(c)) (Capitalization), Section 3.4 (Authority), Section 3.20 (Brokers and Expenses), Section 3.24 (Vote Required) and Section 3.25 (Opinion of Financial Advisor) (collectively, the “Nanometrics Specified Representations”) will, if qualified by materiality or “Nanometrics Material Adverse Effect,” be true and correct in all respects, and if not qualified by materiality or “Nanometrics Material Adverse Effect,” will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (3) set forth in this Agreement, other than the Nanometrics Capitalization Representations and the Nanometrics Specified Representations, will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Nanometrics Material Adverse Effect and except for those representations and warranties that address matters only as of a particular date (which representations will have been true and correct as of such particular date, except for any failure to be so true and correct as of such date that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Nanometrics Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Nanometrics and Merger

Sub set forth in this Agreement for purposes of this Section 7.2(a)(3), all qualifications based on an “Nanometrics Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties (except for clause (a) of Section 3.8) will be disregarded;

(b)    Covenants. Nanometrics and Merger Sub have complied with or performed, in all material respects, all covenants, obligations and agreements of Nanometrics and Merger Sub under this Agreement to be complied with or performed by them on or prior to the Effective Time;

(c)    Nanometrics Material Adverse Effect. No Nanometrics Material Adverse Effect has occurred since the date of this Agreement and is continuing;

(d)    Certificate. Nanometrics has furnished Rudolph with a certificate signed on its behalf by the chief executive officer or chief financial officer of Nanometrics to the effect that the conditions set forth in Section 7.2(a), (b) and (c) are satisfied; and

(e)    Tax Opinion. Rudolph has received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Rudolph, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be dated the Closing Date; provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion for any reason, this condition shall nonetheless be deemed satisfied if a third party nationally recognized law or accounting firm as reasonably agreed to by Nanometrics and Rudolph renders such opinion to Rudolph. In rendering such opinion, such counsel may require and will be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the tax representation letters described in Section 6.13.

Section 7.3    Conditions to Obligations of Nanometrics and Merger Sub. The obligations of Nanometrics and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Nanometrics on or prior to the Closing Date of each of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Rudolph (1) set forth in Section 4.3(b) and the first sentence of Section 4.3(c) (Capitalization) (the “Rudolph Capitalization Representations”) will be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Rudolph Common Stock, before giving effect to the Merger, of more than 0.5% from that reflected in the Rudolph Capitalization Representations, (2) set forth in Section 4.1(a) (Organization, Power and Subsidiaries), Section 4.3(a), (d) and (c) (other than first sentence of Section 4.3(c)) (Capitalization), Section 4.4 (Authority), Section 4.20 (Brokers and Expenses), Section 4.24 (Vote Required) and Section 4.25 (Opinion of Financial Advisor) (collectively, the “Rudolph Specified Representations”) will, if qualified by materiality or “Rudolph Material Adverse Effect,” be true and correct in all respects, and if not qualified by materiality or “Rudolph Material Adverse Effect,” will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (3) set forth in this Agreement, other than the Rudolph Capitalization Representations and the Rudolph Specified Representations, will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Rudolph Material Adverse Effect and except for those representations and warranties that address matters only as of a particular date (which representations will have been true and correct as of such particular date, except for any failure to be so true and correct as of such date that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Rudolph Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Rudolph set forth in this Agreement for purposes of this Section 7.3(a)(3), all qualifications based on an “Rudolph Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties (except for clause (a) of Section 4.8) will be disregarded;

(b)    Covenants. Rudolph has complied with or performed, in all material respects, all covenants, obligations and agreements of Rudolph under this Agreement to be complied with or performed by it on or prior to the Effective Time;

(c)    Rudolph Material Adverse Effect. No Rudolph Material Adverse Effect has occurred since the date of this Agreement and is continuing;

(d)    Certificate. Rudolph has furnished Nanometrics with a certificate signed on its behalf by the chief executive officer or chief financial officer of Rudolph to the effect that the conditions set forth in Section 7.3(a), (b) and (c) are satisfied; and

(e)    Tax Opinion. Nanometrics has received the opinion of Cooley LLP, counsel to Nanometrics, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be dated the Closing Date; provided that if Cooley LLP does not render such opinion for any reason, this condition shall nonetheless be deemed satisfied if a third party nationally recognized law or accounting firm as reasonably agreed to by Nanometrics and Rudolph renders such opinion to Nanometrics. In rendering such opinion, such counsel may require and will be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the tax representation letters described in Section 6.13.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms hereof, after the Nanometrics Stockholder Approval or adoption of this Agreement by the stockholders of Rudolph or the sole stockholder of Merger Sub, as follows:

(a)    by mutual written consent of Rudolph and Nanometrics;

(b)    by either Nanometrics or Rudolph if a Governmental Authority of competent jurisdiction has issued an Adverse Law or Order permanently restraining, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger and, in the case of an Order, such Order has become final and non-appealable; provided that in the case of an Order, the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) may not do so if such Party has breached in any material respect its obligations under Section 6.2 to use its reasonable best efforts to contest, appeal and remove such Order in a manner that primarily caused or primarily resulted in the issuance of or failure to remove such Order;

(c)    by Rudolph if there has been a breach by Nanometrics or Merger Sub, or by Nanometrics if there has been a breach by Rudolph, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Article VII not being satisfied (assuming that the date of such determination is the Closing Date and that such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (1) 30 calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (2) three business days before the Outside Date); provided, however, that neither Rudolph nor Nanometrics shall have a right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Article VII;

(d)    by either Rudolph or Nanometrics, if the Effective Time has not occurred by 5:00 p.m., Pacific Time, on December 23, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party who has breached any representation, warranty, covenant or agreement set forth in this Agreement in a manner that primarily caused or primarily resulted in the Effective Time not occurring prior to the Outside Date; provided further that if on the Outside Date the condition set forth in Section 7.1(d) and/or the condition set forth in Section 7.1(c) (if the applicable Adverse Law or Order is an order or injunction of a court of competent jurisdiction under an Antitrust Law) has not been satisfied but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions will be capable of being satisfied), either Rudolph or Nanometrics may, by written notice to the other, extend the date from time to time to a date not later than three months from its originally scheduled expiry, in which case such extended date will thereafter be considered the Outside Date;

(e)    by Rudolph, prior to receipt of the Nanometrics Stockholder Approval, if the Nanometrics Board of Directors or any committee thereof has effected a Nanometrics Change of Recommendation (whether or not effected in compliance with the terms of this Agreement); provided that the right to terminate this Agreement pursuant to this Section 8.1(e) with respect to a particular circumstance shall expire if not exercised prior to the tenth (10th) business day following the date on which a right to terminate under this Section 8.1(e) first arose in connection with such circumstance;

(f)    by Rudolph, prior to receipt of the Nanometrics Stockholder Approval, if Nanometrics has committed a Willful Breach of its obligations under Section 5.3 or Section 5.5(c);

(g)    by Nanometrics, prior to receipt of the Rudolph Stockholder Approval, if the Rudolph Board of Directors or any committee thereof has effected a Rudolph Change of Recommendation (whether or not effected in compliance with the terms of this Agreement); provided that the right to terminate this Agreement pursuant to this Section 8.1(g) with respect to a particular circumstance shall expire if not exercised prior to the tenth (10th) business day following the date on which a right to terminate under this Section 8.1(g) first arose in connection with such circumstance;

(h)    by Nanometrics, prior to receipt of the Rudolph Stockholder Approval, if Rudolph has committed a Willful Breach of its obligations under Section 5.4 or Section 5.5(d);

(i)    by either Nanometrics or Rudolph, if the Nanometrics Stockholder Approval has not been obtained at the Nanometrics Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(j)    by either Rudolph or Nanometrics, if the Rudolph Stockholder Approval has not been obtained at the Rudolph Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Section 8.2    Effect of Termination.

(a)    Notice of Termination. To terminate this Agreement as provided in Section 8.1 (other than in the case of termination pursuant to Section 8.1(a)), the terminating Party will give written notice to Rudolph (if Nanometrics is the terminating Party) or Nanometrics (if Rudolph is the terminating Party) specifying the subsection of Section 8.1 pursuant to which such termination is made, and this Agreement will become null and void and there will be no liability on the part of Rudolph, Merger Sub or Nanometrics, or any of their respective former, current or future Representatives, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.12 will survive such termination; provided, however, that subject to Section 8.2(d), nothing herein will relieve any Party from liability for intentional fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination and any aggrieved Party will be entitled to all rights and remedies available under applicable Law or in equity.

(b)    Nanometrics Termination Fee.

(1)    If Rudolph terminates this Agreement pursuant to Section 8.1(e) or Section 8.1(f), then Nanometrics will pay or cause to be paid to Rudolph, within three business days after such termination, an amount in cash equal to $26,000,000 (the “Nanometrics Termination Fee”).

(2)    If (A) Rudolph terminates this Agreement pursuant to Section 8.1(c) or Rudolph or Nanometrics terminates this Agreement pursuant to Section 8.1(d), (B) a Nanometrics Competing Proposal has been publicly disclosed at any time after the date of this Agreement and prior to the date of such termination (and not publicly withdrawn prior to the date of such termination) and (C)(1) any Nanometrics Qualifying Transaction is consummated within 12 months after such termination or (2) Nanometrics enters into a definitive agreement providing for a Nanometrics Qualifying Transaction within 12 months after such termination and such Nanometrics Qualifying Transaction is consummated (whether or not within the 12-month period), then within one business day after the date any such Nanometrics Qualifying Transaction is consummated, Nanometrics will pay or cause to be paid to Rudolph the Nanometrics Termination Fee.

(3)    If (A) Rudolph or Nanometrics terminates this Agreement pursuant to Section 8.1(i), (B) a Nanometrics Competing Proposal has been publicly disclosed at any time after the date of this Agreement and prior to the Nanometrics Special Meeting (and not publicly withdrawn prior to the date of the Nanometrics Special Meeting) and (C)(1) any Nanometrics Qualifying Transaction is consummated within 12 months after such termination or (2) Nanometrics enters into a definitive agreement providing for a Nanometrics Qualifying Transaction within 12 months after such termination and such Nanometrics Qualifying Transaction is consummated (whether or not within the 12-month period), then within one business day after the date any such Nanometrics Qualifying Transaction is consummated, Nanometrics will pay or cause to be paid to Rudolph the Nanometrics Termination Fee.

(4)    In the event any amount is payable by Nanometrics pursuant to the preceding clauses (1), (2) or (3), such amount will be paid by wire transfer of immediately available funds to an account designated in writing by Rudolph. In no event will Nanometrics be obligated to pay the Nanometrics Termination Fee on more than one occasion, whether or not the Nanometrics Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)    Rudolph Termination Fee.

(1)    If Nanometrics terminates this Agreement pursuant to Section 8.1(g) or Section 8.1(h), then Rudolph will pay or cause to be paid to Nanometrics, within three business days after such termination, an amount in cash equal to $26,000,000 (the “Rudolph Termination Fee”).

(2)    If (A) Nanometrics terminates this Agreement pursuant to Section 8.1(c) or Rudolph or Nanometrics terminates this Agreement pursuant to Section 8.1(d), (B) a Rudolph Competing Proposal has been publicly disclosed at any time after the date of this Agreement and prior to the date of such termination (and not withdrawn prior to the date of such termination) and (C)(1) any Rudolph Qualifying Transaction is consummated within 12 months after such termination or (2) Rudolph enters into a definitive agreement providing for a Rudolph Qualifying Transaction within 12 months after such termination and such Rudolph Qualifying Transaction is consummated (whether or not within the 12-month period), then within one business day after the date any such Rudolph Qualifying Transaction is consummated, Rudolph will pay or cause to be paid to Nanometrics the Rudolph Termination Fee.

(3)    If (A) Nanometrics or Rudolph terminates this Agreement pursuant to Section 8.1(j), (B) a Rudolph Competing Proposal has been publicly disclosed at any time after the date of this Agreement and prior to the Nanometrics Special Meeting (and not publicly withdrawn prior to the date of the

Rudolph Special Meeting) and (C)(1) any Rudolph Qualifying Transaction is consummated within 12 months after such termination or (2) Rudolph enters into a definitive agreement providing for a Rudolph Qualifying Transaction within 12 months after such termination and such Rudolph Qualifying Transaction is consummated (whether or not within the 12-month period), then within one business day after the date any such Rudolph Qualifying Transaction is consummated, Rudolph will pay or cause to be paid to Nanometrics the Rudolph Termination Fee.

(4)    In the event any amount is payable by Rudolph pursuant to the preceding clauses (1), (2) or (3), such amount will be paid by wire transfer of immediately available funds to an account designated in writing by Nanometrics. In no event will Rudolph be obligated to pay the Rudolph Termination Fee on more than one occasion, whether or not the Rudolph Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)    Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that (1) the Nanometrics Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Rudolph in the circumstances in which the Nanometrics Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and that (2) the Rudolph Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Nanometrics and Merger Sub in the circumstances in which the Rudolph Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. Accordingly, if a Party fails to pay any amounts due under this Section 8.2 and, in order to obtain such payment, Rudolph or Nanometrics, as the case may be, commences a suit that results in a judgment against such Party for such amounts, such Party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the other Party (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, except in the case of intentional fraud (A) upon payment of the Nanometrics Termination Fee pursuant to this Section 8.2, the Nanometrics Termination Fee shall be the sole and exclusive remedy of Rudolph and its affiliates for any loss or damage based upon, arising out of or relating to this Agreement or the Transactions and none of Nanometrics, Merger Sub or any of their respective former, current or future Representatives will have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (B) upon payment of the Rudolph Termination Fee pursuant to this Section 8.2, the Rudolph Termination Fee shall be the sole and exclusive remedy of Nanometrics, Merger Sub and their respective affiliates for any loss or damage based upon, arising out of or relating to this Agreement or the Transactions and none of Rudolph or any of its former, current or future Representatives will have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Amendment and Modification; Waiver.

(a)    Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Nanometrics Stockholder Approval or the Rudolph Stockholder Approval, as applicable, by written agreement of Nanometrics and Rudolph authorized by their respective Boards of Directors; provided, however, that after receipt of the Nanometrics Stockholder Approval or the Rudolph Stockholder Approval, as applicable, no amendment will be made that by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)    At any time and from time to time prior to the Effective Time, either Rudolph, on the one hand, or any Nanometrics Entity, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (1) extend the time for the performance of any of the obligations or other acts of Rudolph or any Nanometrics Entity, as applicable, (2) waive any inaccuracies in the representations and warranties made to Rudolph or Nanometrics contained herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of Rudolph or any Nanometrics Entity contained herein. Any agreement on the part of a Rudolph or a Nanometrics Entity to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of Rudolph or Nanometrics, as applicable. Any delay in exercising, or failure to assert, any right under this Agreement will not constitute a waiver of such right.

Section 9.2    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement will survive the Effective Time. This Section 9.2 will not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 9.3    Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such expenses; provided, however, each of Rudolph and Nanometrics shall share equally the fees, costs and expenses, other than attorneys’ fees, (a) incurred in connection with any filing by Rudolph or Nanometrics of any notice or other document under the HSR Act or any other Antitrust Law in connection with the Transactions and (b) the fees (including the registration fee), costs and expenses incurred in connection with the filing, printing and distributing the Registration Statement and the Proxy Statement/Prospectus.

Section 9.4    Notices. All notices, requests, demands and other communications under this Agreement will, except to the extent expressly provided to be oral, be in writing and will be deemed to have been duly given or made as follows: (a) if sent by certified mail in the United States, upon receipt; (b) if sent designated for overnight delivery by globally recognized overnight delivery service (such as DHL or FedEx), the time of delivery as confirmed in the courier’s systems; (c) if sent by e-mail (including email of an attachment in Adobe Portable Document Format or other file format based on common standards), when the sender has received confirmation of receipt from the recipient or, if the time of confirmation of receipt is after 5:00 p.m. in the time zone of the receiving party or is not on a business day, on the business day immediately after the time of confirmation of receipt; and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party will provide by like notice to the other Parties:

if to Nanometrics or Merger Sub, to:

Nanometrics Incorporated

1550 Buckeye Dr.

Milpitas, CA 95035

Attention: Janet Taylor, General Counsel

Email: jtaylor@nanometrics.com

with copies to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111

Attention: Sam Livermore

Email: slivermore@cooley.com

if to Rudolph, to:

Rudolph Technologies, Inc.

550 Clark Drive

Budd Lake, New Jersey 07828

Attention: Robert Koch, Vice President and General Counsel

Email: robert.koch@rudolphtech.com

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: joseph.conahan@wilmerhale.com

Section 9.5    Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to Nanometrics or Rudolph, as applicable, than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement (1) will not provide for an exclusive right to negotiate with Nanometrics or Rudolph, as applicable and (2) will not restrict Nanometrics from complying with Section 5.3 or Rudolph from complying with Section 5.4, as applicable.

“Action” means any and all litigation, suits, actions, investigations, disputes, proceedings, arbitrations and mediations by or before any Governmental Authority.

“Adverse Law or Order” means (1) any Law enacted or promulgated by any Governmental Authority of competent jurisdiction that prohibits or makes illegal the consummation of the Merger or (2) any Order issued by any Governmental Authority of competent jurisdiction that prevents the consummation of the Merger.

“affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Claim” means any and all allegations, claims, demands and causes of action.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated as of August 18, 2016, as amended March 21, 2019, between Rudolph and Nanometrics.

“Contract” means any written or legally-binding oral agreement, contract, subcontract, settlement agreement, lease, sublease, legally-binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Copyrights” means any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“Domain Names” means all Internet domain name registrations.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, right of first refusal, or preemptive right.

“Environmental Laws” means any Law, including common law, relating to the environment or human health and safety, including any Law pertaining to (1) release or threatened release of Hazardous Substances, (2) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, (3) pollution or protection of the indoor or outdoor environment, occupational health as it relates to exposures to Hazardous Substances or natural resources or (4) the European Union’s Directives on the Restriction of Hazardous Substances (RoHS) and the Waste Electrical and Electronic Equipment (WEEE).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Governmental Authority” means any (1) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign or other government, (3) governmental (or quasi-governmental authority authorized to authorize, administer or enforce the Law) of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal) or (4) organization, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power of any nature (including persons acting as arbitrators, alternative dispute resolution organizations and stock exchanges).

“Hazardous Substances” means (1) those substances, materials, contaminants or wastes defined in or regulated as “hazardous”, “toxic”, or “radioactive”, under any Environmental Law or regulation promulgated thereunder, (2) petroleum and petroleum products, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, and (4) polychlorinated biphenyls, friable asbestos and radon.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent (a) in respect of notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing capital lease obligations; (e) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or (f) representing any hedging obligations, if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by an Encumbrance on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness will be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Director” means a person nominated for or appointed to the Rudolph Board of Directors who, as of the time of determination is independent for purposes of the rules of the New York Stock Exchange and the SEC.

“Initial Nanometrics Slate” means, as of the Effective Time, the Nanometrics Designees, together with the Chairman Designee.

“Initial Rudolph Slate” means, as of the Effective Time, the Rudolph Designees, together with the CEO Designee.

“Intellectual Property” means the rights associated with or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights, (d) Trademarks, (e) Domain Names and (f) any similar, corresponding or equivalent Intellectual Property rights to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement” means a joint proxy statement/prospectus to be sent to the stockholders of Nanometrics and the stockholders of Rudolph (together with any amendments or supplements thereto) in connection with the Transactions.

“knowledge of Nanometrics” means the actual knowledge of each executive officer of Nanometrics set forth on Section 1.1 of the Nanometrics Disclosure Letter.

“knowledge of Rudolph” means the actual knowledge of each executive officer of Rudolph set forth on Section 1.1 of the Rudolph Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Measurement Price” means the volume weighted average trading price of shares of Nanometrics Common Stock on Nasdaq, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five (5) consecutive trading days ending on the third complete trading day prior to (and excluding) the Closing Date as reported by Bloomberg, L.P.

“Merger Consideration” means the Per Share Merger Consideration together with the Fractional Share Consideration and any amounts payable pursuant to Section 2.2(f).

“Merger Consideration Value” means the Exchange Ratio multiplied by the Measurement Price.

“Nanometrics Competing Proposal” means any offer or proposal made by a Person or group (other than a proposal or offer by Rudolph or any of its Subsidiaries) at any time that is structured to permit such Person or group to acquire beneficial ownership (as defined under Section 13(d) of the Exchange Act) of at least 15% of the consolidated assets of, equity interest in, or businesses of, Nanometrics (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, exclusive license, joint venture, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Nanometrics Entities” means Nanometrics and Merger Sub.

“Nanometrics Equity Award”means a Nanometrics Stock Option or Nanometrics RSU Award.

“Nanometrics Equity Plans” means the 2005 Nanometrics Equity Incentive Plan, the Nanometrics 2002 Non-Statutory Stock Option Plan, the 2000 Nanometrics Employee Stock Option Plan and the 2000 Nanometrics Director Option Plan, in each case, as amended.

“Nanometrics ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Nanometrics or any Nanometrics Subsidiary and that, together with Nanometrics or any Nanometrics Subsidiary, is or within the preceding six years has been treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Nanometrics Governing Documents” means (a) the Nanometrics certificate of incorporation as amended and in effect on the date hereof and (b) the bylaws of Nanometrics, as amended and restated as of the date hereof.

“Nanometrics Immaterial Trademark Licenses” means licenses or other rights of use granted by Nanometrics or any Nanometrics Subsidiary in respect of Trademarks to Third Party vendors to refer to Nanometrics as a customer and rights granted to third parties as part of corporate sponsorships, which licenses or rights are not material to any Nanometrics Products.

“Nanometrics Intellectual Property” means (a) all Intellectual Property rights that are owned or purported to be owned by Nanometrics or any Nanometrics Subsidiary, (b) all Intellectual Property rights licensed by Nanometrics or any Nanometrics Subsidiary and (c) all other Intellectual Property rights that, in each case, are used by Nanometrics or any Nanometrics Subsidiary and that are material to the operation of their respective businesses as currently conducted.

“Nanometrics International Plan” means a Nanometrics Plan that is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to an employee of Nanometrics or any Nanometrics ERISA Affiliates who performs services primarily outside the United States.

“Nanometrics Intervening Event” means a material Effect occurring or coming to the attention of the Nanometrics Board after the date of this Agreement and prior to obtaining Nanometrics Stockholder Approval (a) that was not known to the Nanometrics Board of Directors, or was not reasonably foreseeable by the Nanometrics Board of Directors, as of the date of this Agreement and (b) that does not relate to any Nanometrics Competing Proposal; provided that none of the following, or any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the following, will be deemed, either alone or in combination, to be or constitute a “Nanometrics Intervening Event” or be taken into account when determining whether a “Nanometrics Intervening Event” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Nanometrics, Rudolph or any of their respective Subsidiaries conducts business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (vii) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (viii) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (ix) changes in Nanometrics’s or Rudolph’s stock price or the trading volume of Nanometrics’s or Rudolph’s stock, or any failure by Nanometrics or Rudolph to meet any public estimates or expectations of Nanometrics’s or Rudolph’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Nanometrics or Rudolph to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and (x) any legal proceedings made or brought by any of the current or former stockholders of Nanometrics or Rudolph (on their own behalf or on behalf of Nanometrics or Rudolph) against Nanometrics or Rudolph, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

“Nanometrics Material Adverse Effect” means any Effect that, individually or taken together in the aggregate with all other Effects, is, or would reasonably be expected to be, materially adverse to (a) the business, assets, properties, financial condition or results of operations of Nanometrics and its Subsidiaries, taken as a whole; provided that none of the following, or any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the following, will be deemed, either alone or in combination, to be or constitute a “Nanometrics Material Adverse Effect” or be taken into account for purposes of this clause (a) when determining whether a “Nanometrics Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Nanometrics or any of its Subsidiaries conducts business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) other than for purposes of the representations and warranties set forth in Section 3.5, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (vii) any actions taken or failure to take action, in each case, which Rudolph has requested in writing that would not otherwise be required by the terms of this Agreement; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement (other than Section 5.1(a)); or the failure to take any action prohibited by this Agreement; (viii) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (ix) changes in Nanometrics’s stock price or the trading volume of Nanometrics’s stock, or any failure by Nanometrics to meet any public estimates or expectations of Nanometrics’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Nanometrics to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and (x) any legal proceedings made or brought by any of the current or former stockholders of Nanometrics (on their own behalf or on behalf of Nanometrics) against Nanometrics and arising out of the Merger; provided further that any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the matters described in clauses (i), (ii), (iii), (iv), (v) or (viii) above shall be taken into account for purposes of this clause (a) when determining whether a “Nanometrics Material Adverse Effect” has occurred or may, would or could occur if it has a materially disproportionate adverse effect on Nanometrics and its Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which Nanometrics and its Subsidiaries conduct business (in which case, such Effect shall be taken into account only to the extent it is so materially disproportionate on Nanometrics and its Subsidiaries, taken as a whole, when determining whether a “Nanometrics Material Adverse Effect” has occurred or may, would or could occur); or (b) the ability of Nanometrics to consummate the Merger; provided that any Effect shall be disregarded for purposes of this clause (b) to the extent attributable to non-U.S. Antitrust Laws other than those set forth on Schedule 7.1(d).

“Nanometrics Outbound License Agreements” means all nonexclusive licenses granted by Nanometrics in Nanometrics Intellectual Property, entered into by Nanometrics in the ordinary course of business.

“Nanometrics Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned, in whole or in part, by Nanometrics or any of the Nanometrics Subsidiaries.

“Nanometrics Products” means any products or services that (a) Nanometrics or any Nanometrics Subsidiary has, within the previous six (6) years, sold, licensed distributed or provided to any third parties or (b) are currently under development by or for Nanometrics or any Nanometrics Subsidiary (whether or not in collaboration with another Person).

“Nanometrics Qualifying Transaction” means an “Nanometrics Competing Proposal,” except that all references to “at least 15%” in the definition thereof will be deemed to be references to “more than 50%.”

“Nanometrics Registered Intellectual Property” means all Nanometrics Owned Intellectual Property that is Registered Intellectual Property.

“Nanometrics Special Meeting” means the meeting of the holders of shares of Nanometrics Common Stock for the purpose of seeking the Nanometrics Stockholder Approval and submitting to a vote of the holders of shares of Nanometrics Common Stock any other matters required by applicable law to be so submitted in connection with the transactions contemplated by this Agreement, including any postponement or adjournment of such meeting.

“Nanometrics Stockholder Approval” means the affirmative vote at the Nanometrics Special Meeting of (a) holders of a majority of the outstanding shares of Nanometrics Common Stock which are present in person or represented by proxy and entitled to vote on the proposal to approve the issuance of shares of Nanometrics Common Stock as provided in this Agreement and (b) holders a majority of the outstanding shares of Nanometrics Common Stock entitled to vote at such meeting upon the adoption of the Amended and Restated Nanometrics Charter.

“Nanometrics Stock Option” means an option to purchase shares of Nanometrics Common Stock.

“Nanometrics Superior Proposal” means a bona fide, unsolicited, written offer or proposal made after the date hereof constituting a Nanometrics Competing Proposal (with references to at least 15% being deemed to be replaced with references to more than 50%), that the Nanometrics Board of Directors determines in good faith after consultation with Nanometrics’s outside legal counsel and nationally recognized independent financial advisor to be (a) more favorable to the stockholders of Nanometrics from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such offer (including any termination or break-up fee associated therewith, the existence of any financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and this Agreement (including any changes to the terms of this Agreement proposed by Rudolph in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer and the identity and financial capabilities of the Person or group making such offer; provided, however, that no Nanometrics Competing Proposal shall be deemed to be a Nanometrics Superior Proposal if any financing required to consummate such Nanometrics Competing Proposal is not committed.

“Nasdaq” means the Nasdaq Global Select Market.

“Open Source Materials” means any software or other material that is distributed as “free software,” “open source software” or pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org) (including but not limited to the GNU General Public License (GPL), LGPL, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).

“Order” means any injunction, judgment, decree or other order issued by a Governmental Authority of competent jurisdiction.

“Patents” means domestic and foreign patents and patent applications, utility models and inventors’ certificates, together with all reissuances, divisionals, continuations, continuations-in- part, revisions, renewals, substitutions, provisionals, non-provisionals, extensions, and reexaminations thereof.

“Permitted Encumbrance” means (a) any Encumbrance that arises out of Taxes not in default and payable without penalty or interest, or the validity of which is being contested in good faith by appropriate proceedings for which adequate provision has been made in accordance with GAAP, (b) any mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s or repairmen’s liens which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) with respect to licensed personal property or Intellectual Property, the terms and conditions of the license applicable thereto and (e) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property that are set forth on a title report.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Authority, including any of the following: (a) Patents, (b) Trademarks, (c) Copyrights and (d) Domain Names.

“Registration Statement” means the registration statement on Form S-4, or other applicable Form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Nanometrics under the Securities Act with respect to shares of Nanometrics Common Stock to be issued in connection with the Transactions.

“Representatives” means, when used with respect to Rudolph, Merger Sub or Nanometrics, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Rudolph or Nanometrics, as applicable, and its Subsidiaries.

“Rudolph Competing Proposal” means any offer or proposal made by a Person or group (other than a proposal or offer by Nanometrics or any of its Subsidiaries) at any time that is structured to permit such Person or group to acquire beneficial ownership (as defined under Section 13(d) of the Exchange Act) of at least 15% of the consolidated assets of, equity interest in, or businesses of, Rudolph (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, exclusive license, joint venture, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Rudolph Equity Award” means a Rudolph Stock Option or Rudolph RSU Award.

“Rudolph Equity Plans” means the 2009 Rudolph Stock Plan, the 1999 Rudolph Stock Plan and the Rudolph ESPP, in each case, as amended.

“Rudolph ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Rudolph or any Rudolph Subsidiary and that, together with Rudolph or any Rudolph Subsidiary, is or within the preceding six years has been treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Rudolph ESPP” means the Rudolph 2009 Employee Stock Purchase Plan.

“Rudolph Governing Documents” means (a) the Rudolph certificate of incorporation as amended and in effect on the date hereof and (b) the bylaws of Rudolph, as amended and restated as of the date hereof.

“Rudolph Immaterial Trademark Licenses” means licenses or other rights of use granted by Rudolph or any Rudolph Subsidiary in respect of Trademarks to Third Party vendors to refer to Rudolph as a customer and rights granted to third parties as part of corporate sponsorships, which licenses or rights are not material to any Rudolph Products.

“Rudolph Insiders” means those officers and directors of Rudolph who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Rudolph Intellectual Property” means (a) all Intellectual Property rights that are owned or purported to be owned by Rudolph or any Rudolph Subsidiary, (b) all Intellectual Property rights licensed by Rudolph or any Rudolph Subsidiary and (c) all other Intellectual Property rights that, in each case, are used by Rudolph or any Rudolph Subsidiary and that are material to the operation of their respective businesses as currently conducted.

“Rudolph International Plan” means a Rudolph Plan that is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to an employee of Rudolph or any Rudolph ERISA Affiliate who performs services primarily outside the United States.

“Rudolph Intervening Event” means a material Effect occurring or coming to the attention of the Rudolph Board after the date of this Agreement and prior to obtaining Rudolph Stockholder Approval (a) that was not known to the Rudolph Board of Directors, or was not reasonably foreseeable by the Rudolph Board of Directors, as of the date of this Agreement and (b) that does not relate to any Rudolph Competing Proposal; provided that none of the following, or any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the following, will be deemed, either alone or in combination, to be or constitute a “Rudolph Intervening Event” or be taken into account when determining whether a “Rudolph Intervening Event” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Rudolph, Nanometrics or any of their respective Subsidiaries conducts business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (vii) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (viii) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (ix) changes in Rudolph’s or Nanometrics’s stock price or the trading volume of Rudolph’s or Nanometrics’s stock, or any failure by Rudolph or Nanometrics to meet any public estimates or expectations of Rudolph’s or Nanometrics’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Rudolph or Nanometrics to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and (x) any legal proceedings made or brought by any of the current or former stockholders of Rudolph or Nanometrics (on their own behalf or on behalf of Rudolph or Nanometrics) against Rudolph or Nanometrics, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

“Rudolph Material Adverse Effect” means any Effect that, individually or taken together in the aggregate with all other Effects, is, or would reasonably be expected to be, materially adverse to (a) the business, assets, properties, financial condition or results of operations of Rudolph and its Subsidiaries, taken as a whole; provided that none of the following, or any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the following, will be deemed, either alone or in combination, to be or constitute a “Rudolph Material Adverse Effect” or be taken into account for purposes of this clause (a) when determining whether a “Rudolph Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Rudolph or any of its Subsidiaries conducts business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) other than for purposes of the representations and warranties set forth in Section 4.5, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (vii) any actions taken or failure to take action, in each case, which Nanometrics has requested in writing that would not otherwise be required by the terms of this Agreement; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement (other than Section 5.2(a)); or the failure to take any action prohibited by this Agreement; (viii) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (ix) changes in Rudolph’s stock price or the trading volume of Rudolph’s stock, or any failure by Rudolph to meet any public estimates or expectations of Rudolph’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Rudolph to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and (x) any legal proceedings made or brought by any of the current or former stockholders of Rudolph (on their own behalf or on behalf of Rudolph) against Rudolph and arising out of the Merger; provided further that any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the matters described in clauses (i), (ii), (iii), (iv), (v) or (viii) above shall be taken into account for purposes of this clause (a) when determining whether a “Rudolph Material Adverse Effect” has occurred or may, would or could occur if it has a materially disproportionate adverse effect on Rudolph and its Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which Rudolph and its Subsidiaries conduct business (in which case, such Effect shall be taken into account only to the extent it is so materially disproportionate on Rudolph and its Subsidiaries, taken as a whole, when determining whether a “Rudolph Material Adverse Effect” has occurred or may, would or could occur); or (b) the ability of Rudolph to consummate the Merger; provided that any Effect shall be disregarded for purposes of this clause (b) to the extent attributable to non-U.S. Antitrust Laws other than those set forth on Schedule 7.1(d).

“Rudolph Outbound License Agreements” means all nonexclusive licenses granted by Rudolph in Rudolph Intellectual Property, entered into by Rudolph in the ordinary course of business.

“Rudolph Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned, in whole or in part, by Rudolph or any of the Rudolph Subsidiaries.

“Rudolph Products” means any products or services that (a) Rudolph or any Rudolph Subsidiary has, within the previous six (6) years, sold, licensed distributed or provided to any third parties or (b) are currently under development by or for Rudolph or any Rudolph Subsidiary (whether or not in collaboration with another Person).

“Rudolph Qualifying Transaction” means an “Rudolph Competing Proposal,” except that all references to “at least 15%” in the definition thereof will be deemed to be references to “more than 50%.”

“Rudolph Registered Intellectual Property” means all Rudolph Owned Intellectual Property that is Registered Intellectual Property.

“Rudolph Section 16 Information” means information accurate in all material respects regarding Rudolph Insiders, the number of shares of Rudolph Common Stock and derivative securities with respect to Rudolph Common Stock held by each such Rudolph Insider and expected to be exchanged for shares of Nanometrics Common Stock pursuant to the Transactions and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3.

“Rudolph Special Meeting” means the meeting of the holders of shares of Rudolph Common Stock for the purpose of seeking the Rudolph Stockholder Approval, including any postponement or adjournment of such meeting.

“Rudolph Stockholder Approval” means the affirmative vote at the Rudolph Special Meeting of holders of a majority of the outstanding shares of Rudolph Common Stock entitled to vote at such meeting upon the adoption of this Agreement.

“Rudolph Superior Proposal” means a bona fide, unsolicited, written offer or proposal made after the date hereof constituting a Rudolph Competing Proposal (with references to at least 15% being deemed to be replaced with references to more than 50%), that the Rudolph Board of Directors determines in good faith after consultation with Rudolph’s outside legal counsel and nationally recognized independent financial advisor to be (a) more favorable to the stockholders of Rudolph from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such offer (including any termination or break-up fee associated therewith, the existence of any financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and this Agreement (including any changes to the terms of this Agreement proposed by Nanometrics in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer and the identity and financial capabilities of the Person or group making such offer; provided, however, that no Rudolph Competing Proposal shall be deemed to be a Rudolph Superior Proposal if any financing required to consummate such Rudolph Competing Proposal is not committed.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs or imposts in the nature of a tax imposed by any Governmental Authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security (or similar), workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, escheat or unclaimed property (whether or not considered a tax under applicable law), including any interest, penalty, additions to tax or additional amounts imposed with respect thereto.

“Tax Return” means any report, return, statement, certificate, claim for refund, election, estimated tax filing, or declaration, or other document required to be filed with any Governmental Authority with respect to Taxes, including any schedule, information statement or attachment thereto, and including any amendments thereof.

“Third Party” means any person other than Nanometrics, Rudolph and each of their respective affiliates (including Merger Sub) and the respective Representatives of Nanometrics, Rudolph and each of their respective affiliates.

“Trademarks” means all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations, renewals and applications to register the foregoing anywhere in the world and all goodwill associated therewith.

“Trade Secrets” means know-how and trade secret rights and corresponding rights in confidential information and other nonpublic information (whether or not patentable).

“Treasury Regulations” means the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any successor regulations.

“Willful Breach” means, with respect to a Party, a material breach by such Party of a covenant or agreement set forth in this Agreement that is the consequence of an act or omission by such Party where any executive officer of Rudolph set forth on Section 1.1 of the Rudolph Disclosure Letter (in the case of such a breach by

Rudolph) or any executive officer of Nanometrics set forth on Section 1.1 of the Nanometrics Disclosure Letter (in the case of such a breach by Nanometrics or Merger Sub) had actual knowledge, at the time of such breach, that the taking of, or failure to take, such act would, or would be reasonably expected to, cause such breach.

Section 9.6    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
2018 Rudolph Balance Sheet	Section 4.7(c)
2018 Nanometrics Balance Sheet	Section 3.7(c)
401(k) Participant	Section 6.7(d)
Agreement	Preamble
Blue Sky Laws	Section 3.5(b)
Bonus Plan Participant	Section 6.7(f)
Book-Entry Shares	Section 2.2(b)
CEO Designee	Section 6.12(d)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)
Chairman Designee	Section 6.12(c)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.10(h)
Continuing Service Provider	Section 6.7(a)
DGCL	Recital B
Dispute	Section 3.14(g)
DOJ	Section 6.2(a)
Effective Time	Section 1.3
Electronic Delivery	Section 9.8
Employment Practices	Section 3.11(b)
Environmental Permits	Section 3.16(d)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Recital B
Final Purchase Date	Section 2.3(f)
Fractional Share Consideration	Section 2.1(a)
FTC	Section 6.2(a)
GAAP	Section 3.7(b)
Indemnified Parties	Section 6.4
KEICP	Section 6.7(f)(1)
Merger	Recital A
Merger Sub	Preamble
Multiemployer Plan	Section 3.10(b)
Multiple Employer Plan	Section 3.10(b)
Nanometrics	Preamble
Nanometrics 401(k) Plan	Section 6.7(d)
Nanometrics Board of Directors	Recital D
Nanometrics Board Recommendation	Recital D
Nanometrics Bonus Plan Participant	Section 6.7(f)(2)
Nanometrics Capitalization Representations	Section 7.2(a)
Nanometrics Change of Recommendation	Section 5.3(a)

Term	Section
Nanometrics Common Stock	Recital B
Nanometrics Corporate Metric	Section 6.7(f)(2)
Nanometrics Designee	Section 6.12(b)
Nanometrics Disclosure Letter	Article III
Nanometrics D&O Insurance	Section 6.4
Nanometrics ESPP	Section 3.3(c)
Nanometrics Financial Advisor	Section 3.20
Nanometrics Indemnified Parties	Section 6.4
Nanometrics Individual Metric	Section 6.7(f)(2)
Nanometrics Material Contracts	Section 3.17(a)
Nanometrics Owned Real Property	Section 3.13(b)
Nanometrics Permits	Section 3.6
Nanometrics Plans	Section 3.10(a)
Nanometrics Preferred Stock	Section 3.3(a)
Nanometrics Profit Plan Participant	Section 6.7(f)(3)
Nanometrics Real Property Leases	Section 3.13(c)
Nanometrics RSU Award	Section 2.3(c)(1)
Nanometrics SEC Reports	Section 3.7(a)
Nanometrics Securities	Section 3.3(c)
Nanometrics Specified Representations	Section 7.2(a)
Nanometrics Subsidiary	Section 3.1(b)
Nanometrics Termination Fee	Section 8.2(b)(1)
Nanometrics US Plans	Section 3.10(a)
Nanometrics Welfare Plan	Section 6.7(c)
New Plans	Section 6.7(b)
Outside Date	Section 8.1(d)
Parties	Preamble
Party	Preamble
Per Share Merger Consideration	Section 2.1(a)
Profit Plan Guidelines	Section 6.7(f)(3)
Rudolph	Preamble
Rudolph 401(k) Plan	Section 6.7(d)
Rudolph Board of Directors	Recital C
Rudolph Board Recommendation	Recital C
Rudolph Bonus Plan Participant	Section 6.7(f)(1)
Rudolph Capitalization Representations	Section 7.3(a)
Rudolph Change of Recommendation	Section 5.4(a)
Rudolph Common Stock	Recital B
Rudolph Designee	Section 6.12(b)
Rudolph Disclosure Letter	Article IV
Rudolph D&O Insurance	Section 6.4
Rudolph ESPP Offering Period	Section 2.3(f)
Rudolph Financial Advisor	Section 4.20
Rudolph Indemnified Parties	Section 6.4
Rudolph Material Contracts	Section 4.17(a)
Rudolph Owned Real Property	Section 4.13(b)
Rudolph Permits	Section 4.6
Rudolph Plans	Section 4.10(a)
Rudolph Preferred Stock	Section 4.3(a)

Term	Section
Rudolph Real Property Leases	Section 4.13(c)
Rudolph RSU Award	Section 2.3(c)(1)
Rudolph SEC Reports	Section 4.7(a)
Rudolph Securities	Section 4.3(c)
Rudolph Specified Representations	Section 7.3(a)
Rudolph Stock Option	Section 2.3(b)(1)
Rudolph Subsidiary	Section 4.1(b)
Rudolph Termination Fee	Section 8.2(c)(1)
Rudolph US Plans	Section 4.10(a)
S-8 Registration Statement	Section 2.3(e)
SOX	Section 3.7(a)
Specified Antitrust Authorities	Section 6.2(a)
Surviving Corporation	Section 1.1
Transactions	Recital C
WARN Act	Section 3.11(e)
Worker	Section 3.10(f)

Section 9.7    Interpretation. When a reference is made in this Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” All references in this Agreement to “Sections,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Annexes and Schedules to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a Person are also to such Person’s successors and permitted assigns. All references in this Agreement to “$”or other monetary amounts refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference will be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder or to any successor statute, rules and regulations thereto, (ii) references to any Person include the successors and permitted assigns of that Person and (iii) references from or through any date mean from and including or through and including, respectively. When reference is made in this Agreement to information that has been “made available” then (i) with respect to information that has been made available to Nanometrics, that shall mean that such information was either (A) included in the Rudolph SEC Reports, (B) included in Rudolph’s electronic data room no later than 2:00 p.m., Pacific Time, on the day prior to the date of this Agreement or (C) provided directly to Nanometrics or its counsel, and (ii) with respect to information that has been made available to Rudolph, that shall mean that such information was either (i) included in the Nanometrics SEC Reports, (ii) included in the Nanometrics electronic data room no later than 2:00 p.m., Pacific Time, on the day prior to the date of this Agreement or (iii) provided directly to Rudolph or its counsel.

Section 9.8    Counterparts. This Agreement may be executed and delivered, including by e-mail of an attachment in Adobe Portable Document Format or other file format based on common standards (“Electronic Delivery”), in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

Section 9.9    Entire Agreement; Third-Party Beneficiaries.

(a)    This Agreement (including the Nanometrics Disclosure Letter and the Rudolph Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement will be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Nanometrics, Rudolph and Merger Sub will be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)    Except as provided in Section 6.4, neither this Agreement (including the Nanometrics Disclosure Letter and the Rudolph Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 9.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.11    Governing Law; Jurisdiction.

(a)    This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)    Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (4) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12    Waiver of Jury Trial. Each Party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the agreements delivered in connection herewith or the Merger and the other Transactions contemplated hereby or thereby. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce either of such waivers, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.12.

Section 9.13    Assignment. This Agreement will not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (1) Nanometrics or (2) a wholly owned Subsidiary of Nanometrics; provided that no such assignment will relieve any Nanometrics Entity of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14    Enforcement; Remedies.

(a)    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party will be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or Order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c)    The Parties’ rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For purposes of clarity, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party will not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

The Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

NANOMETRICS INCORPORATED

By:	/s/ Pierre-Yves Lesaicherre
	Name:	Pierre-Yves Lesaicherre, Ph.D.
	Title:	President and Chief Executive Officer

PV EQUIPMENT INC.

By:	/s/ Janet Taylor
	Name:	Janet Taylor
	Title:	President and Secretary

RUDOLPH TECHNOLOGIES, INC.

By:	/s/ Michael Plisinski
	Name:	Michael Plisinski
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

RUDOLPH TECHNOLOGIES, INC.

FIRST: The name of the Corporation is: Rudolph Technologies, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.    Election of directors need not be by written ballot.

3.    The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article SIXTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article SIXTH, shall eliminate or reduce the effect of this Article SIXTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of this Certificate of Incorporation or the Bylaws of the Corporation (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

EXHIBIT B

BYLAWS

OF

RUDOLPH TECHNOLOGIES, INC.

(a Delaware corporation)

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ARTICLE I

STOCKHOLDERS

1.1    Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal executive office of the corporation. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but shall instead be held solely by means of remote communication in a manner consistent with the General Corporation Law of the State of Delaware.

1.2    Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. The corporation may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3    Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

1.4    Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the General Corporation Law of the State of Delaware.

1.5    Voting List. The corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b), for a period of at least 10 days prior to the meeting during ordinary business hours, at the principal place of business of the corporation. If the meeting is to be held at a physical location (and not solely by means of remote communication), then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. Except as otherwise provided by law, such list shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or to vote in person or by proxy at any meeting of stockholders.

1.6    Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7    Adjournments. Any meeting of stockholders may be adjourned from time to time to reconvene at any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or by a majority of the stockholders present or represented at the meeting and entitled to vote, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place, if any, of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

1.8    Voting and Proxies. Each stockholder shall have one vote upon the matter in question for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action without a meeting, may vote or express such consent or dissent in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote or act for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. A proxy shall be irrevocable if it satisfies the requirements to qualify as irrevocable under the Delaware General Corporation Law.

1.9    Action at Meeting. When a quorum is present at any meeting, any matter, other than the election of directors, to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by law, the Certificate of Incorporation or these Bylaws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by the vote of the majority of the votes cast; provided, however, that if, as of the tenth (10th) day preceding the date the corporation first mails its notice of meeting for such meeting the stockholders of the corporation, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this bylaw, “a majority of the votes cast” shall mean that number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

1.10    Conduct of Meetings.

(a)    Chairman of Meeting. Unless otherwise provided by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the

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Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen by the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)    Rules, Regulations and Procedures. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and to recess and/or adjourn the meeting and prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

1.11    Action without Meeting.

(a)    Taking of Action by Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Except as otherwise provided by the Certificate of Incorporation, stockholders may act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

(b)    Electronic Transmission of Consents. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given

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by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(c)    Notice of Taking of Corporate Action. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

ARTICLE II

DIRECTORS

2.1    General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2    Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the corporation shall be established from time to time by the stockholders or the Board of Directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Election of directors need not be by written ballot. Directors need not be stockholders of the corporation.

2.3    Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors or the Chairman of the Board. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4    Tenure. Each director shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.5    Quorum. A majority of the directors at any time in office shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6    Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or by the Certificate of Incorporation.

2.7    Removal. Except as otherwise provided by the General Corporation Law of the State of Delaware, any one or more or all of the directors of the corporation may be removed, with or without cause, by the holders of a

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majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

2.8     Vacancies. Unless and until filled by the stockholders, any vacancy or newly-created directorship on the Board of Directors, however occurring, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office, and a director chosen to fill a position resulting from a newly-created directorship shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.9    Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal executive office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

2.10     Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11    Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.12    Notice of Special Meetings. Notice of the date, place and time of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least 48 hours in advance of the meeting, (b) by sending an electronic transmission, or delivering written notice by hand or reputable overnight delivery service, to such director’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.13    Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.15    Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a

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committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers that may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16    Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE III

OFFICERS

3.1    Titles. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2    Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3    Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4    Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5    Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal executive office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the corporation.

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3.6    Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7    Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.8     Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1    Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2    Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware.

Each certificate for shares of stock that are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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4.3    Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Uncertificated shares may be transferred by delivery of a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

4.4    Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the corporation may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the corporation may require for the protection of the corporation or any transfer agent or registrar.

4.5    Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent (or dissent) to corporate action without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 10 days after the date of adoption of a record date for a consent without a meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders entitled to express consent to corporate action without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first consent is properly delivered to the corporation. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

4.6    Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V

GENERAL PROVISIONS

5.1    Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.

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5.2    Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3     Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether provided before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4     Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President or the Treasurer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this corporation, or with respect to the execution of any written or electronic consent in the name of the corporation as a holder of such securities.

5.5    Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6    Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

5.7    Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8    Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI

INDEMNITY

6.1    Third Party Actions. The corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.5, the corporation shall be required to indemnify a director or officer in connection with a proceeding (or part thereof) commenced by such director or officer only if the commencement of such proceeding (or part

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thereof) by the director or officer was authorized in the specific case by the board of directors of the corporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

6.2    Actions by or in the Right of the Corporation. The corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) and amounts paid in settlement (if such settlement is approved in advance by the corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.5, the corporation shall be required to indemnify a director or officer in connection with a proceeding (or part thereof) commenced by such director or officer only if the commencement of such proceeding (or part thereof) by the director or officer was authorized in the specific case by the board of directors of the corporation. Notwithstanding any other provision of this Article VI, no person shall be indemnified hereunder for any expenses or amounts paid in settlement with respect to any action to recover short-swing profits under Section 16(b) of the Exchange Act.

6.3    Successful Defense. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified to the fullest extent permitted by law against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

6.4    Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding, by an individual who may be entitled to indemnification pursuant to Section 6.1 or 6.2, shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article VI.

6.5    Claims. If a claim by a director or officer for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within thirty days after a written claim therefor by the person entitled to indemnification hereunder has been received by the corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

6.6    Indemnity Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to the other sections of this Article VI shall not be deemed exclusive of any other rights to which those

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seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

6.7    Insurance. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.8     Other Sources. The corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

6.9    The Corporation. For purposes of this Article VI, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under and subject to the provisions of this Article VI (including, without limitation the provisions of Section 6.4) with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

6.10    Employee Benefit Plans. For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VI.

6.11    Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII

AMENDMENTS

7.1    By the Board of Directors. These Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Board of Directors.

7.2     By the Stockholders. These Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the affirmative vote of the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any annual meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of such special meeting.

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EXHIBIT C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF NANOMETRICS INCORPORATED

Nanometrics Incorporated, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

ONE: The original name of this corporation is Nanometrics Incorporated and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 18, 2005, as amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on January 25, 2006. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29, 2006 (the “Restated Certificate”).

TWO: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the corporation.

THREE: The text of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is [                    ].

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The corporation shall have authority to issue shares as follows:

97,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

3,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the corporation (authority to do so being hereby expressly vested in the Board of Directors of the corporation). The Board of Directors of the corporation is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors of the corporation is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors of the corporation originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The number of directors that constitutes the entire Board of Directors of the corporation shall be determined in the manner set forth in the Bylaws of the corporation. At each annual meeting of stockholders, each director of the corporation shall be elected to hold office, and shall serve, until the expiration of the term for which he or she is elected and until his or her successor is duly elected and qualified or until his or her death, resignation, or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Any director may be removed from office by the stockholders of the corporation. Vacancies occurring on the Board of Directors of the corporation for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors of the corporation, although less than a quorum, at any meeting of the Board of Directors of the corporation. A person so elected by the Board of Directors of the corporation to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VII

The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VIII

Special meetings of the stockholders of the corporation for any purpose or purposes may be called at any time by the chairperson of the Board of Directors of the corporation or a majority of the authorized number of directors, but such special meetings may not be called by any other person or persons. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with this Certificate of Incorporation or the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.

ARTICLE IX

The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors of the corporation.

The corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Except as provided in Article IX above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EXHIBIT D

AMENDED AND RESTATED BYLAWS

OF

[                                                 ]

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ARTICLE I.

CORPORATE OFFICES

1.1.	REGISTERED OFFICE

The address of the corporation’s registered office of the corporation shall be fixed in the corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2.	OTHER OFFICES

The corporation’s board of directors (the “board of directors”) may at any time establish other offices at any place or places where the corporation is qualified to do business.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

2.1.	PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, either within or without the State of Delaware, as may be designated by the board of directors from time to time or in the manner provided in these bylaws. In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s principal executive office.

2.2.	ANNUAL MEETING

If required by applicable law, an annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may properly come before the meeting. The date, time and place, if any, of the annual meeting shall be determined by the board of directors. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the board of directors.

2.3.	SPECIAL MEETING

A special meeting of the stockholders may be called as provided in the certificate of incorporation.

No business may be transacted at such special meeting otherwise than specified in the notice of such meeting provided pursuant to Section 2.4 of these bylaws. The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the board of directors.

2.4.	NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

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2.5.	ADVANCE NOTICE OF STOCKHOLDER NOMINEES AND STOCKHOLDER BUSINESS

(i)    Advance Notice of Stockholder Nominations

Nominations of persons for election to the board of directors of the corporation may be made at an annual meeting of stockholders only (1) pursuant to the corporation’s notice of meeting (or any supplement thereto), (2) by or at the direction of the board of directors or any duly authorized committee thereof or (3) by any stockholder of the corporation entitled to vote in the election of directors at the meeting who was a stockholder of record at the time the notice provided for in this Section 2.5 is delivered to the secretary of the corporation and who complies with the notice procedures set forth in this Section 2.5. For any nomination to be properly brought before an annual meeting by any stockholder pursuant to clause (3) of this Section 2.5(i), such nomination shall be made pursuant to timely notice in writing to the secretary of the corporation. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. Such stockholder’s notice shall set forth (a) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation which owned beneficially and of record by such person, (iv) any other information relating to such person that is required by law to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (v) such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address, as they appear on the corporation’s books, of such stockholder, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or (y) otherwise solicit proxies from stockholders in support of such nomination, (v) a description of all agreements, arrangements or understandings between or among such stockholder and/or beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including each nominee, and any other person or persons (naming such person or persons) relating to the nomination, (vi) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the corporation and (vii) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The corporation may require any proposed nominee to furnish such other information as the corporation may reasonably require to

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determine the eligibility of such proposed nominee to serve as a director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii)    Advance Notice of Stockholders Business

At the annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be proposed only: (a) pursuant to the corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the board of directors or any duly authorized committee thereof, or (c) by any stockholder of the corporation entitled to vote at the meeting who was a stockholder of record at the time the notice provided for in this Section 2.5 is delivered to the secretary of the corporation and who complies with the notice procedures set forth in this Section 2.5. Business to be brought before the meeting by a stockholder shall be considered properly brought only if the stockholder has given timely notice thereof in writing to the secretary of the corporation in accordance with this Section 2.5 and such proposed business constitutes a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (ii) the name and address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of the corporation, which are owned beneficially or of record by the stockholder and beneficial owner, (iv) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to adopt the proposal and/or (y) otherwise solicit proxies from stockholders in support of such proposal, (vi) any material interest of the stockholder or beneficial owner in such business, (vii) a description of any agreement, arrangement or understanding with respect to the proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (viii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the corporation and (vii) any other information relating to such stockholder and beneficial owner, if any, that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of this Section 2.5(ii) shall be deemed satisfied by a stockholder with respect to any business for which the stockholder has notified the corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the

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Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting.

(iii)    Special Meetings of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (a) by or at the direction of the board of directors or any committee thereof or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time of notice provided for in this Section 2.5 is delivered to the secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.5. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by this Section 2.5 (which shall include all of the information, agreements and representations required by Section 2.5(i) as if such stockholder was nominating such person or persons for election at an annual meeting) shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv)    General

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 2.5, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.5. The chairman of the meeting shall have the power and duty to determine and declare whether a nomination was properly made or business was properly brought before the meeting, in accordance with the procedures prescribed by these bylaws, and if he should so determine, he shall so declare at the meeting and the defective nomination or any such business not properly brought before the meeting shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 2.5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

For purposes of this Section 2.5, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of any stockholder’s notice as described above.

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Notwithstanding the foregoing provisions of this Section 2.5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.5; provided however, that any references in these bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.5 (including paragraphs (i)(3), (ii)(c) and (iii) hereof), and compliance with paragraphs (i)(3), (ii)(c) and (iii) of this Section 2.5 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the last sentence of Section 2.5(ii), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 2.5 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the corporation’s proxy statement pursuant to applicable rules or regulations promulgated under the Exchange Act or (b) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.

Notwithstanding anything in Section 2.5(i) to the contrary, in the event that the number of directors to be elected to the board of directors at the annual meeting is increased effective after the time period for which stockholder nominations would otherwise be due under Section 2.5(i) and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 2.5(i) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

2.6.	MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE

Notice of any meeting of stockholders, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Without limiting the foregoing, any notice to stockholders given by the corporation shall be effective if given by a form of electronic transmission permitted by applicable law. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Without limiting the foregoing, any notice to stockholders given by the corporation may be given by a single written notice to stockholders who share an address if consented to by the stockholders at such address to whom such notice is given. Any such consent shall be revocable by the stockholders by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice as set forth in this Section 2.6 shall be deemed to have consented to receiving such single written notice.

2.7.	QUORUM

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairman of the meeting or (ii) the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

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2.8.	ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting as of the record date so fixed for notice of the adjourned meeting.

2.9.	CONDUCT OF BUSINESS

Meetings of stockholders shall be presided over by the chairman of the board of directors, if any, or in his or her absence by a person designated by the board of directors, or in the absence of a person so designated by the board of directors, by a chairman chosen at the meeting by the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy. The secretary, or in his or her absence, an assistant secretary, or in the absence of the secretary and all assistant secretaries, a person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

The board of directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the board of directors, if any, the chairman of the meeting shall have the right and authority to convene and to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof and limitations on the time allotted to questions or comments by participants. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the chairman should so determine, he or she shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the board of directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10.	VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12 of these bylaws, subject to the provisions of Sections 217 and 218 of the Delaware General Corporation Law (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise required by law or by the certificate of incorporation, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that if, as of the tenth (10th) day preceding the date the

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corporation first mails its notice of meeting for such meeting to the stockholders of the corporation, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this bylaw, “a majority of the votes cast” shall mean that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the corporation, applicable law or pursuant to any regulation applicable to the corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or represented by proxy and entitled to vote thereon.

2.11.	WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the Delaware General Corporation Law or of the certificate of incorporation or these bylaws, a waiver, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

2.12.	RECORD DATE FOR STOCKHOLDER NOTICE; VOTING

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date which (i) in the case of determination of stockholders entitled to notice of any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting (which date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date for determining the stockholders entitled to notice of the meeting, that a later date on or before the date of the meeting shall be the date for making such determination), and (ii) in the case of any other lawful action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of the stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

2.13.	PROXIES

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its

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date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it satisfies the requirements to qualify as irrevocable under the Delaware General Corporation Law. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the corporation a revocation of the proxy or a new proxy bearing a later date.

2.14.	LIST OF STOCKHOLDERS ENTITLED TO VOTE

The officer who has charge of the stock ledger of a corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15.	INSPECTORS OF ELECTIONS

The corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or three inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots and (vi) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III.

DIRECTORS

3.1.	POWERS

Subject to the provisions of the Delaware General Corporation Law and any limitations in the certificate of incorporation, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.

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3.2.	NUMBER OF DIRECTORS

The board of directors shall consist of 12 members. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. This Section 3.2 of the bylaws shall not be amended or repealed (including by the adoption of additional bylaw provisions in other Sections) by the board of directors except by the affirmative vote of 66 2/3% of the members then serving on the board of directors.

3.3.	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

A director shall hold office until the next annual meeting and until his successor shall be elected and shall qualify, or until to such director’s earlier death, resignation, disqualification or removal from office. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws, wherein other qualifications for directors may be prescribed. Elections of directors need not be by written ballot.

3.4.	RESIGNATION AND VACANCIES

(a)    Any director may resign at any time upon notice in writing or by electronic transmission to the corporation. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the corporation. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies in accordance with this Section 3.4, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

(b)    Unless otherwise provided in the certificate of incorporation or these bylaws:

(i)    Vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all stockholders having the right to vote as a single class shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director;

(ii)    Whenever the holders of any class or series of stock are entitled to elect one or more directors by the provisions of the certificate of incorporation or these bylaws, vacancies and newly created directorships of such class or series shall be filled only by a majority of the directors elected by such class or series then in office, or by a sole remaining director so elected.

Any director elected pursuant to this Section 3.4 shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, disqualification, resignation or removal.

3.5.	PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The board of directors of the corporation may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of such board of directors, or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this section shall constitute presence in person at the meeting.

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3.6.	REGULAR MEETINGS

Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

3.7.	SPECIAL MEETINGS; NOTICE

Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board, the president, any vice president, the secretary or any two (2) directors.

Notice of the time and place of special meetings shall be delivered to each director personally, by telephone, by first-class mail addressed to each director at that director’s address as it is shown on the records of the corporation or by other means of electronic transmission. If the notice is mailed, it shall be deposited in the United States mail at least three (3) days before the time of the holding of the meeting. If the notice is delivered personally, by telephone or by other means of electronic transmission, it shall be delivered personally, by telephone or by such means of electronic transmission at least twenty-four (24) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the corporation.

3.8.	QUORUM; VOTING

At all meetings of the board of directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the certificate of incorporation, or these bylaws. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, every act or decision done or made by a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

3.9.	WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the Delaware General Corporation Law, the certificate of incorporation, or these bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when such person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

3.10.	ACTION BY UNANIMOUS CONSENT OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all the members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission.

3.11.	FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors.

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3.12.	REMOVAL OF DIRECTORS

Except for such additional directors, if any, as are elected by the holders of any series of preferred stock as provided for or fixed pursuant to the certificate of incorporation, any director, or the entire board of directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IV.

COMMITTEES

4.1.	COMMITTEES OF DIRECTORS

The board of directors may designate one or more committees, with each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority (i) approving or adopting or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending, or repealing any bylaws of the corporation and, unless the board resolution establishing the committee, the bylaws or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law.

4.2.	COMMITTEE MINUTES

Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

4.3.	MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these bylaws, Section 3.5 (place of meetings and meetings by telephone), Section 3.6 (regular meetings), Section 3.7 (special meetings and notice), Section 3.8 (quorum and voting), Section 3.9 (waiver of notice), and Section 3.10 (action without a meeting), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members to the extent that such provisions do not already govern the conduct of committees; provided, however, that the time of regular meetings of committees may be determined either by resolution of the board of directors or by resolution of the committee and that special meetings of committees may also be called by resolution of the board of directors. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws or the certificate of incorporation.

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ARTICLE V.

OFFICERS

5.1.	OFFICERS

The officers of the corporation shall be a chief executive officer, a secretary, and a chief financial officer. The corporation may also have, at the discretion of the board of directors, a chairman of the board, a treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant secretaries, one or more assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. Any number of offices may be held by the same person.

5.2.	APPOINTMENT OF OFFICERS

The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, shall be appointed by the board of directors, subject to the rights, if any, of an officer under any contract of employment.

5.3.	SUBORDINATE OFFICERS

The board of directors may appoint, or empower the chief executive officer to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.

5.4.	REMOVAL AND RESIGNATION OF OFFICERS; FILLING VACANCIES

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

Any vacancy occurring in any office of the corporation, except such offices as may be filled in accordance with the provisions of Section 5.3 of these bylaws, shall be filled by the board of directors.

5.5.	REPRESENTATION OF SHARES OF OTHER CORPORATIONS

The chairman of the board, the chief executive officer, the president, any vice president, the chief financial officer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the chief executive officer or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares, securities or equity interests of any other corporation or entity standing in the name of this corporation. The authority granted herein may be exercised by such person directly or delegated to an attorney or agent.

5.6.	AUTHORITY AND DUTIES OF OFFICERS

All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors.

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ARTICLE VI.

INDEMNITY

6.1.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or may hereafter be amended, any director or officer of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. Except as otherwise provided in Section 6.5, the corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the board of directors.

6.2.	INDEMNIFICATION OF OTHERS

The corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

6.3.	SUCCESSFUL DEFENSE

To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1, or in defense of any claim, issue or matter therein, such person shall be indemnified to the fullest extent permitted by law against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

6.4.	PAYMENT OF EXPENSES IN ADVANCE

Expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding, whether civil, criminal, arbitral, administrative, regulatory or investigative, by an individual who may be entitled to indemnification pursuant to Section 6.1, shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article VI.

6.5.	CLAIMS

If a claim by a director or officer for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within sixty days after a written claim therefor by the person entitled to indemnification hereunder has been received by the corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

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6.6.	INDEMNITY NOT EXCLUSIVE

The indemnification and advancement of expenses provided by or granted pursuant to the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

6.7.	INSURANCE

The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.8.	OTHER SOURCES

The corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

6.9.	THE CORPORATION

For purposes of this Article VI, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under and subject to the provisions of this Article VI (including, without limitation the provisions of Section 6.4) with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

6.10.	EMPLOYEE BENEFIT PLANS

For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

6.11.	CONTINUATION OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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ARTICLE VII.

GENERAL MATTERS

7.1.	CHECKS

From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

7.2.	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

The board of directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.3.	STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the corporation shall be represented by certificates, provided that the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by any two authorized officers of the corporation (it being understood that each of the chairman and the vice-chairman of the board of directors, the chief executive officer, the president, any vice-president, the chief financial officer, any assistant treasurer, the secretary and any assistant secretary of the corporation shall be an authorized officer for this purpose) representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.4.	SPECIAL DESIGNATION ON CERTIFICATES

If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that

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the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.5.	LOST CERTIFICATES

Except as provided in this Section 7.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and canceled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.6.	CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware General Corporation Law shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

7.7.	DIVIDENDS

The directors of the corporation, subject to any restrictions contained in (i) the Delaware General Corporation Law or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

7.8.	FISCAL YEAR

The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

7.9.	SEAL

The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the board of directors, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10.	TRANSFER OF STOCK

Stock of the corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the corporation for any purpose until it shall have been entered in the stock records of the corporation by an entry showing the names of the persons from and to whom it was transferred.

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7.11.	STOCK TRANSFER AGREEMENTS

The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the Delaware General Corporation Law.

7.12.	REGISTERED STOCKHOLDERS

The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13.	EXCLUSIVE FORUM.

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of the Certificate of Incorporation or these bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 7.13.

ARTICLE VIII.

AMENDMENTS

Subject to the provisions of the corporation’s certificate of incorporation, the bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

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